UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 18, 2003 (July 17, 2003)

Corrections Corporation of America

(Exact name of registrant as specified in its charter)

Maryland	001-16109	62-1763875

(State or other jurisdiction of incorporation)	(Commission File Number)	(Employer Identification No.)

10 Burton Hills Boulevard, Nashville, Tennessee 37215

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (615) 263-3000

Not Applicable

(Former name or former address, if changed since last report)

ITEM 5. Other Events and Regulation FD Disclosure.

Corrections Corporation of America, a Maryland corporation (the “Company”), is reissuing its consolidated financial statements as of December 31, 2002 and 2001 and for the two years ended December 31, 2002 to include the reclassification of the 2002 and 2001 financial information of the Okeechobee Juvenile Offender Correctional Center and The Lawrenceville Correctional Center, both of which had management contracts that expired during the first quarter of 2003 and which were not renewed, as discontinued operations under Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”). SFAS 144 requires that previously issued financial statements presented for comparative purposes be reclassified, if material, to reflect the application of provisions of SFAS 144. In accordance with SFAS 144, the Company has reclassified the 2002 and 2001 financial information to present its discontinued operations.

In April 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections, or SFAS 145. SFAS 145 rescinds Statement of Financial Accounting Standards No. 4, Reporting Gains and Losses from Extinguishment of Debt, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect. The provisions of SFAS 145 are effective for financial statements issued for fiscal years beginning after May 15, 2002, and interim periods within those fiscal years. During May 2002, the Company reported an extraordinary charge of $36.7 million associated with a comprehensive refinancing of its senior indebtedness. Under SFAS 145, any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods that does not meet the criteria in Accounting Principles Board Opinion No. 30, Reporting the Results of Operations – Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual, and Infrequently Occurring Events and Transactions, for classification as an extraordinary item shall be reclassified. Accordingly, the Company reclassified the extraordinary charge to a component of income from continuing operations before cumulative effect of accounting change in the accompanying financial statements reissued for the year ended December 31, 2002.

The reclassifications have no effect on the Company’s reported income (loss) available to common stockholders.

The reissued consolidated financial statements also include Note 21 for events subsequent to December 31, 2002.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this report.

This current report on Form 8-K contains statements as to our beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of current or historical fact contained herein, including statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “projects,” “will,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with:

•	fluctuations in operating results because of changes in occupancy levels, competition, increases in cost of operations, fluctuations in interest rates and risks of operations;

•	changes in the privatization of the corrections and detention industry and the public acceptance of our services;

•	our ability to obtain and maintain correctional facility management contracts, including as the result of sufficient governmental appropriations, and the timing of the opening of new facilities;

•	changes in government policy and in legislation and regulation of the corrections and detention industry that adversely affect our business;

•	the availability of debt and equity financing on terms that are favorable to us;

•	tax related risks, particularly with respect to our operation so as to preserve our ability to qualify as a real estate investment trust for the year ended December 31, 1999; and

•	general economic and market conditions.

Any or all of our forward-looking statements in this report may turn out to be inaccurate. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. They can be affected by inaccurate assumptions we might make or by known or unknown risks, uncertainties and assumptions, including the risks, uncertainties and assumptions described in risk factors disclosed in detail in our annual report on Form 10-K for the fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission (the “SEC”) on March 28, 2003 (File No. 001-16109) (the “2002 Form 10-K”) and in other reports we file with the SEC from time to time. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this report and in the 2002 Form 10-K.

OVERVIEW

The Company

We are the nation’s largest owner and operator of privatized correctional and detention facilities and one of the largest prison operators in the United States, behind only the federal government and four states. As of December 31, 2002, we owned 40 correctional, detention and juvenile facilities, three of which we lease to other operators, and one additional facility which is not yet in operation. As of December 31, 2002, we operated 60 facilities (including 37 facilities that we owned), with a total design capacity of approximately 59,000 beds in 21 states and the District of Columbia.

We specialize in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, our facilities offer a variety of rehabilitation and education programs, including basic education, religious services, life skills and employment training and substance abuse treatment. These services are intended to reduce recidivism and to prepare inmates for their successful re-entry into society upon their release. We also provide health care (including medical, dental and psychiatric services), food services and work and recreational programs.

Our website address is www.correctionscorp.com. We make our Form 10-K, Form 10-Q, and Form 8-K reports available on our website, free of charge, as soon as reasonably practicable after these reports are filed with or furnished to the SEC. Information contained on our website is not part of this report.

CRITICAL ACCOUNTING POLICIES

The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States. As such, we are required to make certain estimates, judgments and assumptions that we believe are reasonable based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. A summary of our significant accounting policies is described in Note 3 to our financial statements. The significant accounting policies and estimates which we believe are the most critical to aid in fully understanding and evaluating our reported financial results include the following:

Asset impairments. As of December 31, 2002, we had approximately $1.6 billion in long-lived assets. We evaluate the recoverability of the carrying values of our long-lived assets, other than intangibles, when events suggest that an impairment may have occurred. In these circumstances, we utilize estimates of undiscounted cash flows to determine if an impairment exists. If an impairment exists, it is measured as the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

Goodwill impairments. Effective January 1, 2002, we adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” or SFAS 142, which established new accounting and reporting requirements for goodwill and other intangible assets. Under SFAS 142, all goodwill amortization ceased effective January 1, 2002 (for the year ended December 31, 2001 goodwill amortization was $7.6 million) and goodwill attributable to each of our reporting units was tested for impairment by comparing the fair value of each reporting unit with its carrying value. Fair value was determined using a collaboration of various common valuation techniques, including market multiples, discounted cash flows, and replacement cost methods. These impairment tests are required to be performed at adoption of SFAS 142 and at least annually thereafter. On an ongoing basis (absent any impairment indicators), we expect to continue to perform our impairment tests during the fourth quarter, in connection with our annual budgeting process.

Based on our initial impairment tests, we recognized an impairment of $80.3 million to write-off the carrying value of goodwill associated with our locations included in the owned and managed reporting segment during the first quarter of 2002. This goodwill was established in connection with the acquisition of Correctional Management Services Corporation, which is referred to herein as Operating Company. The remaining goodwill, which is associated with the facilities we manage but do not own, was deemed to be not impaired, and remains recorded on the balance sheet at December 31, 2002. This remaining goodwill was established in connection with the acquisitions of Prison Management Services, Inc., or PMSI, and Juvenile and Jail Facility Management Services, Inc., or JJFMSI, both of which were privately-held service companies which are referred to herein as the Service Companies, that managed certain government-owned adult and juvenile prison and jail facilities. The implied fair value of goodwill of the locations included in the owned and managed reporting segment did not support the carrying value of any goodwill, primarily due to the highly leveraged capital structure. No impairment of goodwill allocated to the locations included in the managed-only reporting segment was deemed necessary, primarily because of the relatively minimal capital expenditure requirements, and therefore indebtedness, in connection with obtaining such management contracts. Under SFAS 142, the impairment recognized at adoption of the new rules was reflected as a cumulative effect of accounting change in our statement of operations for the first quarter of 2002. Impairment adjustments recognized after adoption, if any, are required to be recognized as operating expenses.

Income taxes. As of December 31, 2002, we had approximately $141.4 million in gross deferred tax assets. Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Realization of the future tax benefits related to deferred tax assets is dependent on many factors, including our ability to generate taxable income within the net operating loss carryforward period. Since the change in tax status in connection with the restructuring in 2000, and as of December 31, 2002, we have provided a valuation allowance to substantially reserve the deferred tax assets in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes,” or SFAS 109. The valuation allowance is recognized based on the weight of available evidence indicating that it is more likely than not that the deferred tax assets will not be realized. This evidence primarily consists of, but is not limited to, recurring operating losses for federal tax purposes.

Our assessment of the valuation allowance could change in the future based upon our actual and projected taxable income. Removal of the valuation allowance in whole or in part would result in a non-cash reduction in income tax expense during the period of removal. In addition, because a portion of the valuation allowance as of December 31, 2002 was established to reserve certain deferred tax assets upon the acquisitions of PMSI and JJFMSI, in accordance with SFAS 109, removal of the valuation allowance would result in a reduction to any remaining goodwill recorded in connection with such acquisitions to the extent the reversal relates to the valuation allowance applied to deferred tax assets existing at the date PMSI and JJFMSI were acquired. If the valuation allowance as of December 31, 2002 were to be removed in its entirety, the reduction to goodwill would amount to approximately $4.5 million. To the extent no valuation allowance is established for our deferred tax assets, future financial statements would reflect a provision for income taxes at the applicable federal and state tax rates on income before taxes.

On October 24, 2002, we entered into a definitive settlement with the Internal Revenue Service, or the IRS, in connection with the IRS’s audit of our predecessor’s 1997 federal income tax return. Under the terms of the settlement, in consideration for the IRS’s final determinations with respect to the 1997 tax year, in December 2002 we paid approximately $52.2 million in cash to satisfy federal and state taxes and interest.

Pursuant to the terms of the settlement, the audit adjustments agreed to for the 1997 tax year did not trigger any additional distribution requirements by us in order to preserve our status as a real estate investment trust for federal income tax purposes for the 1999 tax year. The adjustments will, however, serve to increase our accumulated earnings and profits in 2002 and therefore will affect the taxability of dividends paid on our Series A and Series B Preferred Stock in 2002 and later years.

In addition, due to a change in tax law created by the Job Creation and Worker Assistance Act of 2002, which was signed into law in March 2002, the settlement created an opportunity to utilize any 2002 tax losses to claim a refund of a portion of the taxes paid. We experienced tax losses during 2002 primarily resulting from a cumulative effect of accounting change in depreciable lives for tax purposes. Under terms of the new law, we utilized our net operating losses to offset taxable income generated in 1997, which was increased substantially in connection with the settlement with the IRS. As a result of the tax law change in 2002, combined with the adoption of an accounting change in the depreciable lives of certain tax assets, as of December 31, 2002, we were due an income tax refund of approximately $32.1 million, which was received during the second quarter of 2003. While we do not currently expect the IRS to challenge the deduction associated with the change in depreciable lives of certain tax assets, the disallowance of all or a substantial portion of this deduction by the IRS would have a material adverse impact on our results of operations and expected cash flows.

The cumulative effect of accounting change in tax depreciation resulted in the establishment of a significant deferred tax liability for the tax effect of the book over tax basis of certain assets. The creation of such a deferred tax liability, and the improvement in our tax position since the original valuation allowance was established to reserve our deferred tax assets, resulted in the reduction of the valuation allowance, generating an income tax benefit of approximately $30.3 million during the fourth quarter of 2002, as we determined that substantially all of these deferred tax liabilities will be utilized to offset the reversal of deferred tax assets during the net operating loss carryforward periods. We continue to evaluate additional tax strategies to maximize the opportunities created by the new law, which could result in an additional income tax refund and income tax benefits, although we can provide no assurance that any such tax strategies will come to fruition.

The IRS has also completed auditing our federal tax return for the taxable year ended December 31, 2000. The IRS has proposed the disallowance of a loss we claimed as the result of our forgiveness in September 2000 of certain indebtedness of Operating Company. This finding is currently being protested with the Appeals Office of the IRS. In the event, after seeking all available remedies, the IRS is to prevail, we will be required to pay the IRS in excess of $56.0 million in cash plus potential penalties and interest. This adjustment would also substantially eliminate our net operating loss carryforward. We believe that we have meritorious defenses of our positions. We have not established a reserve for this matter. However, no assurance can be given that the IRS will not make such an assessment and prevail in any such claim against us.

Self-funded insurance reserves. As of December 31, 2002, we had approximately $25.6 million in accrued liabilities for employee health, workers’ compensation, and automobile insurance. We are significantly self-insured for employee health, workers’ compensation, and automobile liability insurance. As such, our insurance expense is largely dependent on claims experience and our ability to control our claims. We have consistently accrued the estimated liability for employee health insurance based on our history of claims experience and time lag between the incident date and the date the cost is paid by us. We have accrued the estimated liability for workers’ compensation and automobile insurance based on a third-party actuarial valuation of the outstanding liabilities. These estimates could change in the future.

Legal reserves. As of December 31, 2002, we had approximately $20.7 million in accrued liabilities for litigation for certain legal proceedings in which we are involved. We have accrued our estimate of the probable costs for the resolution of these claims based on a range of potential outcomes. In addition, we are subject to current and potential future legal proceedings for which little or no accrual has been reflected because our current assessment of the potential exposure is nominal. These estimates have been developed in consultation with our General Counsel’s office and, as appropriate, outside counsel handling these matters, and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future cash flows and results of operations could be materially affected by changes in our assumptions, new developments, or by the effectiveness of our strategies.

LIQUIDITY AND CAPITAL RESOURCES

Our principal capital requirements are for working capital, capital expenditures and debt service payments. Capital requirements may also include cash expenditures associated with our outstanding commitments and contingencies, as further described in the notes to our financial statements. In addition, we may incur capital expenditures to expand the design capacity of our facilities in order to retain management contracts, or when the economics of an expansion are compelling. In addition, with lender consent, we may acquire additional correctional facilities that we believe have favorable investment returns and increase value to our stockholders. We have financed, and intend to continue to finance, the working capital and capital expenditure requirements with existing cash balances and net cash provided by operations, although we may also utilize our senior bank credit facility, as further described below. We may also sell non-strategic assets and apply the net proceeds to pay-down our outstanding indebtedness.

As of December 31, 2002, our liquidity was provided by cash on hand of approximately $65.4 million and $58.0 million available under the $75.0 million revolving portion of our senior bank credit facility. During the year ended December 31, 2002, we generated $101.4 million in cash through operating activities, and as of December 31, 2002, we had net working capital of $68.4 million, including an income tax refund receivable of $32.1 million, which was received during the second quarter of 2003. We currently expect to be able to meet our cash expenditure requirements for the next year.

During the fourth quarter of 2000, as a result of our financial condition existing at that time, including: (i) the pending maturity of the loans under the then existing senior secured bank credit facility, referred to herein as the Old Senior Bank Credit Facility; (ii) our negative working capital position; and (iii) our highly leveraged capital structure, our new management conducted strategic assessments; developed revised financial projections; evaluated the utilization of existing facilities, projects under development and excess land parcels; identified certain of these non-strategic assets for sale; and identified various potential transactions that could improve our financial position.

During 2001, we were successful in repositioning our capital structure for a comprehensive refinancing of our senior indebtedness, including primarily the Old Senior Bank Credit Facility. We paid-down $189.0 million in total debt through a combination of $138.7 million in cash generated from asset sales and internally generated cash. We improved operating margins, increased occupancy rates, and settled a number of significant outstanding legal matters on terms we believe were favorable.

In May 2001, we completed a one-for-ten reverse stock split of our common stock, which satisfied a condition of continued listing of our common stock on the New York Stock Exchange, or NYSE. During December 2001, we completed an amendment and restatement of our Old Senior Bank Credit Facility. As part of the December 2001 amendment and restatement, the existing $269.4 million revolving portion of the Old Senior Bank Credit Facility, which was to mature on January 1, 2002, was replaced with a term loan of the same amount maturing on December 31, 2002, to coincide with the maturity of the other loans under the Old Senior Bank Credit Facility. Pursuant to terms of the December 2001 amendment and restatement, all loans under the Old Senior Bank Credit Facility accrued interest at a variable rate of 5.5% over LIBOR, or 4.5% over the base rate, at our option.

As a result of the December 2001 amendment and restatement, certain financial and non-financial covenants of the Old Senior Bank Credit Facility were amended, including the removal of prior restrictions on our ability to pay cash dividends on shares of our Series A Preferred Stock. Under the terms of the December 2001 amendment and restatement, we were permitted to pay quarterly dividends, when declared by the board of directors, on the shares of Series A Preferred Stock, including all dividends in arrears. On December 13, 2001, our board of directors declared a cash dividend on the shares of Series A Preferred Stock for the fourth quarter of 2001, and for all five quarters then unpaid and in arrears, payable on January 15, 2002 to the holders of record of Series A Preferred Stock on December 31, 2001. As a result of the board’s declaration, we paid an aggregate of $12.9 million to holders of the Series A Preferred Stock in January 2002.

We believed, and continue to believe, that a short-term extension of the revolving portion of our Old Senior Bank Credit Facility was in our best interest for a longer-term financing strategy, particularly due to difficult market conditions for the issuance of debt securities following the terrorist attacks on September 11, 2001, and during the fourth quarter of 2001. Additionally, we believed that certain terms of the December 2001 amendment and restatement, including primarily the removal of prior restrictions to pay cash dividends on our shares of Series A Preferred Stock, including all dividends in arrears, would result in an improvement to our credit ratings, thereby enhancing the terms of a more comprehensive refinancing.

After completing the amendment and restatement of the Old Senior Bank Credit Facility in December 2001, Moody’s Investors Service upgraded the rating on our senior secured debt to “B2” from “B3”, our senior unsecured debt to “B3” from “Caa1”, and our preferred stock to “Caa2” from “Ca”.

Refinancing of Senior Indebtedness

On May 3, 2002, we completed a comprehensive refinancing of our senior indebtedness through the refinancing of our Old Senior Bank Credit Facility and the sale and issuance of $250.0 million aggregate principal amount of 9.875% unsecured senior notes due 2009, referred to herein as the 9.875% Senior Notes. The proceeds from the sale of the 9.875% Senior Notes were used to repay a portion of amounts outstanding under the Old Senior Bank Credit Facility, to redeem approximately $89.2 million of our existing $100.0 million 12% Senior Notes due 2006, referred to herein as the 12% Senior Notes, pursuant to a tender offer and consent solicitation, and to pay related fees and expenses. Upon the completion of the refinancing, Moody’s Investors Service upgraded its rating of our senior secured debt to “B1” from “B2”, our senior unsecured debt to “B2” from “B3”, and our preferred stock to “Caa1” from “Caa2”, and Standard & Poor’s upgraded our corporate credit rating and its rating of our senior secured debt to “B+” from “B” and our senior unsecured debt to “B-” from “CCC+”.

Interest on the 9.875% Senior Notes accrues at the stated rate and is payable semi-annually on May 1 and November 1 of each year. The 9.875% Senior Notes mature on May 1, 2009. At any time before May 1, 2005, we may redeem up to 35% of the notes with the net proceeds of certain equity offerings, as long as 65% of the aggregate principal amount of the notes remains outstanding after the redemption. We may redeem all or a portion of the 9.875% Senior Notes on or after May 1, 2006. Redemption prices are set forth in the indenture governing the 9.875% Senior Notes. The 9.875% Senior Notes are guaranteed on an unsecured basis by all of our domestic subsidiaries.

The indenture governing the 9.875% Senior Notes contains certain customary covenants that, subject to certain exceptions and qualifications, restrict our ability to, among other things: make restricted payments; incur additional debt or issue certain types of preferred stock; create or permit to exist certain liens; consolidate, merge or transfer all or substantially all of our assets; and enter into transactions with affiliates. In addition, if we sell certain assets (and generally do not use the proceeds of such sales for certain specified purposes) or experience specific kinds of changes in control, we must offer to repurchase all or a portion of the 9.875% Senior Notes. The offer price for the 9.875% Senior Notes in connection with an asset sale would be equal to 100% of the aggregate principal amount of the notes repurchased plus accrued and unpaid interest and liquidated damages, if any, on the notes repurchased to the date of purchase. The offer price for the 9.875% Senior Notes in connection with a change in control would be 101% of the aggregate principal amount of the notes repurchased plus accrued and unpaid interest and liquidated damages, if any, on the notes repurchased to the date of purchase. The 9.875% Senior Notes are also subject to certain cross-default provisions with the terms of our other indebtedness.

As part of the refinancing, we obtained a new $715.0 million senior secured bank credit facility, referred to herein as the New Senior Bank Credit Facility, which replaced the Old Senior Bank Credit Facility. Lehman Commercial Paper Inc. serves as administrative agent under the new facility, which was comprised of a $75.0 million revolving loan with a term of approximately four years, referred to herein as the Revolving Loan, a $75.0 million term loan with a term of approximately four years, referred to herein as the Term Loan A Facility, and a $565.0 million term loan with a term of approximately six years, referred to herein as the Term Loan B Facility. The Term Loan B Facility was expanded by $30.0 million during January of 2003 in connection with the purchase of the Crowley County Correctional Facility. All borrowings under the New Senior Bank Credit Facility bear interest at a base rate plus 2.5%, or LIBOR plus 3.5%, at our option. The applicable margin for the Revolving Loan and the Term Loan A Facility is subject to adjustment based on our leverage ratio. We are also required to pay a commitment fee on the difference between committed amounts and amounts actually utilized under the Revolving Loan equal to 0.50% per year subject to adjustment based on our leverage ratio.

Prepayments of loans outstanding under the New Senior Bank Credit Facility are permitted at any time without premium or penalty, upon the giving of proper notice. In addition, we are required to prepay amounts outstanding under the New Senior Bank Credit Facility in an amount equal to: (i) 50% of the net cash proceeds from any sale or issuance of our equity securities or any equity securities of our subsidiaries, subject to certain exceptions; (ii) 100% of the net cash proceeds from any incurrence of additional indebtedness (excluding certain permitted debt), subject to certain exceptions; (iii) 100% of the net cash proceeds from any sale or other disposition by us, or any of our subsidiaries, of any assets, subject to certain exclusions and reinvestment provisions and excluding certain dispositions in the ordinary course of business; and (iv) 50% of our “excess cash flow” (as such term is defined in the New Senior Bank Credit Facility) for each fiscal year. For the year ended December 31, 2002, excess cash flow, as defined in the New Senior Bank Credit Facility, totaled $0.6 million, and was applied to the outstanding balance in 2003.

The credit agreement governing the New Senior Bank Credit Facility requires us to meet certain financial covenants, including, without limitation, a minimum fixed charge coverage ratio, a maximum leverage ratio and a minimum interest coverage ratio. In addition, the New Senior Bank Credit Facility contains certain covenants which, among other things, limit the incurrence of additional indebtedness, investments, payment of dividends, transactions with affiliates, asset sales, acquisitions, capital expenditures, mergers and consolidations, prepayments and modifications of other indebtedness, liens and encumbrances and other matters customarily restricted in such agreements. In addition, the New Senior Bank Credit Facility contains cross-default provisions with our other indebtedness.

The loans and other obligations under the New Senior Bank Credit Facility are guaranteed by each of our domestic subsidiaries. Our obligations under the New Senior Bank Credit Facility and the guarantees are secured by: (i) a perfected first priority security interest in substantially all of our tangible and intangible assets and substantially all of the tangible and intangible assets of our subsidiaries; and (ii) a pledge of all of the capital stock of our domestic subsidiaries and 65% of the capital stock of certain of our foreign subsidiaries.

Pursuant to the terms of a tender offer and consent solicitation which expired on May 16, 2002, in connection with the refinancing, in May 2002, we redeemed approximately $89.2 million in aggregate principal amount of our 12% Senior Notes with proceeds from the issuance of the 9.875% Senior Notes. The notes were redeemed at a price of 110% of par, which included a 3% consent payment, plus accrued and unpaid interest to the payment date. In connection with the tender offer and consent solicitation, we received sufficient consents and amended the indenture governing the 12% Senior Notes to delete substantially all of the restrictive covenants and events of default contained therein.

Subsequent to December 31, 2002 and pursuant to an offer to purchase the remaining balance of the 12% Senior Notes dated June 13, 2003, holders of approximately $7.7 million of the notes tendered their notes at a price of 120% of principal, resulting in a charge of approximately $1.5 million during the second quarter of 2003. Upon expiration of the offer to purchase on July 11, 2003, approximately $3.1 million of the 12% Senior Notes remained outstanding. We are currently exploring additional potential transactions to either repay or defease the remaining notes outstanding, which could result in additional charges.

We are required to pay interest and principal upon maturity on the remaining 12% Senior Notes outstanding, in accordance with the original terms of such notes.

In connection with the refinancing, we also terminated an interest rate swap agreement at a price of approximately $8.8 million. The swap agreement, which fixed LIBOR at 6.51% on outstanding balances of $325.0 million through its expiration on December 31, 2002, had been entered into in order to satisfy a requirement of the Old Senior Bank Credit Facility. In addition, in order to satisfy a requirement of the New Senior Bank Credit Facility, we purchased an interest rate cap agreement, capping LIBOR at 5.0% on outstanding balances of $200.0 million through the expiration of the cap agreement on May 20, 2004, for a price of $1.0 million. The termination of the swap agreement and the purchase of the cap agreement were funded with cash on hand.

As a result of the early extinguishment of the Old Senior Bank Credit Facility and the redemption of substantially all of our 12% Senior Notes, we recorded expenses of approximately $36.7 million during the second quarter of 2002, which included the write-off of existing deferred loan costs, certain bank fees paid, premiums paid to redeem the 12% Senior Notes, and certain other costs associated with the refinancing.

Recapitalization

On April 2, 2003, we initiated a series of transactions as described below intended to enhance our capital structure and to provide us with additional financing flexibility that we believe will enable us to more effectively execute our business objectives in the future.

Common Stock Offering. On May 7, 2003, we completed the sale and issuance of 6.4 million shares of common stock at a price of $19.50 per share, resulting in net proceeds of approximately $117.3 million after the estimated payment of costs associated with the issuance. A selling stockholder also sold 1.2 million shares of common stock in the same offering. In addition, the underwriters exercised an over-allotment option to purchase an additional 1.14 million shares from the selling stockholder. We did not receive any proceeds from the sale of shares from the selling stockholder.

The sales were completed pursuant to a prospectus supplement to a universal shelf registration that was filed with the SEC and declared effective on April 30, 2003 to register $700.0 million of debt securities, guarantees of debt securities, preferred stock, common stock and warrants that we may issue from time to time.

Note Offering. Concurrently with the common stock offering, we also completed the sale and issuance of $250.0 million aggregate principal amount of senior notes under a separate prospectus supplement to the universal shelf registration. The new senior notes pay interest semi-annually at the rate of 7.5% per annum and will mature on May 1, 2011. The new senior notes are senior unsecured obligations and are guaranteed by our domestic subsidiaries.

As described below, proceeds from the common stock and note offerings were used to purchase shares of common stock issued upon the conversion of our $40.0 million 10% convertible subordinated notes (and to pay accrued interest on the notes to the date of purchase), to purchase shares of our series B preferred stock that were tendered in the tender offer described below, to redeem shares of our series A preferred stock, and to pay-down a portion of the New Senior Bank Credit Facility.

Purchase of Shares of Common Stock Issuable Upon Conversion of the MDP Notes. Pursuant to the terms of an agreement by and among Income Opportunity Fund I, LLC, Millennium Holdings II LLC and Millennium Holdings III LLC, which are collectively referred to herein as MDP, and us, immediately following the completion of the common stock and notes offerings MDP converted the $40.0 million aggregate principal amount of our convertible subordinated notes due 2008 with a stated rate of 10.0% plus contingent interest, and sold such shares to us. The aggregate purchase price for the 3,362,899 shares of common stock, inclusive of accrued interest of $15.5 million, was approximately $81.1 million. The shares purchased from MDP have been cancelled and under the terms of our charter and Maryland law now constitute authorized but unissued shares of our common stock.

Tender Offer for Series B Preferred Stock. On April 2, 2003, we announced an offer to purchase up to 90% of our 4.7 million shares of outstanding series B preferred stock at an offer price (inclusive of all accrued and unpaid dividends) of $26.00 per share. Promptly following the expiration of the offer to purchase on May 13, 2003, we purchased approximately 3.7 million shares of series B preferred stock for approximately $97.4 million. The payment of the difference between the tender price ($26.00) and the liquidation preference ($24.46) for the shares tendered will be reported as a preferred stock distribution in the second quarter of 2003.

Redemption of Series A Preferred Stock. Immediately following consummation of the common stock and notes offerings, we gave notice to the holders of our outstanding series A preferred stock that we would redeem 4.0 million shares of the 4.3 million shares of series A preferred stock outstanding, at a redemption price equal to $25.00 per share, plus accrued and unpaid dividends to the redemption date. The redemption was completed in June 2003.

Payments on and Amendments to New Senior Bank Credit Facility. We used the estimated remaining net proceeds of the common stock and notes offerings after application as described above, combined with $25.3 million of cash on hand, to pay-down $100.0 million outstanding under the term loan portions of the New Senior Bank Credit Facility. Further, during May 2003, we used cash received from a federal income tax refund to pay-down an additional $32.0 million outstanding under the term loan portions of the New Senior Bank Credit Facility. In connection with the common stock offering and the notes offering, the requisite lenders under the New Senior Bank Credit Facility consented to the issuance of the new senior notes and the use of all proceeds from the common stock and note offerings to purchase the shares of common stock issuable to MDP, redeem the series A preferred stock and purchase shares of series B preferred stock pursuant to the offer to purchase.

In connection with the consent, we also obtained modification to certain provisions of the New Senior Bank Credit Facility to generally provide us with additional borrowing capacity and operational flexibility, including, but not limited to, (i) providing for a future increase in the revolving credit portion of the facility from $75.0 million to up to $110.0 million at our request (subject to the receipt of lender commitments at the time of the increase), (ii) increasing our ability to incur certain indebtedness, (iii)

increasing our permitted annual capital expenditures, and (iv) increasing our ability to assume indebtedness in connection with, and otherwise complete, acquisitions.

We expect to report a charge to other expenses in the statement of operations during the second quarter of 2003 of approximately $2.6 million in connection with the tender offer for the series B preferred stock, the redemption of the series A preferred stock, and the write-off of existing deferred loan costs associated with the repayment of the term loan portions of the New Senior Bank Credit Facility made with proceeds from the common stock and note offerings.

On April 3, 2003, Standard & Poor’s upgraded its rating of our senior secured debt to “BB-” from “B+” and our senior unsecured debt to “B” from “B-”.

On May 14, 2003, Moody’s Investors Service upgraded its rating of our senior secured debt to “Ba3” from “B1,” our senior unsecured debt to “B1” from “B2,” and our preferred stock to “B3” from “Caa1.”

Operating Activities

Our net cash provided by operating activities for the year ended December 31, 2002, was $101.4 million, compared with $92.8 million for the same period in the prior year. Cash provided by operating activities represents the year to date net income or loss plus depreciation and amortization, changes in various components of working capital, adjustments for various non-cash charges, including primarily the cumulative effect of accounting change in 2002 and the change in fair value of the interest rate swap agreement, and the charge related to the comprehensive refinancing completed on May 3, 2002. Income tax refunds of $30.6 million during the first quarter of 2001 and $32.2 million during the second quarter of 2002 contributed to the cash generated from operating activities in both years. As previously described herein, we also received an additional income tax refund of approximately $32.1 million during the second quarter of 2003. The increase in cash provided by operating activities was also due to a significant reduction in interest, primarily resulting from the pay-down of debt balances, the successful refinancing completed in May 2002, and due to lower market interest rates. These increases in cash provided by operating activities were partially offset by the payment of $52.2 million during the fourth quarter of 2002 in full satisfaction of the settlement with the IRS with respect to our predecessor’s 1997 federal income tax return as previously discussed herein.

Investing Activities

Our cash flow used in investing activities was $9.7 million for the year ended December 31, 2002, and was primarily attributable to capital expenditures during the period of $17.1 million, net of proceeds received from the sale of our interest in a juvenile facility located in Dallas, Texas, on June 28, 2002, for $4.3 million. Capital expenditures during 2002 included $4.8 million for development and redevelopment activities, including primarily expenditures for our McRae Correctional Facility to meet specifications required by the Federal Bureau of Prisons, or BOP, in connection with a new contract award, and $12.3 million for maintenance capital expenditures incurred for the betterment, renewal or significant repairs that extended the useful life of our correctional facilities, or for new furniture, fixtures and equipment. In addition, we received refunds of restricted cash totaling approximately $5.2 million primarily used as collateral for workers’ compensation claims. We elected to post letters of credit from the sub-facility under the revolving portion of our New Senior Bank Credit Facility to replace the cash collateral on such claims. Our cash flow provided by investing activities was $130.9 million for the year ended December 31, 2001, and was primarily attributable to the proceeds received from the sales of our Mountain View Correctional Facility, located in Spruce Pine, North Carolina, on March 16, 2001, our Agecroft facility, located in Salford, England, on April 10, 2001, our Pamlico Correctional Facility, located in Bayboro, North Carolina, on June 28, 2001, and our Southern Nevada Women’s Correctional Center, located in Las Vegas, Nevada, on October 3, 2001.

Financing Activities

Our cash flow used in financing activities was $72.6 million for the year ended December 31, 2002, compared with $198.3 million for the same period in the prior year. Proceeds from the issuance on May 3, 2002 of the 9.875% Senior Notes and the New Senior Bank Credit Facility were largely offset by the repayment of the Old Senior Bank Credit Facility and the redemption of substantially all of the 12% Senior Notes. However, we also paid debt issuance costs of $37.5 million in connection with this comprehensive refinancing, and an additional $8.8 million to terminate the interest rate swap agreement. Further, during the first quarter of 2002, we paid cash dividends of $12.9 million on our series A preferred stock for the fourth quarter of 2001 and for all five quarters then in arrears, as permitted under the terms of an amendment to our Old Senior Bank Credit Facility obtained in December 2001. Additionally, we paid $2.2 million in cash dividends on our series A preferred stock during each of the second, third and fourth quarters of 2002. Net payments on debt during 2001 totaled $189.0 million and primarily consisted of the net cash proceeds received from the sale of the Mountain View Correctional Facility, the Agecroft facility, the Pamlico Correctional Facility, and the Southern Nevada Women’s Correctional Center that were immediately applied to amounts outstanding under the Old Senior Bank Credit Facility. Net payments on debt also included a lump sum payment of $35.0 million on the Old Senior Bank Credit Facility with cash on hand.

Contractual Obligations

The following schedule summarizes our contractual cash obligations by the indicated period as of December 31, 2002 (in thousands):

	Payments Due By Year Ended December 31,

	2003	2004	2005	2006	2007	Thereafter	Total

Long-term debt	$23,054	$26,068	$56,834	$21,841	$377,138	$451,024	$955,959
Contingent interest	17,064	—	—	—	—	16,726	33,790
Operating leases	1,260	638	91	—	—	—	1,989

Total Contractual Cash Obligations	$41,378	$26,706	$56,925	$21,841	$377,138	$467,750	$991,738

As the result of a default during 2000 under the terms of our $40.0 million convertible subordinated notes, we were required to pay the holders of the notes contingent interest sufficient to permit the holders to receive a 15.5% rate of return on such notes, retroactive to the date of issuance of the notes. The contingent interest was to be payable upon each of December 31, 2003 and upon repayment of the notes, unless the holders of the notes elected to convert the notes into common stock under the terms of the note purchase agreement or unless the price of our common stock met or exceeded a “target price” as defined in the note purchase agreement. As discussed previously, the contingent interest was paid upon the conversion of the notes in May 2003. As a result of MDP’s conversion of the notes into common stock, no further contingent interest will be due.

We had $17.3 million of letters of credit outstanding at December 31, 2002 primarily to support our requirement to repay fees under our workers’ compensation plan in the event we do not repay the fees due in accordance with the terms of the plan. The letters of credit are renewable annually. We did not have any draws under any outstanding letters of credit during 2002 and 2001.

RESULTS OF OPERATIONS

For the years ended December 31, 2002 and 2001, our consolidated results of operations and cash flows reflect our results as a business specializing in owning, operating and managing prisons and other correctional facilities and providing prisoner transportation services for governmental agencies.

Our 2002 and 2001 results of operations were impacted by, and the following table sets forth for the years ended December 31, 2002 and 2001, the number of facilities we owned and managed, the number of facilities we managed but did not own, the number of facilities we leased to other operators, and the facilities we owned that were not yet in operation.

	Owned
	and	Managed
	Managed	Only	Leased	Incomplete	Total

Facilities as of December 31, 2000	40	28	4	2	74
Sale of the Mountain View Correctional Facility	(1)	—	—	—	(1)
Sale of Agecroft Properties, Inc., which owned an interest in the Agecroft facility located in Salford, England	(1)	—	—	—	(1)
Sale of the Pamlico Correctional Facility	(1)	—	—	—	(1)
Termination of the management contract for the Brownfield Intermediate Sanction Facility	—	(1)	—	—	(1)
Sale of the Southern Nevada Women’s Correctional Center, and due to the amendment of the previous contract terms, continued management of the facility	(1)	1	—	—	—

Facilities as of December 31, 2001	36	28	4	2	70

Termination of the management contract for the Southwest Indiana Regional Youth Village	—	(1)	—	—	(1)
Termination of the management contracts for facilities in Puerto Rico	—	(3)	—	—	(3)
Management contract award by the Federal Bureau of Prisons for the McRae Correctional Facility	1	—	—	(1)	—
Sale of interest in a juvenile facility	—	—	(1)	—	(1)
Termination of the management contract for the Delta Correctional Facility	—	(1)	—	—	(1)

Facilities as of December 31, 2002	37	23	3	1	64

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

We incurred a net loss available to common stockholders of $28.9 million, or $0.82 per diluted share, for the year ended December 31, 2002, compared with net income available to common stockholders of $5.7 million, or $0.23 per diluted share, for the year ended December 31, 2001.

The net loss in 2002 resulted from the combined effects of a non-cash charge for the cumulative effect of accounting change for goodwill of $80.3 million, or $2.49 per diluted share, related to the adoption of SFAS 142 during the first quarter of 2002 and expenses associated with debt refinancings of $36.7 million, or $1.14 per diluted share, incurred in connection with the comprehensive refinancing completed during the second quarter of 2002. Offsetting these charges in 2002 was an aggregate income tax benefit of $63.3 million, which included a cash income tax benefit of $32.2 million recognized during the first quarter of 2002 related to a change in tax law that became effective in March 2002, which enabled us to utilize certain of our net operating losses to offset taxable income generated in 1997 and 1996. In addition, approximately $30.3 million of the income tax benefit in 2002 was due to the reduction of the tax valuation allowance applied to certain deferred tax assets arising primarily as a result of 2002 tax deductions based on a cumulative effect of accounting change for tax depreciation reported on our 2002 federal income tax return. Additionally, net interest expense decreased approximately $38.8 million during 2002 compared with 2001 due to the comprehensive refinancing completed in May of 2002, as well as the reduction of debt balances outstanding through the sale of fixed assets and internally generated cash, and lower market interest rates.

The net income available to common stockholders during 2001 included a loss from continuing operations after preferred stock distributions of $3.3 million, or $0.14 per diluted share, while income from discontinued operations was $9.0 million, or $0.37 per diluted share. Contributing to the net income attributable to common stockholders during 2001 was a non-cash gain of $25.6 million related to the extinguishment of a $26.1 million promissory note issued in connection with our federal stockholder litigation settlement, as further discussed below under the caption “change in fair value of derivative instruments.” Results for 2001 also included the non-cash effect of an $11.1 million charge associated with the accounting for an interest rate swap agreement required under prior terms of the Old Senior Bank Credit Facility.

Facility Operations

A key performance indicator we use to measure the revenue and expenses associated with the operation of the facilities we own or manage is expressed in terms of a compensated man-day, and represents the revenue we generate and expenses we incur for one inmate for one calendar day. Revenue and expenses per compensated man-day are computed by dividing facility revenue and expenses by the total number of compensated man-days during the period. A compensated man-day represents a calendar day for which we are paid for the occupancy of an inmate. We believe the measurement is useful because we are compensated for operating and managing facilities at an inmate per-diem rate based upon actual or minimum guaranteed occupancy levels. We also measure our ability to contain costs on a per-compensated man-day basis, which is largely dependent upon the number of inmates we accommodate. Further, per man-day measurements are also used to estimate our potential profitability based on certain occupancy levels relative to design capacity. Revenue and expenses per compensated man-day for all of the facilities we owned or managed, exclusive of those discontinued (see further discussion below regarding discontinued operations), were as follows for the years ended December 31, 2002 and 2001:

	For the Years Ended December 31,

	2002	2001

Revenue per compensated man-day	$49.59	$48.37
Operating expenses per compensated man-day:
Fixed expense	27.82	27.36
Variable expense	10.23	9.74

Total	38.05	37.10

Operating margin per compensated man-day	$11.54	$11.27

Operating margin	23.3%	23.3%

Average compensated occupancy	89.1%	88.0%

Management and other revenue consists of revenue earned from the operation and management of adult and juvenile correctional and detention facilities we own or manage and from our inmate transportation subsidiary, which, for the years ended December 31, 2002 and 2001, totaled $934.1 million and $906.2 million, respectively. Business from our federal customers, including the BOP, the United States Marshals Service, or the USMS, and the Bureau of Immigration and Customs Enforcement, or BICE, (formerly known as the Immigration and Naturalization Service, or the INS), remains strong, while many of our state customers are currently experiencing budget difficulties. Our federal customers generated approximately 33% of our total management revenue during 2002, compared with approximately 30% during 2001. While the budget difficulties experienced by our state customers present short-term challenges with respect to our per-diem rates resulting in pressure on our management revenue in future quarters, these governmental entities are also constrained with respect to funds available for prison construction. As a result, because we believe inmate populations will continue to rise, we currently expect the lack of new bed supply to lead to higher occupancies in the long-term. In addition, where customers have requested a reduction in per-diem rates, we have been somewhat successful in mitigating the reduction in revenue by obtaining the flexibility to reduce our operating expenses, such as through the reduction in the use of our various program services or through the consolidation of inmates into fewer facilities.

Operating expenses totaled $721.4 million and $698.9 million for the years ended December 31, 2002 and 2001, respectively. Operating expenses consist of those expenses incurred in the operation and management of adult and juvenile correctional and detention facilities, and for our inmate transportation subsidiary.

Salaries and benefits represent the most significant component of fixed operating expenses and was the primary cause of the increase in fixed expenses per compensated man-day. During 2002 and 2001, we have incurred wage increases due to tight labor markets for correctional officers and benefit increases due to surging healthcare costs. The increase in salaries and benefits contributed approximately $0.53 per compensated man-day to the increase in fixed expenses per compensated man-day from $27.36 during 2001 to $27.82 during 2002. Further, the turnover rate for correctional officers for our company, and for the corrections industry in general, also remains high. We are developing strategies to reduce our turnover rate, but we can provide no assurance that these strategies will be successful. In addition, ten of our facilities currently have contracts with the federal government requiring that our wage and benefit rates comply with wage determination rates set forth, and as adjusted from time to time, under the Service Contract Act of the U.S. Department of Labor. Our contracts generally provide for reimbursement of a portion of the increased costs resulting from wage determinations in the form of increased per-diems, thereby mitigating the effect of increased salaries and benefits expenses at those facilities. We may also be subject to adverse claims, or government audits, relating to alleged violations of wage and hour laws applicable to us, which may result in adjustments to amounts previously paid as wages and, potentially interest and/or monetary penalties.

We also experienced a trend of increasing insurance expense during 2002 compared with 2001. Because we are significantly self-insured for employee health, workers’ compensation, and automobile liability insurance, our insurance expense is dependent on claims experience and our ability to control our claims. Our insurance policies contain various deductibles and stop-loss amounts intended to limit our exposure for individually significant occurrences. However, the nature of our self-insurance provides little protection for a deterioration in claims experience or increasing employee medical costs in general. We continue to incur increasing insurance expense due to adverse claims experience primarily resulting from rising healthcare costs throughout the country. We continue to develop new strategies to improve the management of our future loss claims, but can provide no assurance that these strategies will be successful. Additionally, general liability insurance costs have risen substantially since the terrorist attacks on September 11, 2001, and other types of insurance, such as directors and officers liability insurance, are currently expected to increase due to several recent high profile business failures and concerns about corporate governance and accounting in the marketplace. Unanticipated additional insurance expenses resulting from adverse claims experience or a continued increasing cost environment for general liability and other types of insurance could result in increasing expenses in the future.

During the first quarter of 2001, we hired a General Counsel to manage our existing legal matters and to develop procedures to minimize the incidence of litigation in the future. We have been able to settle numerous cases on terms we believe are favorable. However, variable operating expenses included $4.9 million during 2002, compared with $0.3 million during 2001, for an overall increase in potential exposure for certain legal proceedings, none of which was individually significant. This increase of $4.6 million contributed approximately $0.25 per compensated man-day to the increase in variable expenses per compensated man-day from $9.74 during 2001 to $10.23 during 2002. Further, it is possible that future cash flows and results of operations could be materially affected by changes in our assumptions, new developments, or by the effectiveness of our litigation and settlement strategies.

The operation of the facilities we own carries a higher degree of risk associated with a management contract than the operation of the facilities we manage but do not own because we incur significant capital expenditures to construct or acquire facilities we own. Additionally, correctional and detention facilities have a limited or no alternative use. Therefore, if a management contract is terminated with respect to a facility we own, we continue to incur certain operating expenses, such as real estate taxes, utilities, and insurance, that we would not incur if a management contract was terminated for a managed-only facility. As a result, revenue per compensated man-day is typically higher for facilities we own and manage than for managed-only facilities. Because we incur higher expenses, such as repairs and maintenance, real estate taxes, and insurance, with respect to the facilities we own and manage, our cost structure for facilities we own and manage is also higher than the cost structure for the managed-only facilities. The following tables display the revenue and expenses per compensated man-day for the facilities we own and manage and for the facilities we manage but do not own:

	For the Years
	Ended December 31,

	2002	2001

Owned and Managed Facilities:
Revenue per compensated man-day	$54.61	$53.63
Operating expenses per compensated man-day:
Fixed expense	29.62	29.16
Variable expense	11.34	11.03

Total	40.96	40.19

Operating margin per compensated man-day	$13.65	$13.44

Operating margin	25.0%	25.1%

Average compensated occupancy	83.4%	82.6%

Managed Only Facilities:
Revenue per compensated man-day	$40.97	$39.48
Operating expenses per compensated man-day:
Fixed expense	24.71	24.34
Variable expense	8.34	7.55

Total	33.05	31.89

Operating margin per compensated man-day	$7.92	$7.59

Operating margin	19.3%	19.2%

Average compensated occupancy	101.1%	98.9%

Owned and Managed Facilities

On May 30, 2002, we were awarded a contract by the BOP to house 1,524 federal detainees at our McRae Correctional Facility located in McRae, Georgia. The three-year contract, awarded as part of the Criminal Alien Requirement Phase II Solicitation, or CAR II, also provides for seven one-year renewals. The contract with the BOP guarantees at least 95% occupancy on a take-or-pay basis, and commenced full operations in December of 2002, resulting in an increase in management and other revenue upon commencement. However, start-up expenses were incurred prior to the commencement of the contract, including but not limited to, salaries, utilities, medical and food supplies and clothing, which resulted in additional operating expenses before any revenue was generated, resulting in a reduction in net income during the third and fourth quarters of 2002.

During 2001, we provided correctional services for the State of Wisconsin at four of our facilities. During the fourth quarter of 2001, due to a short-term decline in the State of Wisconsin’s inmate population, the State transferred approximately 675 inmates out of our 1,536-bed Whiteville Correctional Facility, located in Whiteville, Tennessee, to the State’s correctional system, reducing the population of Wisconsin inmates in our facilities to approximately 3,400. Although the State of Wisconsin continued transferring inmates out of our facilities during the first quarter of 2002, our population of Wisconsin inmates has gradually increased, primarily at our 1,338-bed Prairie Correctional Facility, located in Appleton, Minnesota. Total management and other revenue at the Whiteville facility decreased $8.9 million, or 39.9%, during 2002 compared with 2001.

During September 2002, we announced a contract award from the State of Wisconsin to house up to a total of 5,500 medium security Wisconsin inmates. The new contract replaced the existing contract with the State of Wisconsin on December 22, 2002. As of December 31, 2002, we managed approximately 3,500 Wisconsin inmates under the contract.

In June 2003, we announced that during the third quarter of 2003, we will transfer all of the Wisconsin inmates currently housed at our North Fork Correctional Facility located in Sayre, Oklahoma to our 2,160-bed medium security Diamondback Correctional Facility located in Watonga, Oklahoma in order to satisfy a contractual provision mandated by the State of Wisconsin. The Diamondback Correctional Facility currently houses inmate populations for the states of Oklahoma and Hawaii. The inmate transfers will bring the Diamondback Correctional Facility to full capacity.

Upon completion of the inmate transfers, North Fork Correctional Facility will close for an indefinite period of time, resulting in the termination of approximately 225 employees at the North Fork Correctional Facility, some of which will be transferred to other correctional facilities we manage, including our Tallahatchie County Correctional Facility. We currently expect the operational consolidations to have no material impact on our 2003 financial statements. However, long-term, the consolidation will result in certain operational efficiencies. In addition, we are currently pursuing new management contracts and other opportunities to take advantage of the 1,440 beds available at the North Fork Correctional Facility, but can provide no assurance that we will be successful.

During October 2002, we entered into a new agreement with Hardeman County, Tennessee, with respect to the management of up to 1,536 medium security inmates from the State of Tennessee in the Whiteville Correctional Facility. We began receiving Tennessee inmates at the facility during October 2002, and have continued receiving inmates under this contract through the second quarter of 2003, increasing the occupancy at this facility to over 97%. Accordingly, we expect this contract to contribute to an increase in management revenue during 2003.

Due to an increase in population at our 2,304-bed Central Arizona Detention Center, located in Florence, Arizona, and at our 910-bed Torrance County Detention Facility, located in Estancia, New Mexico, primarily from the USMS and the BICE, management and other revenue increased $8.6 million and $6.8 million, respectively, at these facilities during 2002 compared with 2001.

The acquisition in January 2003 of the Crowley County Correctional Facility, located in Olney Springs, Colorado, is expected to provide favorable investment returns contributing to an increase in our management revenue during 2003, while adding capacity in a state where projections call for significant inmate growth over the next several years.

During June 2003, we announced our first-ever inmate management contract with the State of Alabama to house up to 1,440 medium-security inmates in our Tallahatchie County Correctional Facility, located in Tutwiler, Mississippi pursuant to an emergency contract authorized by the governor and the Alabama Department of Corrections to aid the state’s corrections agency in relieving its overcrowded system that is under court order. The contract is intended to be short-term in nature while Alabama prepares a longer term Request for Proposal for this inmate population. Given the expected short-term nature of the contract, we do not expect the contract to have a material impact on our financial statements. However, due to the close proximity to Alabama, we believe our substantially idle Tallahatchie County Correctional Facility, for which construction was completed in 2000, represents an ideal long-term solution in meeting Alabama’s growing demand for prison capacity. Nevertheless, we can provide no assurance that we will be awarded the contract that is expected to result from the Request for Proposal.

During the second quarter of 2001, we were informed that our contract with the District of Columbia to house its inmates in our Northeast Ohio Correctional Center, which expired September 8, 2001, would not be renewed due to a new law that mandated that the BOP assume jurisdiction of all District of Columbia offenders by the end of 2001. The Northeast Ohio Correctional Center is a 2,016-bed medium security prison. The District of Columbia began transferring inmates out of the facility during the second quarter of 2001 and completed the process in July 2001. Total management and other revenue at this facility was approximately $6.4 million during the year ended December 31, 2001. The related operating expenses at this facility were $12.6 million during the year ended December 31, 2001. While no revenue was generated from this facility during 2002, we incurred approximately $2.9 million of operating expenses during the year ended December 31, 2002 for real estate taxes, utilities, insurance and other necessary expenses associated with owning the facility. Overall, our occupancy decreased by approximately 1,300 inmates at our facilities as a result of this mandate. We have engaged in discussions with the BOP regarding a sale of the Northeast Ohio Correctional Center to the BOP, and are also continually exploring opportunities to reopen the facility; however, there can be no assurance that we will be able to reach agreements on a sale or to reopen this facility.

Managed-Only Facilities

During the fourth quarter of 2001, we committed to a plan to terminate our management contract at the Southwest Indiana Regional Youth Village, a 188-bed juvenile facility located in Vincennes, Indiana. During the first quarter of 2002, we entered into a mutual agreement with Children and Family Services Corporation, or CFSC, to terminate our management contract at the facility, effective April 1, 2002, prior to the contract’s expiration date in 2004. In connection with the mutual agreement to terminate the management contract, CFSC also paid in full an outstanding note receivable totaling approximately $0.7 million, which was previously considered uncollectible and was fully reserved. The termination of this management contract has not had a material impact on our financial statements. Because management committed to the termination of this management contract prior to the effective date of Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” or SFAS 144, the results of operations were not reported in discontinued operations.

On June 28, 2002, we received notice from the Mississippi Department of Corrections terminating our contract to manage the 1,016-bed Delta Correctional Facility located in Greenwood, Mississippi, due to the non-appropriation of funds. We ceased operations of the facility in October 2002. However, the State of Mississippi agreed to expand the management contract at the Wilkinson County Correctional Facility located in Woodville, Mississippi to accommodate an additional 100 inmates. As a result, the results of operations of the Delta Correctional Facility are not reported in discontinued operations.

During July 2002, we renewed our contract with Tulsa County, Oklahoma, for the management of inmates at the David L. Moss Criminal Justice Center. The contract renewal included an increase in the per-diem rate, and also shifted to Tulsa County, the burden of certain utility expenses, resulting in a modest improvement in profitability for the management of this facility during 2002, compared with 2001.

Rental revenue

Rental revenue was $3.7 million for the year ended December 31, 2002, compared with $5.7 million during the year ended December 31, 2001. Rental revenue was generated from leasing correctional and detention facilities to governmental agencies and other private operators. On March 16, 2001, we sold the Mountain View Correctional Facility, and on June 28, 2001, we sold the Pamlico Correctional Facility, two facilities that had been leased to governmental agencies. Therefore, no further rental revenue has been received for these facilities during the year ended December 31, 2002. For the year ended December 31, 2001, rental revenue for these facilities totaled $2.0 million.

General and administrative expense

For the years ended December 31, 2002 and 2001, general and administrative expenses totaled $36.9 million and $34.6 million, respectively. General and administrative expenses consist primarily of corporate management salaries and benefits, professional fees and other administrative expenses, and increased from 2001 primarily due to an increase in professional fees incurred in connection with the implementation of tax strategies to maximize opportunities created by a change in tax law in March 2002 and the aforementioned settlement with the IRS with respect to our predecessor’s 1997 federal income tax return. This increase was partially offset by a reduction in salaries and benefits, including incentive compensation.

Depreciation and amortization

For the years ended December 31, 2002 and 2001, depreciation and amortization expense totaled $51.3 million and $52.7 million, respectively. Amortization expense for the year ended December 31, 2001 included approximately $7.6 million for goodwill and $1.2 million for amortization of workforce values, both of which were established in connection with acquisitions occurring in 2000. Workforce values were reclassified into goodwill, and goodwill was no longer subject to amortization effective January 1, 2002, in accordance with a new accounting pronouncement, as further discussed under “Recent Accounting Pronouncements” herein. Amortization expense during the year ended December 31, 2001 is also net of a reduction to amortization expense of $8.5 million for the amortization of a liability relating to contract values established in connection with the mergers completed in 2000. Due to certain of these liabilities becoming fully amortized during 2001, the reduction to amortization expense during the year ended December 31, 2002 was $2.1 million, resulting in a net increase in depreciation and amortization expense of $6.4 million from 2001 to 2002.

Interest expense, net

Interest expense, net, is reported net of interest income for the years ended December 31, 2002 and 2001. Gross interest expense was $91.9 million and $133.7 million, respectively, for the years ended December 31, 2002 and 2001. Gross interest expense is based on outstanding convertible subordinated notes payable balances, borrowings under the New Senior Bank Credit Facility, the Old Senior Bank Credit Facility, the 9.875% Senior Notes, the 12% Senior Notes, net settlements on an interest rate swap, and amortization of loan costs and unused facility fees. The decrease in gross interest expense from the prior year is primarily attributable to lower average outstanding indebtedness, the comprehensive refinancing completed on May 3, 2002, which decreased the interest rate spread on the New Senior Bank Credit Facility, the termination of the interest rate swap agreement, lower amortization of loan costs, and a lower interest rate environment. During 2001, we paid-down $189.0 million in total debt through a combination of $138.7 million in cash generated from asset sales and internally generated cash.

Gross interest income was $4.4 million and $7.5 million, respectively, for years ended December 31, 2002 and 2001. Gross interest income is earned on cash collateral requirements, direct financing leases, notes receivable and investments of cash and cash equivalents. On October 3, 2001, we sold our Southern Nevada Women’s Correctional Facility, which had been accounted for as a direct financing lease. Therefore, no interest income was received on this lease during 2002. For the year ended December 31, 2001, interest income for this lease totaled $0.9 million. Subsequent to the sale, we continue to manage the facility pursuant to a contract with the State of Nevada.

Expenses associated with debt refinancings

As a result of the early extinguishment of the Old Senior Bank Credit Facility and the redemption of substantially all of the Company’s 12% Senior Notes, the Company recorded expenses associated with debt refinancings of $36.7 million for the year ended December 31, 2002, which included the write-off of existing deferred loan costs, certain bank fees paid, premiums paid to redeem the 12% Senior Notes, and certain other costs associated with the Refinancing.

Change in fair value of derivative instruments

In accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” or SFAS 133, as amended, we have reflected in earnings the change in the estimated fair value of our interest rate swap agreement during the years ended December 31, 2002 and 2001. We estimated the fair value of the interest rate swap agreement using option-pricing models that value the potential for the interest rate swap agreement to become in-the-money through changes in interest rates during the remaining term of the agreement. A negative fair value represented the estimated amount we would have to pay to cancel the contract or transfer it to other parties.

Our swap agreement fixed LIBOR at 6.51% (prior to the applicable spread) on outstanding balances of at least $325.0 million through its expiration on December 31, 2002. In accordance with SFAS 133, we recorded a $2.2 million non-cash gain and an $11.1 million non-cash charge, respectively, for the change in fair value of the swap agreement for the years ended December 31, 2002 and 2001. These amounts included $2.5 million for amortization of the transition adjustment, or the cumulative reduction in the fair value of the swap from its inception to the date we adopted SFAS 133 on January 1, 2001, during each year. We were no longer required to maintain the existing interest rate swap agreement due to the early extinguishment of the Old Senior Bank Credit Facility. During May 2002, we terminated the swap agreement prior to its expiration at a price of approximately $8.8 million. In accordance with SFAS 133, we continued to amortize the unamortized portion of the transition adjustment as a non-cash expense through December 31, 2002.

The New Senior Bank Credit Facility required us to hedge at least $192.0 million of the term loan portions of the facility within 60 days following the closing of the loan. In May 2002, we entered into an interest rate cap agreement to fulfill this requirement, capping LIBOR at 5.0% (prior to the applicable spread) on outstanding balances of $200.0 million through the expiration of the cap agreement on May 20, 2004. We paid a premium of $1.0 million to enter into the interest rate cap agreement. We expect to amortize this premium as the estimated fair values assigned to each of the hedged interest payments expire throughout the term of the cap agreement, amounting to $0.4 million in 2003 and $0.6 million in 2004. We have met the hedge accounting criteria under SFAS 133 and related interpretations in accounting for the interest rate cap agreement. As a result, the estimated fair value of the interest rate cap agreement of $36,000 as of December 31, 2002 was included in other assets in the consolidated balance sheet, and the change in the fair value of the interest rate cap agreement of $964,000 during the year ended December 31, 2002 was reported through other comprehensive income in the statement of stockholders’ equity. There can be no assurance that the interest rate cap agreement will be effective in mitigating our exposure to interest rate risk in the future, or that we will be able to continue to meet the hedge accounting criteria under SFAS 133.

On December 31, 2001, we issued approximately 2.8 million shares of common stock, along with a $26.1 million subordinated promissory note, in conjunction with the final settlement of the federal court portion of our stockholder litigation settlement. Under the terms of the promissory note, the note and accrued interest became extinguished in January 2002 once the average closing price of the common stock exceeded a “termination price” equal to $16.30 per share for fifteen consecutive trading days following the issuance of such note. The terms of the note, which allowed the principal balance to fluctuate dependent on the trading price of our common stock, created a derivative instrument that was valued and accounted for under the provisions of SFAS 133. As a result of the extinguishment, we estimated the fair value of this derivative to approximate the face amount of the note, resulting in an asset being recorded during the fourth quarter of 2001. The derivative asset offsets the face amount of the note in the consolidated balance sheet as of December 31, 2001. Since the estimated fair value of the derivative asset was equal to the face amount of the note as of December 31, 2001, the extinguishment had no financial statement impact in 2002.

On May 16, 2003, we issued approximately 0.3 million additional shares of common stock and a $2.9 million subordinated promissory note in conjunction with the final settlement of the state court portion of the stockholder litigation settlement. Under the terms of the promissory note, the note and accrued interest became extinguished in June 2003 once the average closing price of the common stock exceeded a “termination price” equal to $16.30 per share for fifteen consecutive trading days following the note’s issuance. As a result of the extinguishment, in accordance with SFAS 133, as amended, we reflected in earnings the change in the estimated fair value of the written option embedded in the promissory note. Since we had reflected the maximum obligation of the contingency associated with the state court portion of the stockholder litigation in the consolidated balance sheet as of December 31, 2002, the issuance of the note resulted in a favorable change in fair value of derivative instruments that will be reported in the statement of operations during the second quarter of 2003.

Income tax benefit

We generated income tax benefits of approximately $63.3 million and $3.4 million for the years ended December 31, 2002 and 2001, respectively. The increase in the income tax benefit during the year ended December 31, 2002, primarily resulted from the Job Creation and Worker Assistance Act of 2002 which was signed into law on March 9, 2002. Among other changes, the tax law extended the net operating loss carryback period to five years from two years for net operating losses arising in tax years ending in 2001 and 2002, and allows use of net operating loss carrybacks and carryforwards to offset 100% of the alternative minimum taxable income. We experienced net operating losses during 2001 resulting primarily from the sale of assets at prices below the tax basis of such assets. Under terms of the new law, we utilized certain of our net operating losses to offset taxable income generated in 1997 and 1996. As a result of this tax law change in 2002, we reported an income tax benefit and claimed a refund of approximately $32.2 million during the first quarter of 2002, which was received in April 2002.

On October 24, 2002, we entered into a definitive settlement with the IRS in connection with the IRS’s audit of our predecessor’s 1997 federal income tax return. Under the terms of the settlement, in consideration for the IRS’s final determinations with respect to the 1997 tax year, in December 2002 we paid approximately $52.2 million in cash to satisfy federal and state taxes and interest.

Due to the change in tax law in March 2002, the settlement created an opportunity to utilize any 2002 tax losses to claim a refund of a portion of the taxes paid. We experienced tax losses during 2002 primarily resulting from a cumulative effect of accounting change in depreciable lives for tax purposes. Under terms of the new law, we utilized our net operating losses to offset taxable income generated in 1997, which was increased substantially in connection with the settlement with the IRS. As a result of the tax law change in 2002, combined with the adoption of an accounting change in the depreciable lives of certain tax assets, as of December 31, 2002 we claimed an income tax refund of approximately $32.1 million, which was received during the second quarter of 2003.

The cumulative effect of accounting change in tax depreciation resulted in the establishment of a significant deferred tax liability for the tax effect of the book over tax basis of certain assets. The creation of such a deferred tax liability, and the significant improvement in our tax position since the original valuation allowance was established to reserve our deferred tax assets, resulted in the reduction of the valuation allowance, generating an income tax benefit of approximately $30.3 million during the fourth quarter of 2002, as we determined that substantially all of these deferred tax liabilities will be utilized to offset the reversal of deferred tax assets during the net operating loss carryforward periods. We continue to evaluate additional tax strategies to maximize the opportunities created by the new law, which could result in an additional income tax refund and income tax benefits, although we can provide no assurance that any such tax strategies will come to fruition.

As of December 31, 2002, our gross deferred tax assets totaled approximately $141.4 million. Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Realization of the future tax benefits related to deferred tax assets is dependent on many factors, including our ability to generate taxable income within the net operating loss carryforward period. Since the change in tax status in connection with the restructuring in 2000, and as of December 31, 2002, we have provided a valuation allowance to substantially reserve the deferred tax assets in accordance with SFAS 109. The valuation allowance is recognized based on the weight of available evidence indicating that it is more likely than not that the deferred tax assets will not be realized. This evidence primarily consists of, but is not limited to, recurring operating losses for federal tax purposes.

Our assessment of the valuation allowance could change in the future based upon our actual and projected taxable income. Removal of the valuation allowance in whole or in part would result in a non-cash reduction in income tax expense during the period of removal. In addition, because a portion of the valuation allowance as of December 31, 2002 was established to reserve certain deferred tax assets upon the acquisitions of PMSI and JJFMSI, in accordance with SFAS 109, removal of the valuation allowance would result in a reduction to any remaining goodwill recorded in connection with such acquisitions to the extent the reversal relates to the valuation allowance applied to deferred tax assets existing at the date PMSI and JJFMSI were acquired. If the valuation allowance as of December 31, 2002 were to be removed in its entirety, the reduction to goodwill would amount to approximately $4.5 million. To the extent no valuation allowance is established for our deferred tax assets, future financial statements would reflect a provision for income taxes at the applicable federal and state tax rates on income before taxes.

Discontinued Operations

In late 2001 and early 2002, we were provided notice from the Commonwealth of Puerto Rico of its intention to terminate the management contracts at the 500-bed multi-security Ponce Young Adult Correctional Facility and the 1,000-bed medium-security Ponce Adult Correctional Facility, located in Ponce, Puerto Rico, upon the expiration of the management contracts in February 2002. Attempts to negotiate continued operation of these facilities were unsuccessful. As a result, the transition period to transfer operation of the facilities to the Commonwealth of Puerto Rico ended May 4, 2002, at which time operation of the facilities was transferred to the Commonwealth of Puerto Rico. During 2002, these facilities generated total revenue of $7.9 million and operating expenses of $7.4 million, respectively. We recorded a non-cash charge as discontinued operations of approximately $1.8 million during the second quarter of 2002 for the write-off of the carrying value of assets associated with these terminated management contracts. During 2001, these facilities generated total revenue of $22.6 million and operating expenses of $19.3 million.

During the fourth quarter of 2001, we obtained an extension of our management contract with the Commonwealth of Puerto Rico for the operation of the 1,000-bed Guayama Correctional Center located in Guayama, Puerto Rico, through December 2006. However, on May 7, 2002, we received notice from the Commonwealth of Puerto Rico terminating our contract to manage this facility, which occurred on August 6, 2002. During 2002, this facility generated total revenue of $12.3 million and operating expenses of $9.9 million, respectively. During 2001, this facility generated total revenue of $21.1 million and operating expenses of $12.7 million.

On June 28, 2002, we sold our interest in a juvenile facility located in Dallas, Texas for approximately $4.3 million. The facility, which was designed to accommodate 900 at-risk juveniles, was leased to an independent third party operator pursuant to a lease expiring in 2008. Net proceeds from the sale were used for working capital purposes. This facility generated rental income of $0.4 million and $0.7 million during 2002 and 2001, respectively.

During the fourth quarter of 2002, we were informed by the State of Florida of its intention to not renew our contract to manage the 96-bed Okeechobee Juvenile Offender Correctional Center located in Okeechobee, Florida, upon the expiration of a short-term extension to the existing management contract, which expired in December 2002. This expiration, which occurred March 1, 2003, is not expected to have a material effect on the Company’s financial statements. During 2002, this facility generated total revenue and operating expenses of $4.8 million and $4.0 million, respectively, as compared to total revenue of $4.8 million and total operating expenses of $4.0 million during 2001.

On March 18, 2003, we were notified by the Department of Corrections of the Commonwealth of Virginia of its intention to not renew our contract to manage the 1,500-bed Lawrenceville Correctional Center, located in Lawrenceville, Virginia, upon the expiration of the contract. This expiration, which occurred on March 22, 2003, is not expected to have a material effect on our financial statements. During 2002, this facility generated total revenue and total operating expenses of $20.3 million and $18.7 million, respectively, as compared to total revenue of $19.7 million and total operating expenses of $18.6 million during 2001.

During 2002, depreciation and amortization, interest income, and income tax expense totaled $3.1 million, $0.6 million, and $0.6 million, respectively, for these facilities. During 2001, depreciation and amortization, interest income, and income tax expense totaled $1.4 million, $0.6 million, and $4.5 million, respectively, for these facilities.

Due to the sale of the juvenile facility, and due to the termination of the contracts to manage the three facilities in Puerto Rico and the expiration of the management contracts of the two facilities during the first quarter of 2003, in accordance with SFAS 144, the operations of these facilities, net of taxes, were reported as discontinued operations during 2002 and 2001.

RECENT ACCOUNTING PRONOUNCEMENTS

Effective January 1, 2002, we adopted SFAS 142, which establishes new accounting and reporting requirements for goodwill and other intangible assets. Under SFAS 142, all goodwill amortization ceased effective January 1, 2002 (for the year ended December 31, 2001 goodwill amortization was $7.6 million) and goodwill attributable to each of our reporting units was tested for impairment by comparing the fair value of each reporting unit with its carrying value. Fair value was determined using a collaboration of various common valuation techniques, including market multiples, discounted cash flows, and replacement cost methods. These impairment tests are required to be performed at adoption of SFAS 142 and at least annually thereafter. On an ongoing basis (absent any impairment indicators), we expect to perform our impairment tests during our fourth quarter, in connection with our annual budgeting process.

Based on our initial impairment tests, we recognized an impairment of $80.3 million to write-off the carrying value of goodwill associated with our locations included in the owned and managed reporting segment during the first quarter of 2002. This goodwill was established in connection with the acquisition of Operating Company. The remaining goodwill, which is associated with the facilities we manage but do not own, was deemed to be not impaired, and remains recorded on the balance sheet at December 31, 2002. This remaining goodwill was established in connection with the acquisitions of PMSI and JJFMSI. The implied fair value of goodwill of the locations included in the owned and managed reporting segment did not support the carrying value of any goodwill, primarily due to the highly leveraged capital structure. No impairment of goodwill allocated to the locations included in the managed-only reporting segment was deemed necessary, primarily because of the relatively minimal capital expenditure requirements, and therefore indebtedness, in connection with obtaining such management contracts. Under SFAS 142, the impairment recognized at adoption of the new rules was reflected as a cumulative effect of accounting change in our statement of operations for the first quarter of 2002. Impairment adjustments recognized after adoption, if any, are required to be recognized as operating expenses.

In August 2001, the Financial Accounting Standards Board, or FASB, issued SFAS 144. SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS 121, and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, “Reporting the Results of Operations – Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual, and Infrequently Occurring Events and Transactions,” or APB 30, for the disposal of a segment of a business (as previously defined in that Opinion). SFAS 144 retains the fundamental provisions of SFAS 121 for recognizing and measuring impairment losses on long-lived assets held for use and long-lived assets to be disposed of by sale, while also resolving significant implementation issues associated with SFAS 121. Unlike SFAS 121, however, an impairment assessment under SFAS 144 will never result in a write-down of goodwill. Rather, goodwill is evaluated for impairment under SFAS 142. SFAS 144 also broadens the scope of defining discontinued operations. The provisions of SFAS 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. Under the provisions of SFAS 144, the identification and classification of a facility as held for sale, or the termination of any of our management contracts for a managed-only facility, by expiration or otherwise, would result in the classification of the operating results of such facility, net of taxes, as a discontinued operation, so long as the financial results can be clearly identified, and so long as we do not have any significant continuing involvement in the operations of the component after the disposal or termination transaction. We adopted SFAS 144 on January 1, 2002.

Due to the sale of our interest in a juvenile facility during the second quarter of 2002, the termination during 2002 of our contracts to manage three correctional facilities located in Puerto Rico and the termination during the first quarter of 2003 of our contracts to manage two additional facilities, in accordance with SFAS 144, the operations of these facilities, net of taxes, have been reported as discontinued operations in our statements of operations for the years ended December 31, 2002 and 2001.

In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” or SFAS 145. SFAS 145 rescinds Statement of Financial Accounting Standards No. 4, “Reporting Gains and Losses from Extinguishment of Debt,” or SFAS 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect. As a result, the criteria in APB 30 will now be used to classify those gains and losses. SFAS 145 amends Statement of Financial Accounting Standards No. 13, “Accounting for Leases,” to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. SFAS 145 also makes technical corrections to existing pronouncements. While those corrections are not substantive in nature, in some instances, they may change accounting practice. The provisions of SFAS 145 are effective for financial statements issued for fiscal years beginning after May 15, 2002, and interim periods within those fiscal years.

During the second quarter of 2002, we reported a charge of approximately $36.7 million associated with the refinancing of our senior debt in May 2002 that would have previously been reported as an extraordinary item under SFAS 4.

In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” or SFAS 146. SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring),” or Issue 94-3. SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under Issue 94-3, a liability for an exit cost as generally defined in Issue 94-3 was recognized at the date of an entity’s commitment to an exit plan. The provisions of SFAS 146 are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. Adoption of SFAS 146 is not expected to have a material impact on our financial statements.

In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” or FIN 45. FIN 45 requires that the guarantor recognize, at the inception of certain guarantees, a liability for the fair value of the obligation undertaken in issuing such guarantees. FIN 45 also requires additional disclosure requirements about the guarantor’s obligations under certain guarantees that it has issued. The initial recognition and measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002 and the disclosure requirements are effective for financial statement periods ending after December 15, 2002. Through December 31, 2002, adoption of FIN 45 has is not expected to have a material impact on our financial statements had a material effect on our financial statements. The future effect of FIN 45 on our financial statements will depend on whether we enter into new or modify existing guarantees.

On December 31, 2002, the FASB issued Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure,” or SFAS 148. SFAS 148 amends FASB Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” or SFAS 123, to provide alternative methods of transition to SFAS 123’s fair value method of accounting for stock-based employee compensation. SFAS 148 also amends the disclosure provisions of SFAS 123 and Accounting Principles Board, or APB, Opinion No. 28, “Interim Financial Reporting,” to require disclosure in the summary of significant accounting policies of the effects of an entity’s accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. While SFAS 148 does not amend SFAS 123 to require companies to account for employee stock options using the fair value method, the disclosure provisions of SFAS 148 are applicable to all companies with stock-based employee compensation, regardless of whether they account for that compensation using the fair value method of SFAS 123 or the intrinsic value method of APB No. 25, “Accounting for Stock Issued to Employees.”

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities,” or FIN 46, which requires the consolidation of variable interest entities. Variable interest entities created prior to February 1, 2003, must be consolidated effective July 1, 2003. Disclosures are required currently if we expect to consolidate any variable interest entities. We are currently evaluating the requirement to consolidate any additional material entities as a result of FIN 46.

On May 15, 2003, the FASB issued Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” or SFAS 150. This Statement establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. Instruments that are indexed to and potentially settled in an issuer’s own shares that are not within the scope of SFAS 150 remain subject to existing guidance. SFAS 150 is effective for all freestanding financial instruments of public companies entered into or modified after May 31, 2003. Otherwise SFAS 150 will become effective at the beginning of the first interim period beginning after June 15, 2003. Adoption of SFAS 150 is not expected to have a material impact on our financial statements.

INFLATION

We do not believe that inflation has had or will have a direct adverse effect on our operations. Many of our management contracts include provisions for inflationary indexing, which mitigates an adverse impact of inflation on net income. However, a substantial increase in personnel costs, workers’ compensation or food and medical expenses could have an adverse impact on our results of operations in the future to the extent that these expenses increase at a faster pace than the per diem or fixed rates we receive for our management services.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Our primary market risk exposure is to changes in U.S. interest rates and fluctuations in foreign currency exchange rates between the U.S. dollar and the British pound. We are exposed to market risk related to our New Senior Bank Credit Facility and certain other indebtedness. The interest on the New Senior Bank Credit Facility and such other indebtedness is subject to fluctuations in the market. We were also exposed to market risk related to our Old Senior Bank Credit Facility prior to its refinancing in May 2002. If the interest rate for our outstanding indebtedness under the Old Senior Bank Credit Facility and the New Senior Bank Credit Facility was 100 basis points higher or lower during the years ended December 31, 2002 and 2001, our interest expense, net of amounts capitalized, would have been increased or decreased by approximately $5.9 million and $5.5 million, respectively, including the effects of our interest rate swap arrangements discussed below.

As of December 31, 2002, we had outstanding $250.0 million of senior notes with a fixed interest rate of 9.875%, $10.8 million of senior notes with a fixed interest rate of 12%, $40.0 million of convertible subordinated notes with a fixed interest rate of 10%, $30.0 million of convertible subordinated notes with a fixed interest rate of 8%, $107.5 million of series A preferred stock with a fixed dividend rate of 8% and $107.8 million of series B preferred stock with a fixed dividend rate of 12%. Because the interest and dividend rates with respect to these instruments are fixed, a hypothetical 10% increase or decrease in market interest rates would not have a material impact on our financial statements.

The Old Senior Bank Credit Facility required us to hedge $325.0 million of our floating rate debt. We entered into certain swap arrangements fixing LIBOR at 6.51% (prior to the applicable spread) on outstanding balances of at least $325.0 million through December 31, 2002. The difference between the floating rate and the swap rate was recognized in interest expense each period. Effective January 1, 2001, the change in the fair value of the swap agreement from period to period was reflected in earnings and was largely due to changing interest rates and the reduction in the remaining life of the swap during the reporting period.

In May 2002, we terminated the interest rate swap agreement at a price of approximately $8.8 million. In addition, in order to satisfy a requirement of the New Senior Bank Credit Facility we purchased an interest rate cap agreement, capping LIBOR at 5.0% (prior to the applicable spread) on outstanding balances of $200.0 million through the expiration of the cap agreement on May 20, 2004, for a price of $1.0 million.

We may, from time to time, invest our cash in a variety of short-term financial instruments. These instruments generally consist of highly liquid investments with original maturities at the date of purchase between three and twelve months. While these investments are subject to interest rate risk and will decline in value if market interest rates increase, a hypothetical 10% increase or decrease in market interest rates would not materially affect the value of these investments.

Our exposure to foreign currency exchange rate risk relates to our construction, development and leasing of our Agecroft facility located in Salford, England, which was sold in April 2001. We extended a working capital loan to the operator of this facility. Such payments to us are denominated in British pounds rather than the U.S. dollar. As a result, we bear the risk of fluctuations in the relative exchange rate between the British pound and the U.S. dollar. At December 31, 2002, the receivables due us and denominated in British pounds totaled 4.3 million British pounds. A hypothetical 10% increase in the relative exchange rate would have resulted in an increase of $0.7 million in the value of these receivables and a corresponding unrealized foreign currency transaction gain, and a hypothetical 10% decrease in the relative exchange rate would have resulted in a decrease of $0.7 million in the value of these receivables and a corresponding unrealized foreign currency transaction loss.

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of
Corrections Corporation of America:

We have audited the accompanying consolidated balance sheets of Corrections Corporation of America and Subsidiaries as of December 31, 2002 and 2001 and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Corrections Corporation of America and Subsidiaries at December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

As discussed in Notes 3 and 14 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, effective January 1, 2001. As discussed in Notes 3 and 15 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” and Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” effective January 1, 2002. As discussed in Note 21 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections” effective January 1, 2003 and has retroactively applied the applicable provisions to the consolidated statements of operations for all periods presented.

/s/ ERNST & YOUNG LLP

Nashville, Tennessee
February 7, 2003 (except with respect to the
     matters discussed in Notes 15 and 21, as to
     which the date is July 11, 2003)

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	December 31,

	2002	2001

ASSETS
Cash and cash equivalents	$65,406	$46,307
Restricted cash	7,363	12,537
Accounts receivable, net of allowance of $1,344 and $729, respectively	119,197	124,475
Income tax receivable	32,499	568
Prepaid expenses and other current assets	12,299	12,421
Current assets of discontinued operations	17,583	20,023

Total current assets	254,347	216,331
Property and equipment, net	1,551,781	1,587,700
Investment in direct financing lease	18,346	18,873
Goodwill	20,902	104,019
Other assets	28,211	36,593
Non-current assets of discontinued operations	484	7,764

Total assets	$1,874,071	$1,971,280

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$151,516	$142,029
Income tax payable	3,685	5,772
Distributions payable	5,330	15,853
Fair value of interest rate swap agreement	—	13,564
Current portion of long-term debt	23,054	792,009
Current liabilities of discontinued operations	2,381	7,493

Total current liabilities	185,966	976,720
Long-term debt, net of current portion	932,905	171,591
Deferred tax liabilities	—	56,511
Other liabilities	21,202	19,297

Total liabilities	1,140,073	1,224,119

Commitments and contingencies
Preferred stock - $0.01 par value; 50,000 shares authorized:
Series A - 4,300 shares issued and outstanding; stated at liquidation preference of $25.00 per share	107,500	107,500
Series B - 4,408 and 3,948 shares issued and outstanding at December 31, 2002 and 2001, respectively; stated at liquidation preference of $24.46 per share	107,831	96,566
Common stock - $0.01 par value; 80,000 shares authorized; 27,986 and 27,921 shares issued and 27,986 and 27,920 shares outstanding at December 31, 2002 and 2001, respectively	280	279
Additional paid-in capital	1,343,066	1,341,958
Deferred compensation	(1,604)	(3,153)
Retained deficit	(822,111)	(793,236)
Treasury stock, 1 share, at cost, at December 31, 2001	—	(242)
Accumulated other comprehensive loss	(964)	(2,511)

Total stockholders’ equity	733,998	747,161

Total liabilities and stockholders’ equity	$1,874,071	$1,971,280

The accompanying notes are an integral part of these consolidated financial statements.

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	For the Years Ended December 31,

	2002	2001

REVENUE:
Management and other	$934,050	$906,177
Rental	3,701	5,718

	937,751	911,895

EXPENSES:
Operating	721,352	698,941
General and administrative	36,907	34,568
Depreciation and amortization	51,292	52,729

	809,551	786,238

OPERATING INCOME	128,200	125,657

OTHER (INCOME) EXPENSE:
Equity in loss of joint venture	153	358
Interest expense, net	87,478	126,242
Expenses associated with debt refinancings	36,670	—
Change in fair value of derivative instruments	(2,206)	(14,554)
Loss on disposals of assets	110	74
Unrealized foreign currency transaction (gain) loss	(622)	219

	121,583	112,339

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE	6,617	13,318
Income tax benefit	63,284	3,358

INCOME FROM CONTINUING OPERATIONS BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	69,901	16,676
Income from discontinued operations, net of taxes	2,459	9,018
Cumulative effect of accounting change	(80,276)	—

NET INCOME (LOSS)	(7,916)	25,694
Distributions to preferred stockholders	(20,959)	(20,024)

NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS	$(28,875)	$5,670

BASIC EARNINGS (LOSS) PER SHARE:
Income (loss) from continuing operations before cumulative effect of accounting change	$1.77	$(0.14)
Income from discontinued operations, net of taxes	0.09	0.37
Cumulative effect of accounting change	(2.90)	—

Net income (loss) available to common stockholders	$(1.04)	$0.23

DILUTED EARNINGS (LOSS) PER SHARE:
Income (loss) from continuing operations before cumulative effect of accounting change	$1.59	$(0.14)
Income from discontinued operations, net of taxes	0.08	0.37
Cumulative effect of accounting change	(2.49)	—

Net income (loss) available to common stockholders	$(0.82)	$0.23

The accompanying notes are an integral part of these consolidated financial statements.

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the Years Ended December 31,

	2002	2001

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(7,916)	$25,694
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	54,388	54,135
Amortization of debt issuance costs and other non-cash interest	11,816	22,652
Cumulative effect of accounting change	80,276	—
Expenses associated with debt refinancings	36,670	—
Deferred and other non-cash income taxes	646	(3,531)
Equity in loss of joint venture and amortization of deferred gain, net	153	358
Unrealized foreign currency transaction (gain) loss	(622)	219
Other non-cash items	2,455	2,579
Loss on disposals of assets	130	74
Change in fair value of derivative instruments	(2,206)	(14,554)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable, prepaid expenses and other assets	7,706	(6,657)
Income tax receivable	(32,141)	32,207
Accounts payable, accrued expenses and other liabilities	5,405	(22,002)
Income tax payable	(55,371)	1,587

Net cash provided by operating activities	101,389	92,761

CASH FLOWS FROM INVESTING ACTIVITIES:
Expenditures for development and redevelopment	(4,843)	—
Expenditures for other capital improvements	(12,254)	(6,435)
(Increase) decrease in restricted cash	5,174	(3,328)
Proceeds from sale of assets	4,595	140,277
Increase in other assets	(3,199)	(1,443)
Purchase of business	(321)	—
Payments received on direct financing leases and notes receivable	1,175	1,861

Net cash provided by (used in) investing activities	(9,673)	130,932

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt	890,000	—
Borrowings from lines of credit	—	39,000
Scheduled principal repayments	(17,764)	(7,667)
Other principal repayments	(878,938)	(220,303)
Payment of debt issuance costs and other refinancing and related costs	(37,478)	(7,012)
Proceeds from exercise of stock options	433	—
Payment to terminate interest rate swap agreement	(8,847)	—
Payment of stock issuance costs	(21)	(20)
Purchase and retirement of preferred stock	(354)	—
Payment of dividends	(19,648)	(2,182)
Cash paid for fractional shares	—	(91)

Net cash used in financing activities	(72,617)	(198,275)

NET INCREASE IN CASH AND CASH EQUIVALENTS	19,099	25,418
CASH AND CASH EQUIVALENTS, beginning of year	46,307	20,889

CASH AND CASH EQUIVALENTS, end of year	$65,406	$46,307

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$73,067	$104,438

Income taxes	$56,396	$3,014

(Continued)

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

(Continued)

	For the Years Ended December 31,

	2002	2001

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Convertible subordinated notes were converted to common stock:
Long-term debt	$(1,114)	$—
Common stock	1	—
Additional paid-in capital	1,113	—

	$—	$—

The Company acquired a business for debt and cash:
Accounts receivable	$(177)	$—
Prepaid expenses and other current assets	(21)	—
Property and equipment, net	(20)	—
Other assets	(578)	—
Accounts payable and accrued expenses	300	—
Debt	175	—

	$(321)	$—

The Company issued shares of Series B Preferred Stock under the terms of the Company’s 2001 Series B Preferred Stock Restricted Stock Plan:
Preferred stock – Series B	$—	$4,904
Additional paid-in capital	—	(2,869)
Deferred compensation	—	(2,035)

	$—	$—

The Company issued shares of common stock and a promissory note payable in partial satisfaction of stockholder litigation:
Accounts payable and accrued expenses	$—	$(69,408)
Long-term debt	—	25,606
Common stock	—	187
Additional paid-in capital	—	43,615

	$—	$—

The Company issued Series B Preferred Stock in lieu of cash distributions to the holders of shares of Series B Preferred Stock on the applicable record date:
Distributions payable	$(11,834)	$(11,070)
Preferred stock – Series B	11,834	11,070

	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001
(in thousands)

	Series A	Series B		Additional
	Preferred	Preferred	Common	Paid-In	Deferred
	Stock	Stock	Stock	Capital	Compensation

BALANCE, December 31, 2000	$107,500	$80,642	$2,354	$1,299,390	$(2,723)

Comprehensive income (loss):
Net income	—	—	—	—	—
Cumulative effect of accounting change	—	—	—	—	—
Amortization of transition adjustment	—	—	—	—	—

Total comprehensive income	—	—	—	—	—

Distributions to preferred stockholders	—	11,070	—	—	—
Issuance of common stock under terms of stockholder litigation	—	—	187	43,615	—
Amortization of deferred compensation	—	—	3	(3)	1,305
Restricted stock issuances, net of forfeitures	—	4,904	—	(3,179)	(1,735)
Reverse stock split	—	—	(2,265)	2,240	—
Other	—	(50)	—	(105)	—

BALANCE, December 31, 2001	107,500	96,566	279	1,341,958	(3,153)

Comprehensive income (loss):
Net loss	—	—	—	—	—
Change in fair value of interest rate cap	—	—	—	—	—
Amortization of transition adjustment	—	—	—	—	—

Total comprehensive loss	—	—	—	—	—

Distributions to preferred stockholders	—	11,834	—	—	—
Conversion of subordinated notes	—	—	1	1,113	—
Amortization of deferred compensation, net of forfeitures	—	(167)	—	(223)	1,549
Stock issuance costs	—	—	—	(21)	—
Stock options exercised	—	—	—	433	—
Retirement of treasury stock	—	—	—	(242)	—
Retirement of Series B preferred stock	—	(402)	—	48	—

BALANCE, December 31, 2002	$107,500	$107,831	$280	$1,343,066	$(1,604)

[Additional columns below]

[Continued from above table, first column(s) repeated]

			Accumulated
	Retained		Other	Total
	Earnings	Treasury	Comprehensive	Stockholders’
	(Deficit)	Stock	Income (Loss)	Equity

BALANCE, December 31, 2000	$(798,906)	$(242)	$—	$688,015

Comprehensive income (loss):
Net income	25,694	—	—	25,694
Cumulative effect of accounting change	—	—	(5,023)	(5,023)
Amortization of transition adjustment	—	—	2,512	2,512

Total comprehensive income	25,694	—	(2,511)	23,183

Distributions to preferred stockholders	(20,024)	—	—	(8,954)
Issuance of common stock under terms of stockholder litigation	—	—	—	43,802
Amortization of deferred compensation	—	—	—	1,305
Restricted stock issuances, net of forfeitures	—	—	—	(10)
Reverse stock split	—	—	—	(25)
Other	—	—	—	(155)

BALANCE, December 31, 2001	(793,236)	(242)	(2,511)	747,161

Comprehensive income (loss):
Net loss	(7,916)	—	—	(7,916)
Change in fair value of interest rate cap	—	—	(964)	(964)
Amortization of transition adjustment	—	—	2,511	2,511

Total comprehensive loss	(7,916)	—	1,547	(6,369)

Distributions to preferred stockholders	(20,959)	—	—	(9,125)
Conversion of subordinated notes	—	—	—	1,114
Amortization of deferred compensation, net of forfeitures	—	—	—	1,159
Stock issuance costs	—	—	—	(21)
Stock options exercised	—	—	—	433
Retirement of treasury stock	—	242	—	—
Retirement of Series B preferred stock	—	—	—	(354)

BALANCE, December 31, 2002	$(822,111)	$—	$(964)	$733,998

The accompanying notes are an integral part of these consolidated financial statements.

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2002 AND 2001

1.	ORGANIZATION AND OPERATIONS

Corrections Corporation of America (together with its subsidiaries, the “Company”), is the nation’s largest owner and operator of privatized correctional and detention facilities and one of the largest prison operators in the United States, behind only the federal government and four states. As of December 31, 2002, the Company owned 40 correctional, detention and juvenile facilities, three of which the Company leases to other operators, and one additional facility which is not yet in operation. At December 31, 2002, the Company operated 60 facilities, including 37 facilities that it owned, with a total design capacity of approximately 59,000 beds in 21 states and the District of Columbia. See Note 21 for events occurring subsequent to year-end.

The Company specializes in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, the Company’s facilities offer a variety of rehabilitation and educational programs, including basic education, religious services, life skills and employment training and substance abuse treatment. These services are intended to help reduce recidivism and to prepare inmates for their successful reentry into society upon their release. The Company also provides health care (including medical, dental and psychiatric services), food services and work and recreational programs.

The Company’s website address is www.correctionscorp.com. The Company makes its Form 10-K, Form 10-Q, and Form 8-K reports available on its website, free of charge, as soon as reasonably practicable after these reports are filed with or furnished to the Securities and Exchange Commission (the “SEC”).

Background and Formation Transactions

The Company, a Maryland corporation formerly known as Prison Realty Trust, Inc. (“New Prison Realty”), commenced operations as Prison Realty Corporation on January 1, 1999, following its mergers with each of the former Corrections Corporation of America, a Tennessee corporation (“Old CCA”), on December 31, 1998 and CCA Prison Realty Trust, a Maryland real estate investment trust (“Old Prison Realty”), on January 1, 1999 (such mergers referred to collectively herein as the “1999 Merger”).

Prior to the 1999 Merger, Old Prison Realty had been a publicly traded entity operating as a real estate investment trust, or REIT, primarily in the business of owning and leasing prison facilities to private prison management companies and certain government entities. Prior to the 1999 Merger, Old CCA was also a publicly traded entity primarily in the business of owning, operating and managing prisons on behalf of government entities (as discussed further herein). Additionally, Old CCA had been Old Prison Realty’s primary tenant.

Immediately prior to the 1999 Merger, Old CCA sold all of the issued and outstanding capital stock of certain wholly-owned corporate subsidiaries of Old CCA, certain management contracts and certain other non-real estate assets related thereto, to a newly formed entity, Correctional

Management Services Corporation, a privately-held Tennessee corporation (“Operating Company”). Also immediately prior to the 1999 Merger, Old CCA sold certain management contracts and other assets and liabilities relating to government owned adult facilities to Prison Management Services, LLC (subsequently merged with Prison Management Services, Inc.) and sold certain management contracts and other assets and liabilities relating to government owned jails and juvenile facilities to Juvenile and Jail Facility Management Services, LLC (subsequently merged with Juvenile and Jail Facility Management Services, Inc.).

Effective January 1, 1999, New Prison Realty elected to qualify as a REIT for federal income tax purposes commencing with its taxable year ended December 31, 1999. Also effective January 1, 1999, New Prison Realty entered into lease agreements and other agreements with Operating Company, whereby Operating Company would lease the substantial majority of New Prison Realty’s facilities and Operating Company would provide certain services to New Prison Realty.

During 2000, the Company completed a comprehensive restructuring (the “Restructuring”). As part of the Restructuring, Operating Company was merged with and into a wholly-owned subsidiary of the Company on October 1, 2000 (the “Operating Company Merger”). Immediately prior to the Operating Company Merger, Operating Company leased from New Prison Realty 35 correctional and detention facilities. Also in connection with the Restructuring, the Company amended its charter to, among other things, remove provisions relating to the Company’s operation and qualification as a REIT for federal income tax purposes commencing with its 2000 taxable year and change its name to “Corrections Corporation of America.”

From December 31, 1998 until December 1, 2000, the Company owned 100% of the non-voting common stock of Prison Management Services, Inc. (“PMSI”) and Juvenile and Jail Facility Management Services, Inc. (“JJFMSI”), both of which were privately-held service companies which managed certain government-owned prison and jail facilities under the “Corrections Corporation of America” name (together, the “Service Companies”). The Company was entitled to receive 95% of each company’s net income, as defined, as dividends on such shares, while other outside shareholders and the wardens at the individual facilities owned 100% of the voting common stock of PMSI and JJFMSI, entitling those voting stockholders to receive the remaining 5% of each company’s net income, as defined, as dividends on such shares. During September 2000, wholly-owned subsidiaries of PMSI and JJFMSI entered into separate transactions with each of PMSI’s and JJFMSI’s respective non-management, outside shareholders to reacquire all of the outstanding voting stock of their non-management, outside shareholders, representing 85% of the outstanding voting stock of each entity for cash payments of $8.3 million and $5.1 million, respectively.

On December 1, 2000, the Company completed the acquisitions of PMSI and JJFMSI. PMSI provided adult prison facility management services to government agencies pursuant to management contracts with state governmental agencies and authorities in the United States and Puerto Rico. Immediately prior to the acquisition date, PMSI had contracts to manage 11 correctional and detention facilities. JJFMSI provided juvenile and jail facility management services to government agencies pursuant to management contracts with federal, state and local government agencies and authorities in the United States and Puerto Rico and provided adult prison facility management services to certain international authorities in Australia and the United Kingdom. Immediately prior to the acquisition date, JJFMSI had contracts to manage 17 correctional and detention facilities.

Operations

Prior to the 1999 Merger, Old CCA operated and managed prisons and other correctional and detention facilities and provided prisoner transportation services for governmental agencies. Old CCA also provided a full range of related services to governmental agencies, including managing, financing, developing, designing and constructing new correctional and detention facilities and redesigning and renovating older facilities. Following the completion of the 1999 Merger and through September 30, 2000, New Prison Realty specialized in acquiring, developing, owning and leasing correctional and detention facilities. Following the completion of the 1999 Merger and through September 30, 2000, Operating Company was a separately owned private prison management company that operated, managed and leased the substantial majority of facilities owned by New Prison Realty under the “Corrections Corporation of America” name. As a result of the 1999 Merger and certain contractual relationships existing between New Prison Realty and Operating Company, New Prison Realty was dependent on Operating Company for a significant source of its income. In addition, New Prison Realty paid Operating Company for services rendered to New Prison Realty in the development of its correctional and detention facilities. As a result of liquidity issues facing Operating Company and New Prison Realty, the parties amended certain of the contractual agreements between New Prison Realty and Operating Company during 2000.

As a result of the acquisition of Operating Company on October 1, 2000 and the acquisitions of PMSI and JJFMSI on December 1, 2000, the Company now specializes in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies.

2.	FINANCIAL DEVELOPMENTS

After completion of the first quarter of 1999, the first quarter in which operations were conducted in the structure after the 1999 Merger, management of the Company and management of Operating Company determined that Operating Company had not performed as well as projected. As a result, in May 1999, the Company and Operating Company amended certain of the agreements between them to provide Operating Company with additional cash flow. The objective of these changes was to allow Operating Company to be able to continue to make its full lease payments, to allow the Company to continue to make dividend payments to its stockholders and to provide time for Operating Company to improve its operations so that it might ultimately perform as projected and be able to make its full lease payments to the Company.

However, after these changes were announced, a chain of events occurred which adversely affected both the Company and Operating Company. The Company’s stock price fell dramatically, resulting in the commencement of stockholder litigation against the Company and its former directors and officers. These events made it more difficult to raise capital. A lower stock price meant that the Company had more restricted access to equity capital, and the uncertainties caused by the falling stock price made it much more difficult to obtain debt financing. The stockholder lawsuits were settled in 2001. In order to address its liquidity constraints, during the summer of 1999, the Company increased its credit facility (the “Old Senior Bank Credit Facility,” as also defined in Note 12) from $650.0 million to $1.0 billion.

In a further attempt to address the capital and liquidity constraints facing the Company and Operating Company, after failing to come to terms with certain institutional investor groups regarding strategic corporate restructuring alternatives that included a significant equity investment, during 2000 the Company determined to pursue a comprehensive restructuring on a stand-alone basis, and approved a series of agreements providing for the Restructuring. As further discussed in Note 12, the Restructuring included obtaining amendments to, and a waiver of existing defaults under, the Company’s Old Senior Bank Credit Facility in June 2000 (the “June 2000 Waiver and Amendment”). The June 2000 Waiver and Amendment resulted from the financial condition of the Company and Operating Company, the transactions undertaken by the Company and Operating Company in an attempt to resolve the liquidity issues of the Company and Operating Company, and the previously announced restructuring transactions. In obtaining the June 2000 Waiver and Amendment, the Company agreed to complete certain transactions which were incorporated as covenants to the June 2000 Waiver and Amendment. Pursuant to these requirements, the Company was obligated to complete the Restructuring, including the Operating Company Merger, the amendment of its charter to remove the requirements that it elect to be taxed as a REIT commencing with its 2000 taxable year; the restructuring of management; and the distribution of shares of Series B Cumulative Convertible Preferred Stock, $0.01 par value per share (the “Series B Preferred stock”), in satisfaction of the Company’s remaining 1999 REIT distribution requirement, as further discussed in Notes 11 and 17. The June 2000 Waiver and Amendment also permitted the acquisitions of PMSI and JJFMSI. The Restructuring provided for a simplified corporate and financial structure while eliminating conflicts arising out of the landlord-tenant and debtor-creditor relationship that existed between the Company and Operating Company.

During the third quarter of 2000, the Company named a new president and chief executive officer, followed by a new chief financial officer in the fourth quarter of 2000. At the Company’s 2000 annual meeting of stockholders, a newly constituted board of directors of the Company, including a majority of independent directors, was elected. During 2001, one of these directors resigned from the board of directors, while two additional directors were appointed to the board of directors, resulting in a ten-member board. The Company also appointed an additional director to the board of directors during the fourth quarter of 2002, resulting in an eleven-member board.

Following the completion of the Operating Company Merger and the acquisitions of PMSI and JJFMSI, during the fourth quarter of 2000, the Company’s new management conducted strategic assessments; developed a strategic operating plan to improve the Company’s financial position; developed revised projections for 2001; and evaluated the utilization of existing facilities, projects under development, excess land parcels, and identified certain of these non-strategic assets for sale.

As further discussed in Note 12, during the fourth quarter of 2000 and the first quarter of 2001, the Company negotiated modifications to certain of the financial covenants required under terms of its indebtedness. In addition, the Company obtained amendments to several of its debt agreements to remove existing events of default, to permit the issuance of additional indebtedness in partial satisfaction of its obligations in the stockholder litigation settlement, and to obtain a waiver of default of a non-financial covenant under the Old Senior Bank Credit Facility, which also cured a cross-default under the $41.1 million convertible subordinated notes.

The Old Senior Bank Credit Facility also contained a non-financial covenant to use commercially reasonable efforts to raise $100.0 million through equity or asset sales (excluding the securitization of lease payments or other similar transaction with respect to the Company’s Agecroft facility) on or before June 30, 2001. The Company’s $41.1 million convertible subordinated notes also required the Company to register the shares into which the $41.1 million convertible subordinated notes were convertible.

Under terms of the December 2001 Amendment and Restatement to the Old Senior Bank Credit Facility, as defined below and in Note 12, the Company’s obligation to complete the capital raising event was removed. Following the filing of the Company’s Form 10-K in April 2001, the Company commenced negotiations with MDP Ventures IV LLC and affiliated purchasers (collectively, “MDP”), the holders of the Company’s $41.1 million convertible subordinated notes, with respect to an amendment to the registration rights agreement to defer the Company’s obligations to use its best efforts to file and maintain the registration statement to register the shares into which the convertible notes were convertible. MDP later informed the Company that it would not complete such an amendment. As a result, the Company completed and filed a shelf registration statement with the SEC on September 13, 2001, which became effective on September 26, 2001, in compliance with this obligation.

The revolving loan portion of the Old Senior Bank Credit Facility was scheduled to mature on January 1, 2002. As part of management’s strategic operating plan to improve the Company’s financial position, the Company committed to a plan of disposal for certain long-lived assets. During 2001, the Company received net proceeds of approximately $138.7 million through the sale of such assets. During 2001, the Company paid-down $189.0 million in total debt through a combination of cash generated from asset sales and internally generated cash.

The Company believed that utilizing sale proceeds to pay-down debt and the generation of $138.6 million of operating income during 2001 from continuing and discontinued operations improved its leverage ratios and overall financial position, which improved its ability to renew and refinance maturing indebtedness.

As further discussed in Note 12, in December 2001, the Company completed an amendment and restatement of its existing Old Senior Bank Credit Facility (the “December 2001 Amendment and Restatement,” as also defined in Note 12). As part of the December 2001 Amendment and Restatement, the existing $269.4 million revolving portion of the Old Senior Bank Credit Facility, which was scheduled to mature on January 1, 2002, was replaced with a term loan of the same amount maturing on December 31, 2002, to coincide with the maturity of the other loans under the Old Senior Bank Credit Facility.

The Company believed, and continues to believe, that a short-term extension of the revolving portion of the Old Senior Bank Credit Facility was in its best interests for a longer-term financing strategy, particularly due to difficult market conditions for the issuance of debt securities following the terrorist attacks on September 11, 2001, and during the fourth quarter of 2001. Additionally, the Company believed that certain terms of the December 2001 Amendment and Restatement, including primarily the removal of prior restrictions to pay cash dividends on shares of its Series A Preferred stock, including all dividends in arrears, as further discussed in Notes 11 and 17, resulted in an improvement to its credit ratings, enhancing the terms of a more comprehensive refinancing.

On May 3, 2002, the Company completed a comprehensive refinancing (the “Refinancing,” as also defined in Note 12) of its senior indebtedness through the refinancing of its Old Senior Bank Credit Facility and the sale and issuance of $250.0 million aggregate principal amount of 9.875% unsecured senior notes due 2009 (the “9.875% Senior Notes,” as also defined in Note 12). The proceeds of the offering of the 9.875% Senior Notes were used to repay a portion of amounts outstanding under the Old Senior Bank Credit Facility, to redeem approximately $89.2 million of the Company’s existing $100.0 million 12% Senior Notes due 2006 (the “12% Senior Notes,” as also defined in Note 12) pursuant to a tender offer and consent solicitation more fully described in Note 12, and to pay related fees and expenses.

As part of the Refinancing, the Company replaced the Old Senior Bank Credit Facility with a new $715.0 million senior secured bank credit facility (the “New Senior Bank Credit Facility,” as also defined in Note 12), which is comprised of a $75.0 million revolving loan, a $75.0 million term loan, both maturing in March 2006, and a $565.0 million term loan maturing in March 2008. As discussed in Note 4, the term loan expiring in March 2006 was expanded by $30.0 million in January 2003, in connection with the acquisition of a correctional facility. Although the Refinancing extended the Company’s loan maturities, improved its credit ratings, and reduced the interest rates on its indebtedness, management continues to explore transactions to further improve the Company’s capital structure. See Note 21 for events occurring subsequent to year end.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The combined and consolidated financial statements include the accounts of the Company on a consolidated basis with its wholly-owned subsidiaries. For the years ended December 31, 2002 and 2001, the Company’s consolidated results of operations and cash flows reflect the results of the Company as a business specializing in owning, operating and managing prisons and other correctional facilities and providing prisoner transportation services for governmental agencies.

Cash and Cash Equivalents

The Company considers all liquid debt instruments with a maturity of three months or less at the time of purchase to be cash equivalents.

Restricted Cash

Restricted cash at December 31, 2002 was $7.4 million, of which $7.1 million represents cash collateral for a guarantee agreement and $0.3 represents cash collateral for outstanding letters of credit. Restricted cash at December 31, 2001 was $12.5 million, of which $7.0 million represents cash collateral for a guarantee agreement and $5.5 million represents cash collateral for outstanding letters of credit.

Property and Equipment

Property and equipment is carried at cost. Assets acquired by the Company in conjunction with acquisitions of businesses are recorded at estimated fair market value in accordance with the purchase method of accounting. Betterments, renewals and significant repairs that extend the life of an asset are capitalized; other repair and maintenance costs are expensed. Interest is capitalized to the asset to which it relates in connection with the construction of major facilities. The cost and accumulated depreciation applicable to assets retired are removed from the accounts and the gain or loss on disposition is recognized in income. Depreciation is computed over the estimated useful lives of depreciable assets using the straight-line method. Useful lives for property and equipment are as follows:

Land improvements	5–20 years
Buildings and improvements	5–50 years
Equipment	3–5 years
Office furniture and fixtures	5 years

Assets Held for Sale

Assets held for sale are carried at the lower of cost or estimated fair value less estimated cost to sell. Depreciation is suspended during the period held for sale. A long-lived asset that is reclassified from held for sale to property and equipment, net, is measured at the lower of its carrying amount before the asset was classified as held for sale, adjusted for any depreciation expense that would have been recognized had the asset been continuously classified as held and used, or fair value at the date of the subsequent decision not to sell. Assets reclassified from held for sale are reclassified in the balance sheets for all periods presented.

Intangible Assets

Intangible assets other than goodwill include value of workforce, contract acquisition costs, a customer list and contract values established in connection with certain business combinations. As described under “Recent Accounting Pronouncements” herein, value of workforce was reclassified into goodwill effective January 1, 2002. Value of workforce (as of December 31, 2001), contract acquisition costs (both included in other non-current assets in the accompanying consolidated balance sheets) and contract values (included in other non-current liabilities in the accompanying consolidated balance sheets) represent the estimated fair values of the identifiable intangibles acquired in the Operating Company Merger and in the acquisitions of the Service Companies. Prior to January 1, 2002, value of workforce was amortized into amortization expense over estimated useful lives ranging from 23 to 38 months using the straight-line method. Contract acquisition costs and contract values are generally amortized into amortization expense using the interest method over the lives of the related management contracts acquired, which range from three months to approximately 19 years. The customer list (included in other non-current assets in the accompanying consolidated balance sheet), which was acquired in connection with the acquisition of a prisoner extradition company on December 31, 2002, has an indefinite useful life and is not subject to amortization. The Company evaluates the realizability of the carrying value of its intangible assets annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test consists of a comparison of the fair value of an intangible asset with its carrying amount. If the carrying amount of an intangible asset exceeds its fair value, an impairment loss shall be recognized in an amount equal to that excess. The Company also continually evaluates whether changes have occurred that would require revision of the remaining estimated useful lives of intangible assets.

Goodwill

Goodwill represents the cost in excess of the net assets of businesses acquired. Prior to January 1, 2002, goodwill was amortized into amortization expense over 15 years using the straight-line method. However, as further discussed under “Recent Accounting Pronouncements” herein, beginning January 1, 2002, goodwill is no longer subject to amortization, but is rather tested for impairment using a fair-value based approach.

Accounting for the Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment when circumstances indicate the carrying value of an asset may not be recoverable. For assets that are to be held and used, an impairment is recognized when the estimated undiscounted cash flows associated with the asset or group of assets is less than their carrying value. If impairment exists, an adjustment is made to write the asset down to its fair value, and a loss is recorded as the difference between the carrying value and fair value. Fair values are determined based on quoted market values, discounted cash flows or internal and external appraisals, as applicable.

Investment in Direct Financing Lease

Investment in direct financing lease represents the portion of the Company’s management contract with a governmental agency that represents capitalized lease payments on buildings and equipment. The lease is accounted for using the financing method and, accordingly, the minimum lease payments to be received over the term of the lease less unearned income is capitalized as the Company’s investment in the lease. Unearned income is recognized as income over the term of the lease using the interest method.

Investment in Affiliates

Investments in affiliates that are equal to or less than 50%-owned over which the Company can exercise significant influence are accounted for using the equity method of accounting.

Debt Issuance Costs

Generally, debt issuance costs, which are included in other assets in the consolidated balance sheets, are capitalized and amortized into interest expense on a straight-line basis, which is not materially different than the interest method, over the term of the related debt. However, certain debt issuance costs incurred in connection with debt refinancings are charged to expense in accordance with Emerging Issues Task Force Issue No. 96-19, “Debtor’s Accounting for a Modification or Exchange of Debt Instruments.”

Management and Other Revenue

The Company maintains contracts with certain governmental entities to manage their facilities for fixed per diem rates or monthly fixed rates. The Company also maintains contracts with various federal, state and local governmental entities for the housing of inmates in company-owned facilities at fixed per diem rates. These contracts usually contain expiration dates with renewal options ranging from annual to multi-year renewals. Most of these contracts have current terms that require renewal every two to five years. Additionally, most facility management contracts contain clauses that allow the government agency to terminate a contract without cause, and are generally subject to legislative appropriations. The Company generally expects to renew these contracts for periods consistent with the remaining renewal options allowed by the contracts or other reasonable extensions; however, no assurance can be given that such renewals will be obtained. Fixed monthly rate revenue is recorded in the month earned and fixed per diem revenue is recorded based on the per diem rate multiplied by the number of inmates housed during the respective period. The Company recognizes any additional management service revenues when earned. Certain of the government agencies also have the authority to audit and investigate the Company’s contracts with them. For contracts that actually or effectively provide for certain reimbursement of expenses, if the agency determines that the Company has improperly allocated costs to a specific contract, the Company may not be reimbursed for those costs and could be required to refund the amount of any such costs that have been reimbursed.

Rental Revenue

Rental revenues are recognized based on the terms of the Company’s leases.

Self-Funded Insurance Reserves

The Company is significantly self-insured for employee health, workers’ compensation, and automobile liability insurance. As such, the Company’s insurance expense is largely dependent on claims experience and the Company’s ability to control its claims experience. The Company has consistently accrued the estimated liability for employee health insurance based on its history of claims experience and time lag between the incident date and the date the cost is paid by the Company. The Company has accrued the estimated liability for workers’ compensation and automobile insurance based on a third-party actuarial valuation of the outstanding liabilities. These estimates could change in the future.

Income Taxes

Income taxes are accounted for under the provisions of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS 109”). SFAS 109 generally requires the Company to record deferred income taxes for the tax effect of differences between book and tax bases of its assets and liabilities. For the year ended December 31, 1999, the Company elected to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”). In connection with the Restructuring, on September 12, 2000, the Company’s stockholders approved an amendment to the Company’s charter to remove provisions requiring the Company to elect to qualify and be taxed as a REIT for federal income tax purposes effective January 1, 2000. The Company has been taxed as a taxable subchapter C corporation beginning with its taxable year ended December 31, 2000. The Company recognized an income tax provision during the third quarter of 2000 for establishing net deferred tax liabilities in connection with the change in tax status, net of a valuation allowance applied to certain deferred tax assets. The Company expects to continue to operate as a taxable corporation in future years.

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Realization of the future tax benefits related to deferred tax assets is dependent on many factors, including the Company’s ability to generate taxable income within the net operating loss carryforward period. Since the change in tax status in connection with the Restructuring in 2000, and as of December 31, 2002, the Company has provided a valuation allowance to substantially reserve its deferred tax assets in accordance with SFAS 109. The valuation allowance is recognized based on the weight of available evidence indicating that it is more likely than not that the deferred tax assets will not be realized. This evidence primarily consists of, but is not limited to, recurring operating losses for federal tax purposes.

The Company’s assessment of the valuation allowance could change in the future. Removal of the valuation allowance in whole or in part would result in a non-cash reduction in income tax expense during the period of removal. In addition, because a portion of the valuation allowance as of December 31, 2002 was established to reserve certain deferred tax assets upon the acquisitions of PMSI and JJFMSI, in accordance with SFAS 109, removal of the valuation allowance would result in a reduction to any remaining goodwill recorded in connection with such acquisitions to the extent the reversal relates to the valuation allowance applied to deferred tax assets existing at the date PMSI and JJFMSI were acquired. If the valuation allowance as of December 31, 2002 were to be removed in its entirety, the reduction to goodwill would amount to approximately $4.5 million. To the extent no reserve is established for the Company’s deferred tax assets, future financial statements would reflect a provision for income taxes at the applicable federal and state tax rates on income before taxes.

Foreign Currency Transactions

During 2000, a wholly-owned subsidiary of the Company entered into a 25-year property lease with Agecroft Prison Management, Ltd. (“APM”) in connection with the construction and development of the Company’s Agecroft facility, located in Salford, England. The Company also extended a working capital loan to the operator of this facility. These assets, along with various other short-term receivables, are denominated in British pounds; consequently, the Company adjusts these receivables to the current exchange rate at each balance sheet date and recognizes the unrealized currency gain or loss in current period earnings. On April 10, 2001, the Company sold its interest in the Agecroft facility. However, the Company retained its 50% interest in APM, which has a management contract for the Agecroft facility. The Company retained and will continue to record foreign currency transaction gains and losses on the working capital loan.

Fair Value of Derivative and Financial Instruments

Derivative Instruments

The Company may enter into derivative financial instrument transactions from time to time in order to mitigate its interest rate risk on a related financial instrument. The Company accounts for these derivative financial instruments in accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), which became effective January 1, 2001. SFAS 133, as amended, requires that changes in a derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met. The Company estimates the fair value of its interest rate swap and cap agreements using third-party valuation specialists and option-pricing models that value the potential for the interest rate swap agreements to become in-the-money through changes in interest rates during the remaining term of the agreements. A negative fair value represents the estimated amount the Company would have to pay to cancel the contract or transfer it to other parties.

In accordance with the Old Senior Bank Credit Facility, the Company entered into an interest rate swap agreement on $325.0 million of floating rate debt on the Old Senior Bank Credit Facility. The Company did not meet the hedge accounting criteria for the interest rate swap agreement. As further discussed in Note 14, this interest rate swap agreement was terminated in 2002.

At December 31, 2001, the Company also had a derivative instrument associated with the issuance of a $26.1 million promissory note due in 2009. The terms of the note, which allowed the principal balance to fluctuate dependent on the trading price of the Company’s common stock, created a derivative instrument that was accounted for under the provisions of SFAS 133. As a result of the extinguishment of the note in full in January 2002, management estimated the fair value of this derivative to approximate the face amount of the note. The derivative asset offsets the face amount of the note in the consolidated balance sheet as of December 31, 2001.

The New Senior Bank Credit Facility required the Company to hedge at least $192.0 million of the term loan portions of the facility within 60 days following the closing of the loan. In May 2002, the Company entered into an interest rate cap agreement to fulfill this requirement, capping LIBOR at 5.0% (prior to the applicable spread) on outstanding balances of $200.0 million through the expiration of the cap agreement on May 20, 2004. As of December 31, 2002, the Company has met the hedge accounting criteria under SFAS 133 in accounting for the interest rate cap agreement. As a result, the estimated fair value of the interest rate cap agreement as of December 31, 2002 was included in other assets in the consolidated balance sheet, and the change in the fair value of the interest rate cap agreement during the year ended December 31, 2002 was reported through other comprehensive income in the statement of stockholders’ equity. There can be no assurance that the interest rate cap agreement will be effective in mitigating the Company’s exposure to interest rate risk in the future, or that the Company will be able to continue to meet the hedge accounting criteria under SFAS 133.

Financial Instruments

To meet the reporting requirements of Statement of Financial Accounting Standards No. 107, “Disclosures About Fair Value of Financial Instruments” (“SFAS 107”), the Company calculates the estimated fair value of financial instruments using quoted market prices of similar instruments or discounted cash flow techniques. At December 31, 2002 and 2001, there were no material differences between the carrying amounts and the estimated fair values of the Company’s financial instruments, other than as follows (in thousands):

	December 31,

	2002		2001

	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value

Investment in direct financing lease	$18,873	$26,057	$19,340	$22,317
Note receivable from APM	$5,061	$9,099	$4,579	$6,144
Debt	$(955,959)	$(993,335)	$(963,600)	$(974,039)

Use of Estimates in Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risks

The Company’s credit risks relate primarily to cash and cash equivalents, restricted cash, accounts receivable and an investment in a direct financing lease. Cash and cash equivalents and restricted cash are primarily held in bank accounts and overnight investments. The Company’s accounts receivable and investment in direct financing lease represent amounts due primarily from governmental agencies. The Company’s financial instruments are subject to the possibility of loss in carrying value as a result of either the failure of other parties to perform according to their contractual obligations or changes in market prices that make the instruments less valuable.

At December 31, 2002, accounts receivable included approximately $13.8 million due from the Commonwealth of Puerto Rico, classified as current assets of discontinued operations in the accompanying consolidated balance sheet due to the termination of the Company’s contracts to manage three facilities in the Commonwealth of Puerto Rico during the second and third quarters of 2002. See Note 21 for events occurring subsequent to year-end.

The Company derives its revenue primarily from amounts earned under federal, state and local government management contracts. Approximately 33% and 51% of the Company’s revenue was from federal and state governments, respectively, for the year ended December 31, 2002, while approximately 30% and 55% of the Company’s revenue was from federal and state governments, respectively, for the year ended December 31, 2001. Management revenue from the Federal Bureau of Prisons (“BOP”) represents approximately 14% and 13%, respectively, of total revenue for 2002 and 2001. Management revenue from the United States Marshals Service represents approximately 12% and 9%, respectively, of total revenue for 2002 and 2001. No other customer generated more than 10% of total revenue during 2002 or 2001.

Comprehensive Income

Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” establishes standards for reporting and displaying comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income encompasses all changes in stockholders’ equity except those arising from transactions with stockholders.

Recent Accounting Pronouncements

Effective January 1, 2002 the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), which establishes new accounting and reporting requirements for goodwill and other intangible assets. Under SFAS 142, all goodwill amortization ceased effective January 1, 2002 and goodwill attributable to each of the Company’s reporting units was tested for impairment by comparing the fair value of each reporting unit with its carrying value. Fair value was determined using a collaboration of various common valuation techniques, including market multiples, discounted cash flows, and replacement cost methods. These impairment tests are required to be performed at adoption of SFAS 142 and at least annually thereafter. On an ongoing basis (absent any impairment indicators), the Company expects to perform its impairment tests during the fourth quarter, in connection with the Company’s annual budgeting process.

Based on the Company’s initial impairment tests, the Company recognized an impairment of $80.3 million to write-off the carrying value of goodwill associated with the Company’s locations included in the owned and managed reporting segment during the first quarter of 2002. This goodwill was established in connection with the acquisition of Operating Company. The remaining goodwill, which is associated with the facilities the Company manages but does not own, was deemed to be not impaired, and remains recorded on the balance sheet at December 31, 2002. This remaining goodwill was established in connection with the acquisitions of PMSI and JJFMSI. The implied fair value of goodwill of the locations included in the owned and managed reporting segment did not support the carrying value of any goodwill, primarily due to the highly leveraged capital structure. No impairment of goodwill allocated to the locations included in the managed-only reporting segment was deemed necessary, primarily because of the relatively minimal capital expenditure requirements, and therefore indebtedness, in connection with obtaining such management contracts. Under SFAS 142, the impairment recognized at adoption of the new rules was reflected as a cumulative effect of accounting change in the Company’s statement of operations for the first quarter of 2002. Impairment adjustments recognized after adoption, if any, are required to be recognized as operating expenses.

SFAS 142 also requires certain previously separately identified intangible assets, such as workforce values, to be reclassified as goodwill. Also, during the fourth quarter of 2002, an adjustment to goodwill resulted from a change in the valuation allowance applied to certain deferred tax assets acquired in connection with the acquisitions of Operating Company, PMSI and JJFMSI. See Note 13 for further information regarding the valuation allowance. The carrying amount of goodwill attributable to locations included in each reportable operating segment with goodwill balances and changes therein is as follows (in thousands):

46

	Owned and	Managed-only
	Managed Segment	Segment	Total

Balance as of December 31, 2001	$79,876	$24,143	$104,019
Value of workforce reclassified as goodwill	400	289	689
Impairment adjustment	(80,276)	—	(80,276)
Change in deferred tax asset valuation allowance	—	(3,530)	(3,530)

Balance as of December 31, 2002	$—	$20,902	$20,902

In connection with the adoption of SFAS 142, the Company also reassessed the useful lives and the classification of its identifiable intangible assets and liabilities and determined that they continue to be appropriate. The components of the Company’s intangible assets and liabilities are as follows (in thousands):

	December 31, 2002		December 31, 2001

	Gross Carrying	Accumulated	Gross Carrying	Accumulated
	Amount	Amortization	Amount	Amortization

Contract acquisition costs	$1,149	$(1,020)	$2,659	$(1,754)
Customer list	561	—	—	—
Contract values established in connection with certain business combinations	(38,049)	16,281	(25,215)	6,919

Total	$(36,339)	$15,261	$(22,556)	$5,165

Contract acquisition costs and the customer list are included in other non-current assets, and contract values are included in other non-current liabilities in the accompanying balance sheets. Amortization income, net of amortization expense, for intangible assets and liabilities during the years ended December 31, 2002 and 2001 was $1.8 million and $6.2 million, respectively. Estimated amortization income, net of amortization expense, for the five succeeding fiscal years is as follows (in thousands):

2003	$(3,696)
2004	(3,494)
2005	(4,332)
2006	(4,661)
2007	(4,661)

Pro forma results of operations for the year ended December 31, 2001 had the Company applied the non-amortization provisions of SFAS 142 in those periods are as follows (in thousands, except per share amounts):

For the Year Ended
December 31,

2001

Reported net income (loss) available to common stockholders	$5,670
Add: Goodwill and workforce value amortization	8,844

Pro forma net income (loss) available to common stockholders	$14,514

Basic income (loss) per share:
Reported net income (loss) available to common stockholders	$0.23
Goodwill and workforce value amortization	0.37

Pro forma net income (loss) available to common stockholders	$0.60

Diluted income (loss) per share:
Reported net income (loss) available to common stockholders	$0.23
Goodwill and workforce value amortization	0.28

Pro forma net income (loss) available to common stockholders	$0.51

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes Statement of Financial Accounting Standards No. 121, “Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of” (“SFAS 121”), and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, “Reporting the Results of Operations – Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions” (“APB 30”), for the disposal of a segment of a business (as previously defined in that Opinion). SFAS 144 retains the fundamental provisions of SFAS 121 for recognizing and measuring impairment losses on long-lived assets held for use and long-lived assets to be disposed of by sale, while also resolving significant implementation issues associated with SFAS 121. Unlike SFAS 121, however, an impairment assessment under SFAS 144 will never result in a write-down of goodwill. Rather, goodwill is evaluated for impairment under SFAS 142. SFAS 144 also broadens the scope of defining discontinued operations. Under the provisions of SFAS 144, the identification and classification of a facility as held for sale, or the termination of any of the Company’s management contracts for a managed-only facility, by expiration or otherwise, would result in the classification of the operating results of such facility, net of taxes, as a discontinued operation, so long as the financial results can be clearly identified, and so long as the Company does not have any significant continuing involvement in the operations of the component after the disposal or termination transaction.

Due to the sale of the Company’s interest in a juvenile facility during the second quarter of 2002, the termination of the Company’s management contracts during the second quarter of 2002 for the Ponce Young Adult Correctional Facility and the Ponce Adult Correctional Facility and the termination of the Company’s management contract during the third quarter of 2002 for the Guayama Correctional Center in accordance with SFAS 144, the operations of these facilities, net of taxes, have been reported as discontinued operations in the Company’s statements of operations for the years ended December 31, 2002 and 2001. See Note 15 for further information concerning the Company’s discontinued operations.

In April 2002, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections” (“SFAS 145”). SFAS 145 rescinds Statement of Financial Accounting Standards No. 4, “Reporting Gains and Losses from Extinguishment of

Debt,” or SFAS 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect. As a result, the criteria in APB 30 will now be used to classify those gains and losses. SFAS 145 amends Statement of Financial Accounting Standards No. 13, “Accounting for Leases,” to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. SFAS 145 also makes technical corrections to existing pronouncements. While those corrections are not substantive in nature, in some instances, they may change accounting practice. The provisions of SFAS 145 are effective for financial statements issued for fiscal years beginning after May 15, 2002, and interim periods within those fiscal years. See Note 21 for events occurring subsequent to year-end.

In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”). SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)” (“Issue 94-3”). SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under Issue 94-3, a liability for an exit cost as generally defined in Issue 94-3 was recognized at the date of an entity’s commitment to an exit plan. The provisions of SFAS 146 are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. Adoption of SFAS 146 is not expected to have a material impact on the Company’s financial statements.

In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). FIN 45 requires that the guarantor recognize, at the inception of certain guarantees, a liability for the fair value of the obligation undertaken in issuing such guarantees. FIN 45 also requires additional disclosure requirements about the guarantor’s obligations under certain guarantees that it has issued. The initial recognition and measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002 and the disclosure requirements are effective for financial statement periods ending after December 15, 2002. Through December 31, 2002, adoption of FIN 45 has not had a material effect on the Company’s financial statements. The future effect of FIN 45 on the Company’s financial statements will depend on whether the Company enters into new or modifies existing guarantees.

On December 31, 2002, the FASB issued Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure” (“SFAS 148”). SFAS 148 amends Statement of Financial Accounting Standards No. 123 “Accounting for Stock-Based Compensation” (“SFAS 123”), to provide alternative methods of transition to SFAS 123’s fair value method of accounting for stock-based employee compensation. SFAS 148 also amends the disclosure provisions of SFAS 123 and APB Opinion No. 28, “Interim Financial Reporting”, to require disclosure in the summary of significant accounting policies of the effects of an entity’s accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. While SFAS 148 does not amend SFAS 123 to require companies to account for employee stock options using the fair value method, the disclosure provisions of SFAS 148 are applicable to all companies with stock-based employee compensation, regardless of whether they account for the compensation using the fair value method of SFAS 123 or the intrinsic value method of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“ABP 25”). See below for the required disclosures under SFAS 148.

At December 31, 2002, the Company had equity incentive plans, which are described more fully in Note 17. The Company accounts for those plans under the recognition and measurement principles of APB 25. No employee compensation cost for the Company’s stock options is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share for the years ended December 31, 2002 and 2001 if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based employee compensation.

	For the Years Ended December 31,

	2002	2001

As Reported:
Income (loss) from continuing operations and after preferred stock distributions	$48,942	$(3,348)
Income from discontinued operations, net of taxes	2,459	9,018
Cumulative effect of accounting change	(80,276)	—

Net income (loss) available to common stockholders	$(28,875)	$5,670

Pro Forma:
Income (loss) from continuing operations and after preferred stock distributions	$43,781	$(7,584)
Income from discontinued operations, net of taxes	2,459	9,018
Cumulative effect of accounting change	(80,276)	—

Net income (loss) available to common stockholders	$(34,036)	$1,434

As Reported:
Basic earnings (loss) per share:
Income (loss) from continuing operations	$1.77	$(0.14)
Income from discontinued operations, net of taxes	0.09	0.37
Cumulative effect of accounting change	(2.90)	—

Net income (loss) available to common stockholders	$(1.04)	$0.23

As Reported:
Diluted earnings (loss) per share:
Income (loss) from continuing operations	$1.59	$(0.14)
Income from discontinued operations, net of taxes	0.08	0.37
Cumulative effect of accounting change	(2.49)	—

Net income (loss) available to common stockholders	$(0.82)	$0.23

Pro Forma:
Basic earnings (loss) per share:
Income (loss) from continuing operations	$1.58	$(0.31)
Income from discontinued operations, net of taxes	0.09	0.37
Cumulative effect of accounting change	(2.90)	—

Net income (loss) available to common stockholders	$(1.23)	$0.06

Pro Forma:
Diluted earnings (loss) per share:
Income (loss) from continuing operations	$1.43	$(0.31)
Income from discontinued operations, net of taxes	0.08	0.37
Cumulative effect of accounting change	(2.49)	—

Net income (loss) available to common stockholders	$(0.98)	$0.06

The effect of applying SFAS 123 for disclosing compensation costs under such pronouncement may not be representative of the effects on reported net income (loss) available to common stockholders for future years.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”), which requires the consolidation of variable interest entities. Variable interest entities created prior to February 1, 2003, must be consolidated effective July 1, 2003. Disclosures are required currently if the Company expects to consolidate any variable interest entities. The Company is currently evaluating the requirement to consolidate any additional material entities as a result of FIN 46.

4.	PROPERTY AND EQUIPMENT

At December 31, 2002, the Company owned 43 real estate properties, including 40 correctional, detention and juvenile facilities, three of which the Company leases to other operators, two corporate office buildings, and one correctional and detention facility under construction. As of December 31, 2002, two of the 40 correctional and detention facilities the Company owns are substantially idle. In addition, during January 2003, the Company purchased the Crowley County Correctional Facility located in Olney Springs, Colorado, for a purchase price of approximately $47.5 million. As part of the transaction, the Company also assumed a management contract with the State of Colorado and entered into a new management contract with the State of Wyoming, and took over management of the facility effective January 18, 2003. The Company financed the purchase price through $30.0 million in borrowings under its New Senior Bank Credit Facility pursuant to an expansion of the Term Loan B Facility, with the balance of the purchase price satisfied with cash on hand. At December 31, 2002, the Company also managed 23 correctional and detention facilities owned by government agencies. See Note 15 and 21 for events occurring subsequent to year-end.

Property and equipment, at cost, consists of the following:

	December 31,

	2002	2001

	(in thousands)
Land and improvements	$33,756	$33,826
Buildings and improvements	1,599,167	1,535,959
Equipment	38,930	29,102
Office furniture and fixtures	21,315	20,775
Construction in progress	44,116	101,220

	1,737,284	1,720,882
Less: Accumulated depreciation	(185,503)	(133,182)

	$1,551,781	$1,587,700

Depreciation expense was $53.1 million and $51.4 million for the years ended December 31, 2002, and 2001, respectively.

As of December 31, 2002, ten of the facilities owned by the Company are subject to options that allow various governmental agencies to purchase those facilities. In addition, three facilities, including two of which are also subject to purchase options, are constructed on land that the Company leases from governmental agencies under ground leases. Under the terms of those ground leases, the facilities become the property of the governmental agencies upon expiration of the ground leases. The Company depreciates these two properties over the terms of the applicable ground lease.

The Company’s property and equipment, along with all other tangible and intangible assets of the Company, are pledged as collateral on the Company’s New Senior Bank Credit Facility. See discussion of the New Senior Bank Credit Facility in Note 12.

5.	ASSETS HELD FOR SALE

As of December 31, 2001, the Company was holding for sale numerous assets, including six parcels of land, one correctional facility leased to a governmental agency, and one correctional facility leased to a private operator, with an aggregate book value of approximately $22.3 million. During 2002, these assets were reclassified to assets held for use and are included in property and equipment, net, in the consolidated balance sheet at December 31, 2002, because the Company was unable to achieve acceptable sales prices. In accordance with SFAS 144, the assets held for sale were also reclassified to property and equipment, net, in the accompanying consolidated balance sheet at December 31, 2001. See Note 6 for further discussion of the reclassification of these assets.

6.	FACILITY AND MANAGEMENT CONTRACT CHANGES

In March 2001, the Company sold the Mountain View Correctional Facility, located in Spruce Pine, North Carolina, for a net sales price of approximately $24.9 million. On June 28, 2001, the Company sold the Pamlico Correctional Facility, located in Bayboro, North Carolina, for a net sales price of approximately $24.0 million. The net proceeds from both of these sales were used to pay-down a like portion of amounts outstanding under the Company’s Old Senior Bank Credit Facility.

On April 10, 2001, the Company sold its interest in the Agecroft facility, located in Salford, England, for a net sales price of approximately $65.7 million through the sale of all the issued and outstanding capital stock of Agecroft Properties, Inc., a wholly-owned subsidiary of the Company. The net proceeds from the sale were used to pay-down a like portion of amounts outstanding under the Old Senior Bank Credit Facility.

On October 3, 2001, the Company sold its Southern Nevada Women’s Correctional Facility, a facility located in Las Vegas, Nevada, for a net sales price of approximately $24.1 million. The net proceeds were used to pay-down a like portion of amounts outstanding under the Old Senior Bank Credit Facility. Subsequent to the sale, the Company continues to manage the facility pursuant to a contract with the State of Nevada.

During the fourth quarter of 2000, the Company’s management committed to a plan of disposal for certain long-lived assets of the Company, including the Leo Chesney Correctional Center (“Leo Chesney”), located in Live Oak, California, and the Queensgate Correctional Facility (“Queensgate”), located in Cincinnati, Ohio. These facilities are currently leased to third party operators. The facilities, with estimated net realizable values totaling $20.6 million at December 31, 2001, were classified in the consolidated balance sheet as assets held for sale as of December 31, 2001. During the first quarter of 2002, these facilities were reclassified to assets held for use and are included in property and equipment, net, in the consolidated balance sheet at December 31, 2002, because the Company was unable to achieve acceptable sales prices for the facilities. In accordance with SFAS 144, the assets held for sale were also reclassified to property and equipment, net, in the accompanying consolidated balance sheet at December 31, 2001.

During the fourth quarter of 2001, management committed to a plan to terminate a management contract at the Southwest Indiana Regional Youth Village, located in Vincennes, Indiana. During the first quarter of 2002, the Company entered into a mutual agreement with Children and Family Services Corporation (“CFSC”) to terminate the Company’s management contract at Southwest Indiana Regional Youth Village, effective April 1, 2002, prior to the contract’s expiration date in 2004. In connection with the mutual agreement to terminate the management contract, CFSC also paid in full an outstanding note receivable totaling approximately $0.7 million, which was previously considered uncollectible and was fully reserved.

On May 30, 2002, the Company was awarded a contract by the BOP to house 1,524 federal detainees at the Company’s McRae Correctional Facility located in McRae, Georgia. The three-year contract, awarded as part of the Criminal Alien Requirement Phase II Solicitation, or CAR II, also provides for seven one-year renewals. The contract guarantees at least 95% occupancy on a take-or-pay basis. The facility commenced full operations December 1, 2002.

On June 28, 2002, the Company received notice from the Mississippi Department of Corrections terminating its contract to manage the Delta Correctional Facility located in Greenwood, Mississippi, due to the non-appropriation of funds. The Company ceased operations of the facility during October of 2002. However, the State of Mississippi agreed to expand the management contract at the Wilkinson County Correctional Facility to accommodate an additional 100 inmates.

On September 30, 2002, the Company announced a contract award from the State of Wisconsin to house up to a total of 5,500 medium-security Wisconsin inmates. The new contract replaced an existing contract between the Company and the State of Wisconsin effective December 22, 2002. As of December 31, 2002, the Company managed approximately 3,500 Wisconsin inmates under the contract.

On October 28, 2002, the Company announced a lease of its Whiteville, Tennessee facility to Hardeman County, Tennessee which has contracted with the State of Tennessee to manage up to 1,536 inmates. The Company has contracted with Hardeman County to manage the inmates housed in the Whiteville facility.

Refer to Note 15 and 21 for certain events occurring subsequent to year-end.

7.	INVESTMENT IN AFFILIATE

For the years ended December 31, 2002 and 2001, equity loss in joint venture was approximately $0.2 million and $0.4 million, respectively. The losses resulted from the Company’s interest in APM, an entity holding the management contract for the Agecroft facility under a 25-year prison management contract with an agency of the U.K. government. Agecroft, located in Salford, England, was previously constructed and owned by a wholly-owned subsidiary of the Company, which was sold in April 2001, as further discussed in Note 6. As discussed in Note 3, the Company has extended a working capital loan to APM, which totaled $6.9 million, including accrued interest, as of December 31, 2002.

8.	INVESTMENT IN DIRECT FINANCING LEASE

At December 31, 2002, the Company’s investment in a direct financing lease represents net receivables under a building and equipment lease between the Company and the District of Columbia for the D.C. Correctional Treatment Facility.

A schedule of future minimum rentals to be received under the direct financing lease in years subsequent to December 31, 2002, is as follows (in thousands):

2003	$2,793
2004	2,793
2005	2,793
2006	2,793
2007	2,793
Thereafter	25,828

Total minimum obligation	39,793
Less unearned interest income	(20,920)
Less current portion of direct financing lease	(527)

Investment in direct financing lease	$18,346

During the years ended December 31, 2002 and 2001, the Company recorded interest income of $2.1 million and $4.3 million, respectively, under its direct financing leases at the D.C. Correctional Treatment Facility and two other facilities that were sold during 2001, as further discussed in Note 6.

9.	OTHER ASSETS

Other assets consist of the following (in thousands):

	December 31,

	2002	2001

Debt issuance costs, less accumulated amortization of $2,487 and $40,698	$15,961	$24,915
Notes receivable	5,892	6,271
Value of workforce, net	—	1,132
Contract acquisition costs, net	128	905
Deposits	4,714	2,680
Customer list	561	—
Other	955	690

	$28,211	$36,593

10.	ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following (in thousands):

	December 31,

	2002	2001

Stockholder litigation settlements	$5,998	$5,998
Other accrued litigation	14,652	18,082
Trade accounts payable	10,603	14,172
Accrued salaries and wages	19,672	18,726
Accrued workers’ compensation and auto liability	18,807	15,117
Accrued employee medical insurance	6,756	6,891
Accrued property taxes	13,881	14,545
Accrued interest	19,419	12,392
Other	41,728	36,106

	$151,516	$142,029

11.	DISTRIBUTIONS TO STOCKHOLDERS

Series A Preferred Stock

On March 22, 2000, the board of directors of the Company declared a quarterly dividend on the Company’s Series A Preferred stock of $0.50 per share to preferred stockholders of record on March 31, 2000. These dividends were paid on April 17, 2000. In connection with the June 2000 Waiver and Amendment, the Company was subsequently prohibited from declaring or paying any further dividends with respect to its outstanding Series A Preferred stock until such time as the Company raised at least $100.0 million in equity. Dividends with respect to the Series A Preferred stock continued to accrue under the terms of the Company’s charter until such time as payment of such dividends was permitted under the terms of the Old Senior Bank Credit Facility. Under the terms of the Company’s charter, in the event dividends are unpaid and in arrears for six or more quarterly periods, the holders of the Series A Preferred stock have the right to vote for the election of two additional directors to the board of directors. During the third quarter of 2001, the Company received a consent and waiver from its lenders under the Old Senior Bank Credit Facility which allowed the Company’s board of directors to declare a cash dividend with respect to the third quarter of 2001 on September 28, 2001. As a result of the board’s declaration, the holders of the Company’s Series A Preferred stock received $0.50 on October 15, 2001 for every share of the Series A Preferred stock they held on the record date. Approximately $2.2 million was paid on October 15, 2001, as a result of this dividend.

As further discussed in Note 12, on December 7, 2001, the Company completed an amendment and restatement of the Old Senior Bank Credit Facility. As a result of the December 2001 Amendment and Restatement, certain financial and non-financial covenants were amended, including the removal of prior restrictions on the Company’s ability to pay cash dividends on shares of its Series A Preferred stock. Under the terms of the December 2001 Amendment and Restatement, the Company was permitted to pay quarterly dividends, when declared by the board of directors, on the shares of its Series A Preferred stock, including all dividends in arrears. Following the December 2001 Amendment and Restatement, on December 13, 2001, the Company’s board of directors declared a cash dividend on the Series A Preferred stock for the fourth quarter of 2001 and for the five quarters in arrears, payable on January 15, 2002. As a result of the board’s declaration, the holders of the Company’s Series A Preferred stock received $3.00 for every share of Series A Preferred stock they held on the record date. The dividend was based on a dividend rate of 8% per annum of the stock’s stated value of $25.00 per share. Approximately $12.9 million was paid on January 15, 2002, as a result of this dividend. The Company has since declared and paid a cash dividend each quarter thereafter at a rate of 8% per annum of the stock’s stated value.

Refer to Note 21 for certain events occurring subsequent to year-end.

Quarterly distributions and the resulting tax classification for the Series A Preferred stock distributions are as follows for the years ended December 31, 2002 and 2001:

	Record	Payment	Distribution Per		Return of
Declaration Date	Date	Date	Share	Ordinary Income	Capital

09/28/01	10/05/01	10/15/01	$0.50	0.0%	100.0%
12/13/01	12/31/01	01/15/02	$3.00	100.0%	0.0%
03/19/02	03/28/02	04/15/02	$0.50	100.0%	0.0%
06/13/02	06/28/02	07/15/02	$0.50	100.0%	0.0%
09/18/02	09/30/02	10/15/02	$0.50	100.0%	0.0%
12/11/02	12/31/02	01/15/03	$0.50	(A )	(A )

(A) – Will be determined based on the extent the Company has current or accumulated earnings and profits in 2003.

Series B Preferred Stock

On December 13, 2000, the Company’s board of directors declared a paid-in-kind dividend on the shares of Series B Preferred stock for the period from September 22, 2000 (the original date of issuance) through December 31, 2000, payable on January 2, 2001, to the holders of record of the Company’s Series B Preferred stock on December 22, 2000. As a result of the board’s declaration, the holders of the Company’s Series B Preferred stock were entitled to receive approximately 3.3 shares of Series B Preferred stock for every 100 shares of Series B Preferred stock held by them on the record date. The number of shares to be issued as the dividend was based on a dividend rate of 12.0% per annum of the stock’s stated value of $24.46 per share. The Company has since declared and paid a paid-in-kind dividend each quarter thereafter at a rate of 12% per annum of the stock’s stated value.

Refer to Note 21 for certain events occurring subsequent to year-end.

The fair market value per share (tax basis) assigned to the shares issued as paid-in-kind dividends for the quarterly distributions and the resulting tax classification for the Series B Preferred stock distributions are as follows for the year ended December 31, 2002 and 2001:

			Fair Market
	Record	Payment	Value Per		Return of
Declaration Date	Date	Date	Share	Ordinary Income	Capital

12/13/00	12/22/00	01/02/01	$6.85	0.0%	100.0%
03/13/01	03/19/01	04/02/01	$9.20	0.0%	100.0%
06/11/01	06/19/01	07/02/01	$14.00	0.0%	100.0%
09/07/01	09/17/01	10/01/01	$14.83	0.0%	100.0%
12/11/01	12/21/01	01/02/02	$19.55	100.0%	0.0%
03/13/02	03/22/02	04/01/02	$19.30	100.0%	0.0%
06/11/02	06/21/02	07/01/02	$23.55	100.0%	0.0%
09/11/02	09/20/02	10/01/02	$23.15	100.0%	0.0%
12/11/02	12/20/02	01/02/03	$24.73	(A )	(A )

(A) – Will be determined based on the extent the Company has current or accumulated earnings and profits in 2003.

Common Stock

No quarterly distributions for common stock were made for the years ended December 31, 2002 and 2001. The New Senior Bank Credit Facility restricts the Company from declaring or paying cash dividends on its common stock. Moreover, even if such restriction is ultimately removed, the Company does not currently intend to pay dividends on its common stock in the future.

12.	DEBT

Debt consists of the following:

	December 31,

	2002	2001

	(in thousands)
New Senior Bank Credit Facility:
Term Loan A Facility, with quarterly principal payments of varying amounts with unpaid balance due March 31, 2006; interest payable periodically at variable interest rates. The interest rate was 4.92% at December 31, 2002. (See Note 21 for events occurring subsequent to year-end.)	$63,750	$—
Term Loan B Facility, with quarterly principal payments of varying amounts with unpaid balance due March 31, 2008; interest payable periodically at variable interest rates. The interest rate was 4.92% at December 31, 2002. (As discussed in Note 4, this loan was increased in January 2003.)	560,763	—
Old Senior Bank Credit Facility:
Term loans, with quarterly principal payments of $2.2 million with unpaid balance due December 31, 2002; interest payable periodically at variable interest rates. The interest rate was 7.41% at December 31, 2001. This debt was refinanced in the second quarter of 2002, as further discussed below.	—	791,906
9.875% Senior Notes, principal due at maturity in May 2009; interest payable semi-annually in May and November at 9.875%.	250,000	—
12.0% Senior Notes, principal due at maturity in June 2006; interest payable semi-annually in June and December at 12.0%. A substantial portion of these notes was redeemed in the second quarter of 2002 in connection with the refinancing further discussed below. See Note 21 for events occurring subsequent to year-end.	10,795	100,000
10.0% Convertible Subordinated Notes, principal due at maturity in December 2008; interest payable semi-annually in June and December at 10.0%. In addition, contingent interest, with a balance of $12.6 million at December 31, 2002, accrues at 5.5% and is payable upon each of December 31, 2003 and repayment of the notes, unless the holders convert the notes into common stock or unless the common stock meets a “target price” as defined in the note purchase agreement. (See Note 21 for events occurring subsequent to year-end.)	40,000	40,000
8.0% Convertible Subordinated Notes, principal due at maturity in February 2005 with call provisions beginning in February 2004; interest payable quarterly at 8.0%. (See Note 21 for events occurring subsequent to year-end.)	30,000	30,000
10.0% Convertible Subordinated Notes, principal due at maturity in December 2003; interest payable semi-annually at 10.0%. These notes were converted into approximately 0.1 million shares of common stock on January 14, 2002, as further discussed below.	—	1,114
Other	651	580

	955,959	963,600
Less: Current portion of long-term debt	(23,054)	(792,009)

	$932,905	$171,591

Senior Bank Credit Facility

Old Senior Bank Credit Facility. During 1999, in an attempt to address its liquidity constraints at that time as further described in Note 2, the Company obtained an amendment to its senior secured bank credit facility (the “Old Senior Bank Credit Facility”) to increase the capacity from $650.0 million to $1.0 billion. The Old Senior Bank Credit Facility consisted of up to $600.0 million of term loans with a maturity of December 31, 2002, and up to $400.0 million of revolving loans with a maturity of January 1, 2002.

During the first quarter of 2000, the ratings on the Company’s bank indebtedness, senior unsecured indebtedness and Series A Preferred stock were lowered. As a result of these reductions, the interest rate applicable to outstanding amounts under the Old Senior Bank Credit Facility for revolving loans was increased by 0.5%, to 1.5% over the base rate and to 3.0% over the London Interbank Offered Rate (“LIBOR”); the spread for term loans remained unchanged at 2.5% for base rate loans and 4.0% for LIBOR rate loans.

During June 2000, the Company obtained a waiver and amendment to the Old Senior Bank Credit Facility that waived or addressed all then existing events of default under the provisions of the Old Senior Bank Credit Facility that resulted from: (i) the financial condition of the Company and Operating Company; (ii) the transactions undertaken by the Company and Operating Company in an attempt to resolve the liquidity issues of the Company and Operating Company; and (iii) previously announced restructuring transactions. As a result of the then existing defaults, the Company was subject to the default rate of interest, or 2.0% higher than the rates discussed above, effective from January 25, 2000 until June 9, 2000, and under terms of the June 2000 Waiver and Amendment, the interest rate spreads applicable to outstanding borrowings under the Old Senior Bank Credit Facility were increased by 0.5%. As a result, the range of the spread for the revolving loans became 1.0% to 2.75% for base rate loans and 2.5% to 4.25% for LIBOR rate loans. The resulting range of the spread for the term loans became 2.75% to 3.0% for base rate loans and 4.25% to 4.5% for LIBOR rate loans. Based on the Company’s credit rating at that time, the spread for revolving loans was 2.75% for base rate loans and 4.25% for LIBOR rate loans, while the spread for term loans was 3.0% for base rate loans and 4.5% for LIBOR rate loans.

During the third and fourth quarters of 2000, the Company was not in compliance with certain applicable financial covenants contained in the Company’s Old Senior Bank Credit Facility, including: (i) debt service coverage ratio; (ii) interest coverage ratio; (iii) leverage ratio; and (iv) net worth. In November 2000, the Company obtained the consent of the requisite percentage of the senior lenders (the “November 2000 Consent and Amendment”) to replace previously existing financial covenants with amended financial covenants.

As a result of the November 2000 Consent and Amendment, the interest rate applicable to the Old Senior Bank Credit Facility remained unchanged from the rate stipulated in the June 2000 Waiver and Amendment. This applicable rate, however, was subject to (i) an increase of 25 basis points (0.25%) on July 1, 2001 if the Company had not prepaid $100.0 million of the outstanding loans under the Old Senior Bank Credit Facility, and (ii) an increase of 50 basis points (0.50%) on October 1, 2001 if the Company had not prepaid an aggregate of $200.0 million of the loans under the Old Senior Bank Credit Facility.

The Company satisfied the condition to prepay, prior to July 1, 2001, $100.0 million of outstanding loans under the Old Senior Bank Credit Facility through the application of proceeds from the sales during the first and second quarters of 2001 of the Mountain View Correctional Facility for approximately $24.9 million, the Pamlico Correctional Facility for approximately $24.0 million, through the sale of all of the outstanding capital stock of Agecroft Properties, Inc., a wholly-owned subsidiary of the Company, for approximately $65.7 million, and through the lump sum pay-down of $35.0 million of outstanding loans under the Old Senior Bank Credit Facility with cash on hand. Although the Company applied additional proceeds of approximately $24.1 million from the sale of the Southern Nevada Women’s Correctional Facility to further pay-down the Old Senior Bank Credit Facility, the Company did not satisfy the condition to prepay, prior to October 1, 2001, $200.0 million of outstanding loans under the Old Senior Bank Credit Facility. As a result, the interest rates under the Old Senior Bank Credit Facility were increased by 0.50% until December 2001, when the Company completed an amendment and restatement of the Old Senior Bank Credit

Facility (the “December 2001 Amendment and Restatement”). As part of the December 2001 Amendment and Restatement, the existing $269.4 million revolving portion of the Old Senior Bank Credit Facility, which was to mature on January 1, 2002, was replaced with a term loan of the same amount maturing on December 31, 2002, to coincide with the maturity of the other $524.7 million of term loans under the Old Senior Bank Credit Facility.

Pursuant to terms of the December 2001 Amendment and Restatement, interest on all loans under the Old Senior Bank Credit Facility was payable at a variable rate of 5.5% over LIBOR, or 4.5% over the base rate, at the Company’s option. As a result of the December 2001 Amendment and Restatement, certain financial and non-financial covenants were amended, including the removal of prior restrictions on the Company’s ability to pay cash dividends on its Series A Preferred stock, including all dividends in arrears. During the first quarter of 2002, the Company paid $12.9 million to shareholders of Series A Preferred stock. See Note 11 for further discussion of distributions to stockholders.

Comprehensive Refinancing. The Company believed, and continues to believe, that a short-term extension of the revolving portion of the Old Senior Bank Credit Facility was in its best interests for a longer-term financing strategy, particularly due to difficult market conditions for the issuance of debt securities following the terrorist attacks on September 11, 2001, and during the fourth quarter of 2001. Additionally, the Company believed that certain terms of the December 2001 Amendment and Restatement, including primarily the removal of prior restrictions to pay cash dividends on shares of its Series A Preferred stock, including all dividends in arrears, resulted in an improvement to its credit ratings, enhancing the terms of a more comprehensive refinancing.

On May 3, 2002, the Company completed a comprehensive refinancing (the “Refinancing”) of its senior indebtedness through the refinancing of its Old Senior Bank Credit Facility and the sale and issuance of $250.0 million aggregate principal amount of 9.875% unsecured senior notes due 2009 (the “9.875% Senior Notes”). The proceeds of the offering of the 9.875% Senior Notes were used to repay a portion of amounts outstanding under the Old Senior Bank Credit Facility, to redeem approximately $89.2 million of the Company’s existing $100.0 million 12% Senior Notes due 2006 (the “12% Senior Notes”) pursuant to a tender offer and consent solicitation more fully described below, and to pay related fees and expenses.

New Senior Bank Credit Facility. As part of the Refinancing, the Company obtained a new $715.0 million senior secured bank credit facility (the “New Senior Bank Credit Facility”), which replaced the Old Senior Bank Credit Facility. Lehman Commercial Paper Inc. serves as administrative agent under the new facility, which is comprised of a $75.0 million revolving loan with a term of approximately four years (the “Revolving Loan”), a $75.0 million term loan with a term of approximately four years (the “Term Loan A Facility”), and a $565.0 million term loan with a term of approximately six years (the “Term Loan B Facility”). As further discussed in Note 4, after obtaining consent of the lenders under the New Senior Bank Credit Facility, the Term Loan B Facility was increased by $30.0 million in connection with the acquisition of a correctional facility in January 2003. See Note 21 for events occurring subsequent to year-end. All borrowings under the New Senior Bank Credit Facility initially bear interest at a base rate plus 2.5%, or LIBOR plus 3.5%, at the Company’s option. The applicable margin for the Revolving Loan is subject to adjustment based on the Company’s leverage ratio. The Company is also required to pay a commitment fee on the difference between committed amounts and amounts actually utilized under the Revolving Loan equal to 0.50% per year subject to adjustment based on the Company’s leverage ratio.

The Revolving Loan, which currently has no amounts outstanding, is used by the Company for working capital and general corporate needs.

Prepayments of loans outstanding under the New Senior Bank Credit Facility are permitted at any time without premium or penalty, upon the giving of proper notice. In addition, the Company is required to prepay amounts outstanding under the New Senior Bank Credit Facility in an amount equal to: (i) 50% of the net cash proceeds from any sale or issuance of equity securities by the Company or any of the Company’s subsidiaries, subject to certain exceptions; (ii) 100% of the net cash proceeds from any incurrence of additional indebtedness (excluding certain permitted debt), subject to certain exceptions; (iii) 100% of the net cash proceeds from any sale or other disposition by the Company, or any of the Company’s subsidiaries, of any assets, subject to certain exclusions and reinvestment provisions and excluding certain dispositions in the ordinary course of business; and (iv) 50% of the Company’s “excess cash flow” (as such term is defined in the New Senior Bank Credit Facility) for each fiscal year.

The credit agreement governing the New Senior Bank Credit Facility requires the Company to meet certain financial covenants, including, without limitation, a minimum fixed charge coverage ratio, a maximum leverage ratio and a minimum interest coverage ratio. In addition, the New Senior Bank Credit Facility contains certain covenants which, among other things, limit the incurrence of additional indebtedness, investments, payment of dividends, transactions with affiliates, asset sales, acquisitions, capital expenditures, mergers and consolidations, prepayments and modifications of other indebtedness, liens and encumbrances and other matters customarily restricted in such agreements. In addition, the New Senior Bank Credit Facility is subject to certain cross-default provisions with terms of the Company’s other indebtedness.

The loans and other obligations under the New Senior Bank Credit Facility are guaranteed by each of the Company’s domestic subsidiaries. The Company’s obligations under the New Senior Bank Credit Facility and the guarantees are secured by: (i) a perfected first priority security interest in substantially all of the Company’s tangible and intangible assets and substantially all of the tangible and intangible assets of the Company’s subsidiaries; and (ii) a pledge of all of the capital stock of the Company’s domestic subsidiaries and 65% of the capital stock of certain of the Company’s foreign subsidiaries.

As a result of the early extinguishment of the Old Senior Bank Credit Facility and the redemption of substantially all of the Company’s 12% Senior Notes, further discussed below, the Company recorded expenses of approximately $36.7 million during the second quarter of 2002, which included the write-off of existing deferred loan costs, certain bank fees paid, premiums paid to redeem the 12% Senior Notes, and certain other costs associated with the Refinancing.

During 2000, the Company incurred and capitalized approximately $9.0 million in consummating the June 2000 Waiver and Amendment, and $0.5 million for the November 2000 Consent and Amendment. During 2001, the Company incurred and capitalized approximately $5.8 million in consummating the 2001 December Amendment and Restatement. During 2002, the Company incurred and capitalized approximately $16.9 million in consummating the Refinancing during 2002, including $7.3 million associated with the New Senior Bank Credit Facility, and $9.6 million associated with the 9.875% Senior Notes.

9.875% Senior Notes

Interest on the 9.875% Senior Notes accrues at the stated rate, and is payable semi-annually in arrears on May 1 and November 1 of each year. The 9.875% Senior Notes mature on May 1, 2009.

At any time before May 1, 2005, the Company may redeem up to 35% of the notes with the net proceeds of certain equity offerings, as long as 65% of the aggregate principal amount of the notes remains outstanding after the redemption. The Company may redeem all or a portion of the 9.875% Senior Notes on or after May 1, 2006. Redemption prices are set forth in the indenture governing the 9.875% Senior Notes. The 9.875% Senior Notes are guaranteed on an unsecured basis by all of the Company’s domestic subsidiaries.

Only July 18, 2002, pursuant to the terms and conditions of a Registration Rights Agreement by and among the Company, the Company’s subsidiary guarantors, and the initial purchasers of the 9.875% Senior Notes, dated as of May 3, 2002, the Company and the Company’s subsidiary guarantors filed a registration statement with the SEC relating to an offer to exchange the 9.875% Senior Notes and related guarantees that were originally issued in a private placement for publicly tradable notes and guarantees on substantially identical terms. The Registration Rights Agreement required that the Company cause the registration statement to be declared effective by the SEC within 180 days from the date of the original issuance of the 9.875% Senior Notes. The SEC declared the registration statement effective January 3, 2003, and the exchange offer was completed February 8, 2003. As a result of the delay, the Company paid $0.1 million in liquidated damages to the holders of the notes.

In connection with the registration with the SEC of the 9.875% Senior Notes, after obtaining consent of the lenders under the New Senior Bank Credit Facility, the Company transferred the real property and related assets of the Company (as the parent corporation) to certain of its subsidiaries effective on December 27, 2002. Accordingly, the Company (as the parent corporation to its subsidiaries) has no independent assets or operations (as defined under Rule 3-10(f) of Regulation S-X). As a result of this transfer, assets with an aggregate net book value of approximately $1.6 billion are no longer directly available to the parent corporation to satisfy the obligations under the 9.875% Senior Notes. Instead, the parent corporation must rely on distributions of the subsidiaries to satisfy its obligations under the 9.875% Senior Notes. All of the parent corporation’s domestic subsidiaries, including the subsidiaries to which the assets were transferred, have provided full and unconditional guarantees of the 9.875% Senior Notes. Each of the Company’s subsidiaries guaranteeing the 9.875% Senior Notes are wholly-owned subsidiaries of the Company; the subsidiary guarantees are full and unconditional and are joint and several obligations of the guarantors; and all non-guarantor subsidiaries are minor (as defined in Rule 3-10(h)(6) of Regulation S-X).

As of December 31, 2002, neither the Company nor any of its subsidiary guarantors had any material or significant restrictions on the Company’s ability to obtain funds from its subsidiaries by dividend or loan or to transfer assets from such subsidiaries.

The indenture governing the 9.875% Senior Notes contains certain customary covenants that, subject to certain exceptions and qualifications, restrict the Company’s ability to, among other things: make restricted payments; incur additional debt or issue certain types of preferred stock; create or permit to exist certain liens; consolidate, merge or transfer all or substantially all of the Company’s assets; and enter into transactions with affiliates. In addition, if the Company sells certain assets (and generally does not use the proceeds of such sales for certain specified purposes) or experiences specific kinds of changes in control, the Company must offer to repurchase all or a portion of the 9.875% Senior Notes. The offer price for the 9.875% Senior Notes in connection with an asset sale would be equal to 100% of the aggregate principal amount of the notes repurchased plus accrued and unpaid interest and liquidated damages, if any, on the notes repurchased to the date of purchase. The offer price for the 9.875% Senior Notes in connection with a change in control would be 101% of the aggregate principal amount of the notes repurchased plus accrued and unpaid interest and liquidated damages, if any, on the notes repurchased to the date of purchase. The 9.875% Senior Notes are also subject to certain cross-default provisions with the terms of the Company’s other indebtedness.

12% Senior Notes

On June 11, 1999, the Company completed its sale and issuance of $100.0 million aggregate principal amount of 12% Senior Notes due 2006. Interest on the 12% Senior Notes is paid semi-annually in arrears, and the 12% Senior Notes have a seven year non-callable term due June 1, 2006.

Pursuant to the terms of a tender offer and consent solicitation which expired on May 16, 2002, in connection with the Refinancing, in May 2002, the Company redeemed approximately $89.2 million in aggregate principal amount of its 12% Senior Notes with proceeds from the issuance of the 9.875% Senior Notes. The notes were redeemed at a price of 110% of par, which included a 3% consent payment, plus accrued and unpaid interest to the payment date. In connection with the tender offer and consent solicitation, the Company received sufficient consents and amended the indenture governing the 12% Senior Notes to delete substantially all of the restrictive covenants and events of default contained therein. The amendment became operative upon the Company’s purchase of the 12% Senior Notes tendered in connection with the consent.

The Company is required to pay interest semi-annually and principal upon maturity on the remaining 12% Senior Notes outstanding, in accordance with the original terms of such notes.

See Note 21 for events occurring subsequent to year-end.

$40.0 Million Convertible Subordinated Notes

On January 29, 1999, the Company issued $20.0 million of convertible subordinated notes due December 2008, with interest payable semi-annually at 9.5%. This issuance constituted the second tranche of a commitment by the Company to issue an aggregate of $40.0 million of convertible subordinated notes, with the first $20.0 million tranche issued in December 1998 under substantially similar terms. The convertible subordinated notes (the “$40.0 Million Convertible Subordinated Notes”) require that the Company revise the conversion price as a result of the payment of a dividend or the issuance of stock or convertible securities below market price. Additionally, the notes are non-callable but are redeemable on or following January 1, 2005, at a redemption price equal to 100% of the principal amount thereof.

During the first and second quarters of 2000, certain existing or potential events of default arose under the provisions of the note purchase agreement relating to the $40.0 Million Convertible Subordinated Notes as a result of the Company’s financial condition and a “change of control” arising from the Company’s execution of certain securities purchase agreements with respect to certain proposed restructurings. This “change of control” gave rise to the right of MDP, the holder of the notes, to require the Company to repurchase the notes at a price of 105% of the aggregate principal amount of such notes within 45 days after the provision of written notice by such holders to the Company. In addition, the Company’s defaults under the provisions of the note purchase agreement gave rise to the right of the holders of such notes to require the Company to pay an applicable default rate of interest of 20.0%. In addition to the default rate of interest, as a result of the events of default, the Company is obligated, under the original terms of the $40.0 Million Convertible Subordinated Notes, to pay the holders of the notes contingent interest sufficient to permit the holders to receive a 15.0% rate of return (increased by 0.5%, as further discussed below), excluding the effect of the default rate of interest, on the $40.0 million principal amount. The contingent interest is payable upon each of December 31, 2003 and upon repayment of the notes, unless the holders of the notes elect to convert the notes into the Company’s common stock under the terms of the note purchase agreement or unless the price of the Company’s common stock meets or exceeds a “target price” as defined in the note purchase agreement. Such contingent interest was retroactive to the date of issuance of the notes. The contingent interest accrual as of December 31, 2002 and 2001 amounted to $12.6 million and $8.7 million, respectively.

In order to address the events of default discussed above, on June 30, 2000, the Company and MDP executed a waiver and amendment to the provisions of the note purchase agreement governing the notes. This waiver and amendment provided for a waiver of all existing events of default under the provisions of the note purchase agreement. In addition, the waiver and amendment to the note purchase agreement amended the economic terms of the notes to increase the applicable interest rate of the notes by 0.5% per annum from 9.5% to 10.0%, and adjusted the conversion price of the notes to a price equal to 125% of the average high and low sales price of the Company’s common stock on the New York Stock Exchange (the “NYSE”) for a period of 20 trading days immediately following the earlier of (i) October 31, 2000 or (ii) the closing date of the Operating Company Merger. The waiver and amendment also increased the contingent interest rate to 15.5% retroactive to the date of issuance of the notes. In addition, the waiver and amendment to the note purchase agreement provided for the replacement of financial ratios applicable to the Company.

In connection with the waiver and amendment to the note purchase agreement, the Company issued additional convertible subordinated notes containing substantially similar terms in the aggregate principal amount of $1.1 million, which amount represented all interest owed at the default rate of interest through June 30, 2000. These additional notes were convertible, at an adjusted conversion price of $11.90, into an additional 0.1 million shares of the Company’s common stock. On January 14, 2002, MDP converted the $1.1 million convertible subordinated notes into approximately 0.1 million shares of common stock.

See Note 21 for events occurring subsequent to year-end.

$30.0 Million Convertible Subordinated Notes

The Company’s $30.0 million convertible subordinated notes due February 2005 (the “$30.0 Million Convertible Subordinated Notes”), which were issued to PMI Mezzanine Fund, L.P. (“PMI”) on December 31, 1998, require that the Company revise the conversion price as a result of the payment of a dividend or the issuance of stock or convertible securities below market price.

Certain existing or potential events of default arose under the provisions of the note purchase agreement relating to the Company’s $30.0 Million Convertible Subordinated Notes as a result of the Company’s financial condition and as a result of the Restructuring. However, on June 30, 2000, the Company and PMI executed a waiver and amendment to the provisions of the note purchase agreement governing the notes. This waiver and amendment provided for a waiver of all existing events of default under the revisions of the note purchase agreement. In addition, the waiver and amendment to the note purchase agreement amended the economic terms of the notes to increase the applicable interest rate of the notes by 0.5% per annum, from 7.5% to 8.0%, and adjusted the conversion price of the notes to a price equal to 125% of the average closing price of the Company’s common stock on the NYSE for a period of 30 trading days immediately following the earlier of (i) October 31, 2000 or (ii) the closing date of the Operating Company Merger. In addition, the waiver and amendment to the note purchase agreement provided for the replacement of financial ratios applicable to the Company.

The conversion price for the notes has been established at $10.68, subject to adjustment in the future upon the occurrence of certain events, including the payment of dividends and the issuance of stock at below market prices by the Company. Under the terms of the waiver and amendment, the distribution of the Company’s Series B Preferred stock during the fourth quarter of 2000 did not cause an adjustment to the conversion price of the notes. However, the distribution of shares of the Company’s common stock in connection with the settlement of all outstanding stockholder litigation against the Company did cause an adjustment to the conversion price of the notes. As a result of the stockholder litigation adjustment, the Company currently estimates that the $30.0 Million Convertible Subordinated Notes will be convertible into approximately 3.4 million shares of the Company’s common stock once all of the shares under the stockholder litigation settlement have been issued.

At any time after February 28, 2004, the Company may require the holder of the notes to convert all or a portion of the principal amount of the indebtedness into shares of common stock if, at such time, the current market price of the common stock has equaled or exceeded 150% of the conversion price for 45 consecutive trading days.

The provisions of the note purchase agreement governing the $30.0 Million Convertible Subordinated Notes contain cross-default provisions as further discussed below.

See Note 21 for events occurring subsequent to year-end.

Other Debt Transactions

At December 31, 2002 and 2001, the Company had $17.3 million and $5.5 million, respectively, in outstanding letters of credit. The letters of credit were issued to secure the Company’s workers’ compensation and general liability insurance policies, performance bonds and utility deposits. Approximately $17.0 million of the letters of credit outstanding at December 31, 2002 are provided by a sub-facility under the New Senior Bank Credit Facility with a maximum capacity of up to $35.0 million, thereby reducing the available capacity under the Revolving Loan to $58.0 million.

Debt Maturities

Debt maturities for the next five years and thereafter were as follows as of December 31, 2002 (in thousands):

2003	$23,054
2004	26,068
2005	56,834
2006	21,841
2007	377,138
Thereafter	451,024

$955,959

Cross-Default Provisions

The provisions of the Company’s debt agreements relating to the New Senior Bank Credit Facility, the $40.0 Million Convertible Subordinated Notes, the $30.0 Million Convertible Subordinated Notes, the 9.875% Senior Notes, and the 12% Senior Notes contain certain cross-default provisions. Any events of default under the New Senior Bank Credit Facility which give rise to the ability of the lenders under the New Senior Bank Credit Facility to exercise their acceleration rights result in an event of default under the Company’s $40.0 Million Convertible Subordinated Notes. Any events of default under the New Senior Bank Credit Facility that results in the lenders’ actual acceleration of amounts outstanding thereunder also result in an event of default under the Company’s $30.0 Million Convertible Subordinated Notes and the 9.875% Senior Notes. Additionally, any events of default under the $40.0 Million Convertible Subordinated Notes, the $30.0 Million Convertible Subordinated Notes, the 9.875% Senior Notes, and the 12% Senior Notes which give rise to the ability of the holders of such indebtedness to exercise their acceleration rights also result in an event of default under the New Senior Bank Credit Facility.

If the Company were to be in default under the New Senior Bank Credit Facility, and if the lenders under the New Senior Bank Credit Facility elected to exercise their rights to accelerate the Company’s obligations under the New Senior Bank Credit Facility, such events could result in the acceleration of all or a portion of the Company’s $40.0 Million Convertible Subordinated Notes, the $30.0 Million Convertible Subordinated Notes, and the 9.875% Senior Notes, which would have a material adverse effect on the Company’s liquidity and financial position. Additionally, under the Company’s $40.0 Million Convertible Subordinated Notes, even if the lenders under the New Senior Bank Credit Facility did not exercise their acceleration rights, the holders of the $40.0 Million Convertible Subordinated Notes could require the Company to repurchase such notes upon an event of default under the New Senior Bank Credit Facility permitting acceleration. The Company does not have sufficient working capital to satisfy its debt obligations in the event of an acceleration of all or a substantial portion of the Company’s outstanding indebtedness.

13.	INCOME TAXES

The income tax benefit is comprised of the following components (in thousands):

	For the Years Ended December 31,

	2002	2001

Current provision (benefit)
Federal	$(64,365)	$—
State	435	173

	(63,930)	173

Deferred provision (benefit)
Federal	580	(3,169)
State	66	(362)

	646	(3,531)

Income tax benefit	$(63,284)	$(3,358)

Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2002 and 2001, are as follows (in thousands):

	2002	2001

Current deferred tax assets:
Asset reserves and liabilities not yet deductible for tax	$19,612	$17,333
Less valuation allowance	(19,612)	(17,333)

Net total current deferred tax assets	$—	$—

	2002	2001

Noncurrent deferred tax assets:
Asset reserves and liabilities not yet deductible for tax	$5,651	$10,394
Tax over book basis of certain assets	41,219	21,799
Net operating loss carryforwards	50,036	82,369
Other	24,869	18,632

Total noncurrent deferred tax assets	121,775	133,194
Less valuation allowance	(85,881)	(133,194)

Net noncurrent deferred tax assets	35,894	—

Noncurrent deferred tax liabilities:
Book over tax basis of certain assets	34,452	4,975
Basis difference in sale of investment	—	49,839
Other	1,442	1,697

Total noncurrent deferred tax liabilities	35,894	56,511

Net noncurrent deferred tax liabilities	$—	$56,511

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Realization of the future tax benefits related to deferred tax assets is dependent on many factors, including the Company’s ability to generate taxable income within the net operating loss carryforward period. Management has considered these factors in assessing the valuation allowance for financial reporting purposes. In accordance with SFAS 109, the Company has provided a valuation allowance to substantially reserve its deferred tax assets. The valuation allowance is recognized based on the weight of available evidence indicating that it is more likely than not that the deferred tax assets will not be realized. This evidence primarily consists of, but is not limited to, recurring operating losses for federal tax purposes. At December 31, 2002, the Company had net operating loss carryforwards to offset future taxable income of approximately $101.5 million for federal income tax purposes and $362.4 million for state income tax purposes. The carryforward period begins expiring in 2009.

A reconciliation of the income tax benefit at the statutory income tax rate and the effective tax rate as a percentage of income (loss) from continuing operations before income taxes and cumulative effect of accounting change for the years ended December 31, 2002 and 2001 is as follows:

	2002	2001

Statutory federal rate	35.0%	35.0%
State taxes, net of federal tax benefit	4.0	4.0
Change in tax status	—	—
Permanent differences (primarily related to stockholder litigation and sale of a subsidiary in 2001)	1.8	(103.9)
Change in valuation allowance	(1,000.8)	38.4
Other items, net	3.6	1.3

	(956.4)%	(25.2)%

On March 9, 2002, the “Job Creation and Worker Assistance Act of 2002” was signed into law. Among other changes, the law extended the net operating loss carryback period to five years from two years for net operating losses arising in tax years ending in 2001 and 2002, and allows use of net operating loss carrybacks and carryforwards to offset 100% of the alternative minimum taxable income. The Company experienced tax losses during 2002 primarily resulting from a cumulative effect of accounting change in depreciable lives for tax purposes, and the Company experienced tax losses during 2001 resulting primarily from the sale of assets at prices below the tax basis of such assets. Under terms of the new law, the Company utilized its net operating losses to offset taxable income generated in 1997 and 1996. As a result of this tax law change in 2002, the Company received an income tax refund of approximately $32.2 million relating to the 2001 tax year, and was an income tax refund of approximately $32.1 million relating to the 2002 tax year at December 31, 2002. See Note 21 for events occurring subsequent to year-end.

The cumulative effect of accounting change in tax depreciation resulted in the establishment of a significant deferred tax liability for the tax effect of the book over tax basis of certain assets. The creation of such a deferred tax liability, and the significant improvement in tax position of the Company since the original valuation allowance was established, resulted in the reduction of the valuation allowance, generating an income tax benefit of approximately $30.3 million during the fourth quarter of 2002, as the Company determined that substantially all of these deferred tax liabilities will be utilized to offset the reversal of deferred tax assets during the net operating loss carryforward periods. The receipt in April 2002 of an additional refund of approximately $32.2 million relating to the 2001 tax year also reduced the valuation allowance and was reflected as an income tax benefit during the first quarter of 2002.

The Company continues to evaluate additional tax strategies to maximize the opportunities created by the new law, which could result in an additional income tax refund and income tax benefits, although no assurance can be provided that any such tax strategies will come to fruition.

14.	DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

SFAS 133, as amended, establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS 133, as amended, requires that changes in a derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met. The Company adopted SFAS 133, as amended, effective January 1, 2001. At December 31, 2002, the Company’s derivative instruments included an interest rate cap agreement. In the future the Company’s derivative instruments will also include a written option embedded in an 8.0%, $2.9 million subordinated promissory note due in 2009, to be issued in conjunction with the issuance of shares of common stock to plaintiffs arising from the state court portion of the stockholder litigation settlement completed during 2001. Also as described below, this promissory note, and therefore the embedded written option, may be extinguished if the average closing price of the Company’s common stock meets or exceeds $16.30 per share for fifteen consecutive trading days following the note’s issuance and prior to its maturity in 2009. See Note 21 for events occurring subsequent to year-end.

In accordance with the terms of the Old Senior Bank Credit Facility, the Company entered into an interest rate swap agreement in order to hedge the variable interest rate associated with portions of the debt. The swap agreement fixed LIBOR at 6.51% (prior to the applicable spread) on outstanding balances of at least $325.0 million through its expiration on December 31, 2002. The difference between the floating rate and the swap rate was recognized in interest expense. The Company reported a transition adjustment of $5.0 million for the reduction in the fair value of the interest rate swap agreement from its inception through the adoption of SFAS 133 on January 1, 2001, reflected in other comprehensive income (loss) effective January 1, 2001.

The Company did not meet the hedge accounting criteria for the interest rate swap agreement under SFAS 133, as amended, and thus reflected in earnings the change in the estimated fair value of the interest rate swap agreement each reporting period. In accordance with SFAS 133, as amended, the Company recorded a non-cash gain of $2.2 million for the change in fair value of the interest rate swap agreement for the year ended December 31, 2002, which is net of $2.5 million for amortization of the transition adjustment. The Company was no longer required to maintain the existing interest rate swap agreement due to the early extinguishment of the Old Senior Bank Credit Facility. During May 2002, the Company terminated the swap agreement prior to its expiration at a price of approximately $8.8 million. In accordance with SFAS 133, the Company continued to amortize the unamortized portion of the transition adjustment as a non-cash expense through December 31, 2002, at which time the transition adjustment became fully amortized.

The New Senior Bank Credit Facility required the Company to hedge at least $192.0 million of the term loan portions of the facility within 60 days following the closing of the loan. In May 2002, the Company entered into an interest rate cap agreement to fulfill this requirement, capping LIBOR at 5.0% (prior to the applicable spread) on outstanding balances of $200.0 million through the expiration of the cap agreement on May 20, 2004. The Company paid a premium of $1.0 million to enter into the interest rate cap agreement. The Company expects to amortize this premium as the estimated fair values assigned to each of the hedged interest payments expire throughout the term of the cap agreement, amounting to $0.4 million in 2003, and $0.6 million in 2004. The Company has met the hedge accounting criteria under SFAS 133 and related interpretations in accounting for the interest rate cap agreement. As a result, the estimated fair value of the interest rate cap agreement of $36,000 as of December 31, 2002 was included in other assets in the consolidated balance sheet, and the change in the fair value of the interest rate cap agreement of $964,000 during the year ended December 31, 2002 was reported through other comprehensive income in the statement of stockholders’ equity. There can be no assurance that the interest rate cap agreement will be effective in mitigating the Company’s exposure to interest rate risk in the future, or that the Company will be able to continue to meet the hedge accounting criteria under SFAS 133.

On December 31, 2001, approximately 2.8 million shares of the Company’s common stock were issued, along with a $26.1 million subordinated promissory note, in conjunction with the final settlement of the federal court portion of the stockholder litigation settlement. Under the terms of the promissory note, the note and accrued interest became extinguished in January 2002 once the average closing price of the common stock exceeded a “termination price” equal to $16.30 per share for fifteen consecutive trading days following the issuance of such note. The terms of the note, which allowed the principal balance to fluctuate dependent on the trading price of the Company’s common stock, created a derivative instrument that was valued and accounted for under the provisions of SFAS 133. As a result of the extinguishment of the note in January 2002, management estimated the fair value of this derivative to approximate the face amount of the note, resulting in an asset being recorded in the fourth quarter of 2001. The derivative asset offsets the face amount of the note in the consolidated balance sheet as of December 31, 2001. Since the estimated fair value of the derivative asset was equal to the face amount of the note as of December 31, 2001, the extinguishment had no financial statement impact in 2002.

The change in fair value of derivative instruments during 2001 consisted of the increase in the estimated fair value of the written option embedded in the $26.1 million subordinated promissory note, net of a decrease in the estimated fair value of the interest rate swap agreement during the year.

While the state court portion of the stockholder litigation settlement has also been settled, the payment of the settlement proceeds to the state court plaintiffs was not completed as of December 31, 2002; however, the settlement payment is expected to result in the issuance of approximately 0.3 million additional shares of the Company’s common stock and a $2.9 million subordinated promissory note, which may also be extinguished if the average closing price of the Company’s common stock meets or exceeds $16.30 per share for fifteen consecutive trading days following the note’s issuance and prior to its maturity in 2009. Additionally, to the extent the Company’s common stock price does not meet the termination price, the note will be reduced by the amount that the shares of common stock issued to the plaintiffs appreciate in value in excess of $4.90 per share, based on the average trading price of the stock following the date of the note’s issuance and prior to the maturity of the note. If the remaining promissory note is issued under the current terms, in accordance with SFAS 133, as amended, the Company will reflect in earnings the change in the estimated fair value of the written option embedded in the promissory note from quarter to quarter. Since the Company has reflected the maximum obligation of the contingency associated with the state court portion of the stockholder litigation in the accompanying consolidated balance sheet as of December 31, 2002, the issuance of the note is currently expected to have a favorable impact on the Company’s consolidated financial position and results of operations initially; thereafter, the financial statement impact will fluctuate based on changes in the Company’s stock price. However, the impact cannot be determined until the promissory note is issued and an estimated fair value of the derivative included in the promissory note is determined. See Note 21 for events occurring subsequent to year-end.

15.	DISCONTINUED OPERATIONS

The results of operations, net of taxes, and the assets and liabilities of three correctional facilities and three juvenile facilities, one of which was operated by an independent third party operator, each as further described below, have been reflected in the accompanying consolidated financial statements as discontinued operations in accordance with SFAS 144 for the years ended December 31, 2002 and 2001.

In late 2001 and early 2002, the Company was provided notice from the Commonwealth of Puerto Rico of its intention to terminate the management contracts at the Ponce Young Adult Correctional Facility and the Ponce Adult Correctional Facility, upon the expiration of the management contracts in February 2002. Attempts to negotiate continued operation of these facilities were unsuccessful. As a result, the transition period to transfer operation of the facilities to the Commonwealth of Puerto Rico ended May 4, 2002, at which time operation of the facilities was transferred to the Commonwealth of Puerto Rico. The Company recorded a non-cash charge of approximately $1.8 million during the second quarter of 2002 for the write-off of the carrying value of assets associated with the terminated management contracts.

During the fourth quarter of 2001, the Company obtained an extension of its management contract with the Commonwealth of Puerto Rico for the operation of the Guayama Correctional Center located in Guayama, Puerto Rico, through December 2006. However, on May 7, 2002, the Company received notice from the Commonwealth of Puerto Rico terminating the Company’s contract to manage this facility. As a result of the termination of the management contract for the Guayama Correctional Center, which occurred on August 6, 2002, in the third quarter of 2002 the operating results of this facility, net of taxes, were reported as discontinued operations.

On June 28, 2002, the Company sold its interest in a juvenile facility located in Dallas, Texas for approximately $4.3 million. The facility was leased to a third party pursuant to a lease expiring in 2008. Net proceeds from the sale were used for working capital purposes.

During the fourth quarter of 2002, the Company was notified by the State of Florida of its intention to not renew the Company’s contract to manage the Okeechobee Juvenile Offender Correctional Center located in Okeechobee, Florida, upon the expiration of a short-term extension to the existing management contract, which expired in December 2002. Upon expiration of the short-term extension, which occurred March 1, 2003, the operation of the facility was transferred to the State of Florida.

On March 18, 2003, the Company was notified by the Department of Corrections of the Commonwealth of Virginia of its intention to not renew the Company’s contract to manage the Lawrenceville Correctional Center located in Lawrenceville, Virginia, upon the expiration of the contract. The Company terminated its operation of the facility on March 22, 2003 in connection with the expiration of the contract.

The following table summarizes the results of operations for these facilities for the years ended December 31, 2002 and 2001 (amounts in thousands):

	For the Years Ended
	December 31,

	2002	2001

REVENUE:
Managed-only	$45,265	$68,183
Rental	360	713

	45,625	68,896

EXPENSES:
Managed-only	40,025	54,580
Depreciation and amortization	3,095	1,406

	43,120	55,986

OPERATING INCOME	2,505	12,910

OTHER INCOME (EXPENSE):
Interest income	575	602
Loss on disposal of assets	(21)	—

	554	602

INCOME BEFORE INCOME TAXES	3,059	13,512
Income tax expense	(600)	(4,494)

INCOME FROM DISCONTINUED OPERATIONS, NET OF TAXES	$2,459	$9,018

The assets and liabilities of the discontinued operations presented in the accompanying consolidated balance sheets are as follows (amounts in thousands):

	December 31,

	2002	2001

ASSETS
Accounts receivable	$17,447	$19,603
Prepaid expenses and other current assets	136	420

Total current assets	17,583	20,023
Property and equipment, net	484	7,764

Total assets	$18,067	$27,787

LIABILITIES
Accounts payable and accrued expenses	$1,461	$3,128
Income tax payable	920	4,365

Total current liabilities	$2,381	$7,493

16.	EARNINGS (LOSS) PER SHARE

In accordance with Statement of Financial Accounting Standards No. 128, “Earnings Per Share” (“SFAS 128”), basic earnings per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the year. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. For the Company, diluted earnings per share is computed by dividing net income (loss), as adjusted, by the weighted average number of common shares after considering the additional dilution related to convertible subordinated notes, shares to be issued under the settlement terms of the Company’s stockholder litigation, restricted common stock plans, and stock options and warrants.

A reconciliation of the numerator and denominator of the basic earnings (loss) per share computation to the numerator and denominator of the diluted earnings (loss) per share computation is as follows (in thousands, except per share data):

	For the Years Ended December 31,

	2002	2001

NUMERATOR
Basic:
Income (loss) from continuing operations before cumulative effect of accounting change and after preferred stock distributions	$48,942	$(3,348)
Income from discontinued operations, net of taxes	2,459	9,018
Cumulative effect of accounting change	(80,276)	—

Net income (loss) available to common stockholders	$(28,875)	$5,670

Diluted:
Income (loss) from continuing operations before cumulative effect of accounting change and after preferred stock distributions	$48,942	$(3,348)
Interest expense applicable to convertible notes	2,400	—

Diluted income (loss) from continuing operations before cumulative effect of accounting change and after preferred stock distributions	51,342	(3,348)
Income from discontinued operations, net of taxes	2,459	9,018
Cumulative effect of accounting change	(80,276)	—

Diluted net income (loss) available to common stockholders	$(26,475)	$5,670

DENOMINATOR
Basic:
Weighted average common shares outstanding	27,669	24,380

Diluted:
Weighted average common shares outstanding	27,669	24,380
Effect of dilutive securities:
Stock options and warrants	621	—
Stockholder litigation	310	—
Convertible notes	3,370	—
Restricted stock-based compensation	238	—

Weighted average shares and assumed conversions	32,208	24,380

	For the Years Ended December 31,

	2002	2001

BASIC EARNINGS (LOSS) PER SHARE:
Income (loss) from continuing operations before cumulative effect of accounting change and after preferred stock distributions	$1.77	$(0.14)
Income from discontinued operations, net of taxes	0.09	0.37
Cumulative effect of accounting change	(2.90)	—

Net income (loss) available to common stockholders	$(1.04)	$0.23

DILUTED EARNINGS (LOSS) PER SHARE:
Income (loss) from continuing operations before cumulative effect of accounting change and after preferred stock distributions	$1.59	$(0.14)
Income from discontinued operations, net of taxes	0.08	0.37
Cumulative effect of accounting change	(2.49)	—

Net income (loss) available to common stockholders	$(0.82)	$0.23

For the year ended December 31, 2002, the Company’s $40.0 Million Convertible Subordinated Notes were convertible into 3.4 million shares of common stock, using the if-converted method. These incremental shares were excluded from the computation of diluted earnings per share for the year ended December 31, 2002, as the effect of their inclusion was anti-dilutive.

For the year ended December 31, 2001, the Company’s convertible subordinated notes were convertible into 6.8 million shares of common stock, using the if-converted method. The Company’s restricted stock, stock options, and warrants were convertible into 0.6 million shares for the year ended December 31, 2001, using the treasury stock method. These incremental shares were excluded from the computation of diluted earnings per share for the year ended December 31, 2001, as the effect of their inclusion was anti-dilutive.

For the year ended December 31, 2001, 3.4 million shares of common stock were contingently issuable under terms of the settlement agreement of all formerly existing stockholder litigation against the Company and certain of its existing and former directors and executive officers completed during the first quarter of 2001. These contingently issuable shares were excluded from the computation of diluted earnings per share for the year ended December 31, 2001, as the effect of their inclusion was anti-dilutive. All of these shares, with the exception of approximately 0.3 million shares, were issued during 2001.

17.	STOCKHOLDERS’ EQUITY

Common Stock

As a result of a one-for-ten reverse stock split effective May 18, 2001, every ten shares of the Company’s common stock issued and outstanding immediately prior to the reverse stock split has been reclassified and changed into one fully paid and nonassessable share of the Company’s common stock. The Company paid its registered common stockholders cash in lieu of issuing fractional shares in the reverse stock split at a post reverse-split rate of $8.60 per share, totaling approximately $15,000. The number of common shares and per share amounts have been retroactively restated in the accompanying financial statements and these notes to the financial statements to reflect the reduction in common shares and corresponding increase in the per share amounts resulting from the reverse stock split. In conjunction with the reverse stock split, during the second quarter of 2001, the Company amended its charter to reduce the number of shares of common stock which the Company was authorized to issue to 80.0 million shares (on a post-reverse stock split basis) from 400.0 million shares (on a pre-reverse stock split basis). As of December 31, 2002, the Company had 28.0 million shares of common stock issued and outstanding. See Note 21 for events occurring subsequent to year-end.

Series A Preferred Stock

The Company has authorized 20.0 million shares of $0.01 par value preferred stock, of which 4.3 million shares are designated as Series A Preferred stock. The Company issued 4.3 million shares of its Series A Preferred stock on January 1, 1999 in connection with the 1999 Merger. The shares of the Company’s Series A Preferred stock are redeemable at any time by the Company on or after January 30, 2003 at $25.00 per share, plus dividends accrued and unpaid to the redemption date. Shares of the Company’s Series A Preferred stock have no stated maturity, sinking fund provision or mandatory redemption and are not convertible into any other securities of the Company. Dividends on shares of the Company’s Series A Preferred stock are cumulative from the date of original issue of such shares and are payable quarterly in arrears on the fifteenth day of January, April, July and October of each year, to shareholders of record on the last day of March, June, September and December of each year, respectively, at a fixed annual rate of 8.0%.

In connection with the June 2000 Waiver and Amendment, the Company was prohibited from declaring or paying any dividends with respect to the Series A Preferred stock until such time as the Company had raised at least $100.0 million in equity. As a result, the Company had not declared or paid any dividends on its shares of Series A Preferred stock since the first quarter of 2000. Dividends continued to accrue under the terms of the Company’s charter until the Company received a consent and waiver from its lenders under the Old Senior Bank Credit Facility in September 2001, which allowed the Company’s board of directors to declare a one-time quarterly dividend on the issued and outstanding Series A Preferred stock, which was paid on October 15, 2001.

In connection with the December 2001 Amendment and Restatement of the Old Senior Bank Credit Facility, certain financial and non-financial covenants were amended, including the removal of prior restrictions on the Company’s ability to pay cash dividends on shares of its issued and outstanding Series A Preferred stock. Under the terms of the December 2001 Amendment and Restatement, the Company was permitted to pay quarterly dividends on the shares of its issued and outstanding Series A Preferred stock, including all dividends in arrears. See Note 11 for further information on distributions on the Company’s shares of Series A Preferred stock.

See Note 21 for events occurring subsequent to year-end.

Series B Preferred Stock

In order to satisfy the REIT distribution requirements with respect to its 1999 taxable year, during 2000 the Company authorized an additional 30.0 million shares of $0.01 par value preferred stock, designated 12.0 million shares of such preferred stock as Series B Preferred stock and subsequently issued approximately 7.5 million shares to holders of the Company’s common stock as a stock dividend.

The shares of Series B Preferred stock issued by the Company provide for cumulative dividends payable at a rate of 12% per year of the stock’s stated value of $24.46. The dividends are payable quarterly in arrears, in additional shares of Series B Preferred stock through the third quarter of 2003, and in cash thereafter, provided that all accrued and unpaid cash dividends have been made on the Company’s Series A Preferred stock. The shares of the Series B Preferred stock are callable by the Company, at a price per share equal to the stated value of $24.46, plus any accrued dividends, at any time after six months following the later of (i) three years following the date of issuance or (ii) the 91st day following the redemption of the Company’s 12% Senior Notes. The shares of Series B Preferred stock were convertible into shares of the Company’s common stock during two conversion periods: (i) from October 2, 2000 to October 13, 2000; and (ii) from December 7, 2000 to December 20, 2000, at a conversion price based on the average closing price of the Company’s common stock on the NYSE during the ten trading days prior to the first day of the applicable conversion period, provided, however, that the conversion price used to determine the number of shares of the Company’s common stock issuable upon conversion of the Series B Preferred stock could not be less than $10.00. The number of shares of the Company’s common stock that were issued upon the conversion of each share of Series B Preferred stock was calculated by dividing the stated price ($24.46), plus accrued and unpaid dividends as of the date of conversion of each share of Series B Preferred stock, by the conversion price established for the conversion period.

Approximately 1.3 million shares of Series B Preferred stock issued by the Company on September 22, 2000 were converted during the first conversion period in October 2000, resulting in the issuance of approximately 2.2 million shares of the Company’s common stock. The conversion price for the initial conversion period was established at $14.80.

Approximately 2.9 million shares of Series B Preferred stock issued by the Company on November 13, 2000 were converted during the second conversion period in December 2000, resulting in the issuance of approximately 7.3 million shares of the Company’s common stock. The conversion price for the second conversion period was established at $10.00. The shares of Series B Preferred stock currently outstanding, as well as any additional shares issued as dividends, are not and will not be convertible into shares of the Company’s common stock.

During 2002 and 2001, the Company issued 484,000 and 452,000 shares of Series B Preferred stock, respectively, in satisfaction of the regular quarterly distributions. Additionally, as of December 31, 2002, the Company has accrued approximately $3.2 million of distributions on Series B Preferred stock. See Note 11 for further information on distributions on the Company’s shares of Series B Preferred stock.

During 2001, the Company issued 0.2 million shares of Series B Preferred stock under two Series B Preferred stock restricted stock plans (the “Series B Restricted Stock Plans”), which were valued at $2.0 million on the date of the award. The restricted shares of Series B Preferred stock were granted to certain of the Company’s key employees and wardens. Under the terms of the Series B Restricted Stock Plans, the shares in the key employee plan vest in equal intervals over a three-year period expiring in May 2004, while the shares in the warden plan vest all at one time in May 2004. During the years ended December 31, 2002 and 2001, the Company expensed $0.5 million and $0.4 million, net of forfeitures, respectively, relating to the Series B Restricted Stock Plans.

See Note 21 for events occurring subsequent to year-end.

Stock Warrants

In connection with the Operating Company Merger, the Company issued warrants for approximately 213,000 shares of the Company’s common stock as partial consideration to acquire the voting common stock of Operating Company. The warrants issued allow the holder to purchase approximately 142,000 shares of the Company’s common stock at an exercise price of $0.01 per share and approximately 71,000 shares of the Company’s common stock at an exercise price of $14.10 per share. These warrants expire September 29, 2005. Also in connection with the Operating Company Merger, the Company assumed the obligation to issue warrants for up to approximately 75,000 shares of its common stock, at a price of $33.30 per share, through the expiration date of such warrants on December 31, 2008. See Note 21 for events occurring subsequent to year-end.

Treasury Stock

Treasury stock was recorded in 1999 related to the cashless exercise of stock options. The treasury stock was retired during the second quarter of 2002.

Stock Option Plans

The Company has equity incentive plans under which, among other things, incentive and non-qualified stock options are granted to certain employees and non-employee directors of the Company by the compensation committee of the Company’s board of directors. The options are generally granted with exercise prices equal to the market value at the date of grant. Vesting periods for options granted to employees generally range from one to four years. Options granted to non-employee directors vest at the date of grant. The term of such options is ten years from the date of grant.

In connection with the 1999 Merger, all options outstanding at December 31, 1998 to purchase Old CCA common stock and all options outstanding at January 1, 1999 to purchase Old Prison Realty common stock, were converted into options to purchase shares of the Company’s common stock, after giving effect to the exchange ratio and carryover of the vesting and other relevant terms. Options granted under Old CCA’s stock option plans are exercisable after the later of two years from the date of employment or one year after the date of grant until ten years after the date of grant. Options granted under Old Prison Realty’s stock option plans were granted with terms similar to the terms of the Company’s plans.

Stock option transactions relating to the Company’s incentive and nonqualified stock option plans are summarized below (in thousands, except exercise prices):

		Weighted average
	Number of	exercise price per
	options	option

Outstanding at December 31, 2000	979	$54.54
Granted	1,613	$8.84
Cancelled	(160)	$37.05

Outstanding at December 31, 2001	2,432	$25.30
Granted	926	$17.04
Cancelled	(207)	$58.86
Exercised	(49)	$8.77

Outstanding at December 31, 2002	3,102	$20.86

The weighted average fair value of options granted during 2002 and 2001 was $8.10 and $7.05 per option, respectively, based on the estimated fair value using the Black-Scholes option-pricing model.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	2002	2001

Expected dividend yield	0.0%	0.0%
Expected stock price volatility	45.8%	89.4%
Risk-free interest rate	4.0%	4.8%
Expected life of options	6 years	7 years

Stock options outstanding at December 31, 2002, are summarized below:

	Options
	outstanding at	Weighted average	Options exercisable	Weighted average
	December 31,	remaining	exercisable at	exercise price of
	2002	contractual life in	December 31,	options
Exercise Price	(in thousands)	years	2002	exercisable

$8.75 – 9.96	1,655	8.22	727	$9.08
$11.20 – 19.91	1,080	8.91	212	$17.98
$23.00 – 79.41	171	6.68	45	$59.66
$83.07 – 117.78	81	4.31	81	$100.63
$121.76 – 159.31	115	4.49	115	$145.85

	3,102	8.13	1,180	$32.26

At the Company’s 2000 annual meeting of stockholders held in December 2000, the Company obtained the approval of an amendment to the Company’s 1997 Employee Share Incentive Plan to increase the number of shares of common stock available for issuance thereunder from 130,000 to 1.5 million and the adoption of the Company’s 2000 Equity Incentive Plan, pursuant to which the Company reserved 2.5 million shares of the Company’s common stock for issuance thereunder. See Note 21 for events occurring subsequent to year-end.

The Company has adopted the disclosure-only provisions of SFAS 123 and accounts for stock-based compensation using the intrinsic value method as prescribed in APB 25. As a result, no compensation cost has been recognized for the Company’s stock option plans under the criteria established by SFAS 123. The pro forma effects on net income and earnings per share as if compensation cost for the stock option plans had been determined based on the fair value of the options at the grant date for 2002 and 2001, consistent with the provisions of SFAS 123, are disclosed in Note 3.

18.	COMMITMENTS AND CONTINGENCIES

Litigation

During the second quarter of 2002, the Company completed the settlement of certain claims made against it as the successor to U.S. Corrections Corporation (“USCC”), a privately-held owner and operator of correctional and detention facilities which was acquired by a predecessor of the Company in April 1998, by participants in USCC’s Employee Stock Ownership Plan (“ESOP”). As a result of the settlement, the Company made a cash payment of $575,000 to the plaintiffs in the action. As described below, the Company is currently in litigation with USCC’s insurer seeking to recover all or a portion of this settlement amount. The USCC ESOP litigation, entitled Horn v. McQueen, continued to proceed, however, against two other defendants, Milton Thompson and Robert McQueen, both of whom were stockholders and executive officers of USCC and trustees of the ESOP prior to the Company’s acquisition of USCC. In the Horn litigation, the ESOP participants allege numerous violations of the Employee Retirement Income Security Act, including breaches of fiduciary duties to the ESOP by causing the ESOP to overpay for employer securities. The plaintiffs in the action are seeking damages in excess of $30.0 million plus prejudgment interest and attorneys’ fees, although expert testimony in the litigation has indicated actual damages of significantly less than that. On July 29, 2002, the United States District Court for the Western District of Kentucky found that McQueen and Thompson had breached their fiduciary duties to the ESOP, but made no determination as to the amount of any damages. It is not known when the Court will make a finding with respect to damages.

In or about the second quarter of 2001, Northfield Insurance Co. (“Northfield”), the issuer of the liability insurance policy to USCC and its directors and officers, filed suit against McQueen, Thompson and the Company seeking a declaration that it did not owe coverage under the policy for any liabilities arising from the Horn litigation. Among other things, Northfield claimed that it did not receive timely notice of the litigation under the terms of the policy. McQueen and Thompson subsequently filed a cross-claim in the Northfield litigation against the Company, claiming that, as the result of the Company’s failure to timely notify the insurance carrier of the Horn case on their behalf, they were entitled to indemnification or contribution from the Company for any loss incurred by them as a result of the Horn litigation if there were no insurance available to cover the loss, if any. On September 30, 2002, the Court in the Northfield litigation found that Northfield was not obligated to cover McQueen and Thompson or the Company. Though it did not resolve the cross-claim, the Court did note that there was no basis for excusing McQueen and Thompson from their obligation to provide timely notice to the carrier because of the Company’s alleged failure to provide timely notice to the carrier. Upon the entry of a final order by the Court, the Company intends to appeal the Court’s decision that Northfield is not obligated to provide coverage, and the Company intends to continue to defend its position that coverage is required.

The Company cannot currently predict whether or not it will be successful in recovering all or a portion of the amount it has paid in settlement of the Horn litigation. With respect to the cross-claim of McQueen and Thompson, the Company believes that such cross-claim is without merit and that the Company will be able to defend itself successfully against such claim and/or any additional claims of such nature that may be brought in the future. No assurance can be given, however, that McQueen and Thompson will not prevail in any such claims.

In addition to the above legal matters, the nature of the Company’s business results in claims and litigation alleging that the Company is liable for damages arising from the conduct of its employees or others. In the opinion of management, other than the outstanding litigation discussed above, there are no pending legal proceedings that would have a material effect on the consolidated financial position, results of operations or cash flows of the Company.

Insurance Contingencies

Each of the Company’s management contracts and the statutes of certain states require the maintenance of insurance. The Company maintains various insurance policies including employee health, workers’ compensation, automobile liability and general liability insurance. These policies are fixed premium policies with various deductible amounts that are self-funded by the Company. Reserves are provided for estimated incurred claims within the deductible amounts.

Income Tax Contingencies

In connection with the merger with Old CCA, on December 31, 1998, the Company assumed the tax obligations of Old CCA. The Internal Revenue Service (“IRS”) has completed field audits of Old CCA’s federal tax returns for the taxable years ended December 31, 1998 and 1997, and has also completed auditing the Company’s federal tax return for the taxable year ended December 31, 2000. In addition, the IRS is currently auditing the Company’s federal tax return for the taxable year ended December 31, 2001.

The IRS agent’s report related to 1998 and 1997 included a determination by the IRS to increase taxable income by approximately $120.0 million. The Company appealed the IRS’s findings with the Appeals Office of the IRS. On October 24, 2002 the Company entered into a definitive settlement agreement with the IRS in connection with the IRS’s audit of Old CCA’s 1997 federal income tax return. Under the terms of the settlement, in consideration for the IRS’s final determinations with respect to the 1997 tax year, in December 2002 the Company paid approximately $52.2 million in cash to satisfy federal and state taxes and interest.

Pursuant to the terms of the settlement, the audit adjustments agreed to for the 1997 tax year did not trigger any additional distribution requirements by the Company in order to preserve the Company’s status as a REIT for federal income tax purposes for 1999. The adjustments will, however, serve to increase the Company’s accumulated earnings and profits in 2002 and therefore will affect the taxability of dividends paid by the Company on its Series A and Series B Preferred stock in 2002 and later years.

The Company is continuing to appeal the IRS’s findings with respect to the IRS’s audit of Old CCA’s 1998 federal income tax return. The Company does not currently expect, however, that the resolution of the 1998 audit will have a material adverse effect on the Company’s liquidity or results of operations.

In connection with the IRS’s audit of the Company’s 2000 federal income tax return, the IRS has proposed the disallowance of a loss the Company claimed as the result of its forgiveness in September 2000 of certain indebtedness of Operating Company. This finding is currently being protested with the Appeals Office of the IRS. In the event that, after the Company seeks all available remedies, the IRS prevails, the Company would be required to pay the IRS in excess of $56.0 million in cash plus penalties and interest. This adjustment would also substantially eliminate the Company’s net operating loss carryforward. The Company believes that it has meritorious defenses of its positions. The Company has not established a reserve for this matter. However, no assurance can be given that the IRS will not make such an assessment and prevail in any such claim against the Company.

Because the audit of the Company’s federal tax return for the taxable year ended December 31, 2001 has only recently commenced, it is too early to predict the outcome of such audit.

Guarantees

Hardeman County Correctional Facilities Corporation (“HCCFC”) is a nonprofit, mutual benefit corporation organized under the Tennessee Nonprofit Corporation Act on November 17, 1995 to purchase, construct, improve, equip, finance, own and manage a detention facility located in Hardeman County, Tennessee. HCCFC was created as an instrumentality of Hardeman County to implement the County’s incarceration agreement with the State of Tennessee to house certain inmates.

During 1997, HCCFC issued $72.7 million of revenue bonds, which were primarily used for the construction of a 2,016-bed medium security correctional facility. In addition, HCCFC entered into a construction and management agreement with the Company in order to assure the timely and coordinated acquisition, construction, development, marketing and operation of the correctional facility.

HCCFC leases the correctional facility to Hardeman County in exchange for all revenue from the operation of the facility. HCCFC has, in turn, entered into a management agreement with the Company for the correctional facility.

In connection with the issuance of the revenue bonds, the Company is obligated, under a debt service deficit agreement, to pay the trustee of the bond’s trust indenture (the “Trustee”) amounts necessary to pay any debt service deficits consisting of principal and interest requirements (outstanding principal balance of $62.0 million at December 31, 2002 plus future interest payments). In the event the State of Tennessee, which is currently utilizing the facility to house certain inmates, exercises its option to purchase the correctional facility, the Company is also obligated to pay the difference between principal and interest owed on the bonds on the date set for the redemption of the bonds and amounts paid by the State of Tennessee for the facility plus all other funds on deposit with the Trustee and available for redemption of the bonds. Ownership of the facility reverts to the State of Tennessee in 2017 at no cost. Therefore, the Company does not currently believe the State of Tennessee will exercise its option to purchase the facility. At December 31, 2002, the outstanding principal balance of the bonds exceeded the purchase price option by $13.1 million. The Company also maintains a restricted cash account of approximately $7.1 million as collateral against a guarantee it has provided for a forward purchase agreement related to the bond issuance.

Retirement Plan

On December 28, 1998, Operating Company adopted a 401(k) plan (the “Plan”). In connection with the Operating Company Merger, the Company assumed all benefits and obligations of the Plan. All employees of the Company are eligible to participate upon reaching age 18 and completing one year of qualified service. Prior to January 1, 2002, employees could elect to defer from 1% to 15% of their compensation. The provisions of the Plan provide for discretionary employer basic and matching contributions to those participants credited with at least one thousand hours of employment in a plan year, and who are employed by the Company on the last day of the plan year. During the period from the Operating Company Merger, and through December 31, 2001, the Company provided a discretionary basic contribution to each eligible employee equal to 2% of the employee’s compensation for the first year of eligibility, and 1% of the employee’s compensation for each following year of eligibility. In addition, the Company provided a discretionary matching contribution equal to 100% of the employee’s contributions up to 4% of the employee’s compensation. The Company’s contributions and investment earnings or losses thereon became 40% vested after four years of service and 100% vested after five years of service.

Effective January 1, 2002, the maximum compensation deferral was increased to 20% of the employee’s compensation, and for the year ended December 31, 2002, the Company provided a discretionary matching contribution equal to 100% of the employee’s contributions up to 5% of the employee’s compensation. Further, effective January 1, 2002, the Company amended the vesting schedule so that employer contributions and investment earnings or losses thereon become vested 20% after two years of service, 40% after three years of service, 80% after four years of service, and 100% after five or more years of service.

During the years ended December 31, 2002 and 2001, the Company’s discretionary contributions to the Plan, net of forfeitures, were $4.3 million and $5.7 million, respectively.

Deferred Compensation Plans

During 2002, the compensation committee of the board of directors approved the Company’s adoption of two non-qualified deferred compensation plans (the “Deferred Compensation Plans”) for non-employee directors and for certain senior executives that elect not to participate in the Company’s 401(k) plan. The Deferred Compensation Plans are unfunded plans maintained for the purpose of providing the Company’s directors and certain of its senior executives the opportunity to defer a portion of their compensation. Under the terms of the Deferred Compensation Plans, certain senior executives may elect to contribute on a pre-tax basis up to 50% of their base salary and up to 100% of their cash bonus, and non-employee directors may elect to contribute on a pre-tax basis up to 100% of their director retainer and meeting fees. The Company matches 100% of employee contributions up to 5% of total cash compensation. The Company also contributes a fixed rate of return on balances in the Deferred Compensation Plans, determined at the beginning of each plan year. Matching contributions and investment earnings thereon vest over a three-year period from the date of each contribution. Distributions are generally payable no earlier than five years subsequent to the date an individual becomes a participant in the Plan, or upon termination of employment (or the date a director ceases to serve as a director of the Company), at the election of the participant, but not later than the fifteenth day of the month following the month the individual attains age 65.

During 2002, the Company provided a fixed return of 8.6% to participants in the Deferred Compensation Plan. The Company has purchased life insurance policies on the lives of certain employees of the Company, which are intended to fund distributions from the Deferred Compensation Plans. The Company is the sole beneficiary of such policies. At the inception of the Deferred Compensation Plans, the Company established an irrevocable Rabbi Trust to secure the plans’ obligations. However, assets in the Deferred Compensation Plans are subject to creditor claims in the event of bankruptcy. During 2002, the Company recorded $45,000 of matching contributions as general and administrative expense associated with the Deferred Compensation Plans. As of December 31, 2002, the Company’s liability related to the Deferred Compensation Plans was approximately $0.2 million, which was reflected in accounts payable, accrued expenses and other liabilities in the accompanying balance sheet.

Employment and Severance Agreements

The Company currently has employment agreements with several of its executive officers which provide for the payment of certain severance amounts upon an event of termination or change of control, as further defined in the agreements.

19.	SEGMENT REPORTING

As of December 31, 2002, the Company owned and managed 37 correctional and detention facilities, and managed 23 correctional and detention facilities it does not own. During the second quarter of 2001, management began viewing the Company’s operating results in two reportable segments: owned and managed correctional and detention facilities and managed-only correctional and detention facilities. The accounting policies of the reportable segments are the same as those described in Note 3. Owned and managed facilities include the operating results of those facilities owned and managed by the Company. Managed-only facilities include the operating results of those facilities owned by a third party and managed by the Company. The Company measures the operating performance of each facility within the above two reportable segments, without differentiation, based on facility contribution. The Company defines facility contribution as a facility’s operating income or loss from operations before interest, taxes, depreciation and amortization. Since each of the Company’s facilities within the two reportable segments exhibit similar economic characteristics, provide similar services to governmental agencies, and operate under a similar set of operating procedures and regulatory guidelines, the facilities within the identified segments have been aggregated and reported as one reportable segment.

The revenue and facility contribution for the reportable segments and a reconciliation to the Company’s operating income (loss) is as follows for the years ended December 31, 2002 and 2001 (dollars in thousands):

	For the Years Ended December 31,

	2002	2001

Revenue:
Owned and managed	$639,104	$619,652
Managed-only	278,917	269,766

Total management revenue	918,021	889,418

Operating expenses:
Owned and managed	479,336	464,392
Managed-only	225,021	217,886

Total operating expenses	704,357	682,278

Facility contribution:
Owned and managed	159,768	155,260
Managed-only	53,896	51,880

Total facility contribution	213,664	207,140

Other revenue (expense):
Rental and other revenue	19,730	22,475
Other operating expense	(16,995)	(16,661)
General and administrative expense	(36,907)	(34,568)
Depreciation and amortization	(51,292)	(52,729)

Operating income	$128,200	$125,657

	December 31,

	2002	2001

Assets:
Owned and managed	$1,558,491	$1,678,733
Managed-only	84,743	88,279
Corporate and other	212,770	176,481
Discontinued operations	18,067	27,787

Total assets	$1,874,071	$1,971,280

20.	SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

Selected quarterly financial information for each of the quarters in the years ended December 31, 2002 and 2001 is as follows (in thousands, except per share data):

	March 31,	June 30,	September 30,	December 31,
	2002	2002	2002	2002

Revenue	$224,427	$231,857	$239,442	$242,025
Operating income	$29,746	$32,388	$34,696	$31,370
Expenses associated with debt refinancings	$—	$(36,670)	$—	$—
Income (loss) from continuing operations	$37,065	$(26,366)	$16,503	$42,699
Income (loss) from discontinued operations, net of taxes	$1,959	$176	$(238)	$562
Cumulative effect of accounting change	$(80,276)	$—	$—	$—
Net income (loss) available to common stockholders	$(46,329)	$(31,395)	$10,973	$37,876
Basic earnings (loss) per share:
Income (loss) from continuing operations	$1.16	$(1.15)	$0.41	$1.35
Income (loss) from discontinued operations, net of taxes	0.07	0.01	(0.01)	0.02
Cumulative effect of accounting change	(2.91)	—	—	—

Net income (loss) available to common stockholders	$(1.68)	$(1.14)	$0.40	$1.37

Diluted earnings (loss) per share:
Income (loss) from continuing operations	$0.96	$(1.15)	$0.37	$1.12
Income (loss) from discontinued operations, net of taxes	0.06	0.01	(0.01)	0.02
Cumulative effect of accounting change	(2.25)	—	—	—

Diluted net income (loss) available to common stockholders	$(1.23)	$(1.14)	$0.36	$1.14

	March 31,	June 30,	September 30,	December 31,
	2001	2001	2001	2001

Revenue	$223,609	$228,494	$230,579	$229,213
Operating income	$31,263	$31,904	$32,110	$30,380
Income (loss) from continuing operations	$(8,721)	$(1,125)	$(2,986)	$29,508
Income from discontinued operations, net of taxes	$3,414	$1,639	$2,422	$1,543
Net income (loss) available to common stockholders	$(10,128)	$(4,466)	$(5,678)	$25,942
Basic earnings (loss) per share:
Income (loss) from continuing operations	$(0.57)	$(0.25)	$(0.33)	$0.99
Income from discontinued operations, net of taxes	0.14	0.07	0.10	0.06

Net income (loss) available to common stockholders	$(0.43)	$(0.18)	$(0.23)	$1.05

Diluted earnings (loss) per share:
Income (loss) from continuing operations	$(0.57)	$(0.25)	$(0.33)	$0.76
Income from discontinued operations, net of taxes	0.14	0.07	0.10	0.04

Diluted net income (loss) available to common stockholders	$(0.43)	$(0.18)	$(0.23)	$0.80

21.	SUBSEQUENT EVENTS

Adoption of SFAS 145

On January 1, 2003, the Company adopted SFAS 145. The provisions of SFAS 145 related to the rescission of SFAS 4 require the Company to reclassify prior period items that no longer meet the criteria for extraordinary classification into continuing operations. During the second quarter of 2002, the Company incurred approximately $36.7 million associated with the refinancing of the Company’s senior debt in May 2002 and, in compliance with SFAS 145, has reported that expense as a component of continuing operations for the year ended December 31, 2002.

New Management Contract

In June 2003, the Company secured a management contract with the State of Alabama to house up to 1,440 medium-security inmates at the Company’s Tallahatchie County Correctional Facility,

located in Tutwiler, Mississippi. The facility began receiving inmates in July 2003. The contract is intended to be short-term in nature while Alabama prepares a longer term Request for Proposal for this inmate population. Given the expected short-term nature of the contract, the Company does not expect the contract to have a material impact on its financial statements. Prior to receiving inmates from the State of Alabama, the Tallahatchie County Correctional Facility was substantially idle.

Puerto Rican Accounts Receivable

At December 31, 2002, accounts receivable included approximately $13.8 million due from the Commonwealth of Puerto Rico, classified as current assets of discontinued operations in the accompanying consolidated balance sheet due to the termination of the Company’s contracts to manage three facilities in the Commonwealth of Puerto Rico during the second and third quarters of 2002. Substantially all of the amounts due were collected during 2003.

Recapitalization

On April 2, 2003, the Company initiated a series of transactions as described below intended to enhance the Company’s capital structure and to provide it with additional financing flexibility.

Common Stock Offering. On May 7, 2003, the Company completed the sale and issuance of 6.4 million shares of common stock at a price of $19.50 per share, resulting in net proceeds to the Company of approximately $117.3 million after the estimated payment of costs associated with the issuance. A selling stockholder of the Company also sold 1.2 million shares of common stock in the same offering. In addition, the underwriters exercised an over-allotment option to purchase an additional 1.14 million shares from the selling stockholder. The Company did not receive any proceeds from the sale of shares from the selling stockholder.

The sales were completed pursuant to a prospectus supplement to a universal shelf registration that was filed with the SEC and declared effective April 30, 2003 to register $700.0 million of debt securities, guarantees of debt securities, preferred stock, common stock and warrants that the Company may issue from time to time.

Note Offering. Concurrently with the common stock offering, the Company also completed the sale and issuance of $250.0 million aggregate principal amount of senior notes under a separate prospectus supplement to the universal shelf registration. The new senior notes pay interest semi-annually at the rate of 7.5% per annum and are scheduled to mature on May 1, 2011. The new senior notes are senior unsecured obligations of the Company and are guaranteed by the Company’s domestic subsidiaries.

As described below, proceeds from the common stock and note offerings were used to purchase shares of common stock issued upon the conversion of the Company’s $40.0 million 10% convertible subordinated notes (and to pay accrued interest on the notes to the date of purchase), to purchase shares of the Company’s Series B Preferred stock that were tendered in the tender offer described below, to redeem shares of the Company’s Series A Preferred stock and to pay-down a portion of the New Senior Bank Credit facility.

Purchase of Shares of Common Stock Issuable Upon Conversion of the MDP Notes. Pursuant to the terms of an agreement by and among the Company and MDP, immediately following the completion of the common stock and notes offering MDP converted the $40.0 Million Convertible Subordinated Notes into 3,362,899 shares of the Company’s common stock and sold such shares to the Company. The aggregate purchase price of the MDP shares, inclusive of accrued interest of

$15.5 million, was approximately $81.1 million. The shares purchased from MDP have been cancelled and under the terms of the Company’s charter and Maryland law now constitute authorized but unissued shares of the Company’s common stock.

Tender Offer for Series B Preferred Stock. On April 2, 2003, the Company announced an offer to purchase up to 90% of its 4.7 million shares of outstanding Series B Preferred stock at an offer price (inclusive of all accrued and unpaid dividends) of $26.00 per share. Promptly following the expiration of the offer to purchase on May 13, 2003, the Company purchased approximately 3.7 million shares of Series B Preferred stock for approximately $97.4 million. The payment of the difference between the tender price ($26.00) and the liquidation preference ($24.46) for the shares tendered will be reported as a preferred stock distribution in the second quarter of 2003.

Redemption of Series A Preferred Stock. Immediately following consummation of the common stock and notes offerings, the Company gave notice to the holders of its outstanding Series A Preferred stock that it would redeem 4.0 million shares of the 4.3 million shares of Series A Preferred stock outstanding at a redemption price equal to $25.00 per share, plus accrued and unpaid dividends to the redemption date. The redemption was completed in June 2003.

Payments on and Amendments to New Senior Bank Credit Facility. The Company used the estimated remaining net proceeds of the common stock and notes offerings after application as described above, combined with $25.3 million of cash on hand, to pay-down $100.0 million outstanding under the term loan portions of the New Senior Bank Credit Facility. Further, during May 2003, the Company used cash received from a federal income tax refund to pay-down an additional $32.0 million outstanding under the term loan portions of the New Senior Bank Credit Facility. In connection with the common stock offering and the notes offering, the requisite lenders under the New Senior Bank Credit Facility consented to the issuance of the new senior notes and the use of all proceeds from the common stock and note offerings to purchase the shares of common stock issuable upon conversion of the $40.0 Million Convertible Subordinated Notes by MDP, redeem the Series A Preferred stock and purchase shares of Series B Preferred stock pursuant to the offer to purchase.

In connection with the consent, the Company also obtained modification to certain provisions of the New Senior Bank Credit Facility to generally provide the Company with additional borrowing capacity and operational flexibility, including, but not limited to, (i) providing for a future increase in the revolving credit portion of the facility from $75.0 million to up to $110.0 million at our request (subject to the receipt of lender commitments at the time of the increase), (ii) increasing the Company’s ability to incur certain indebtedness, (iii) increasing the Company’s permitted annual capital expenditures, and (iv) increasing the Company’s ability to assume indebtedness in connection with, and otherwise complete, acquisitions.

The Company expects to report a charge to other expenses in the statement of operations during the second quarter of 2003 of approximately $2.6 million in connection with the tender offer for the Series B Preferred stock, the redemption of the Series A Preferred stock, and the write-off of existing deferred loan costs associated with the repayment of the term loan portions of the New Senior Bank Credit Facility made with proceeds from the common stock and note offerings.

12% Senior Notes

Pursuant to an offer to purchase the remaining balance of the 12% Senior Notes dated June 13, 2003, holders of approximately $7.7 million of the notes tendered their notes to the Company at a price of 120% of principal, resulting in a charge of approximately $1.5 million during the second quarter of 2003. Upon expiration of the offer to purchase on July 11, 2003, approximately $3.1 million of the 12% Senior Notes remained outstanding. The Company is currently exploring additional potential transactions to either repay or defease the remaining notes outstanding, which could result in additional charges.

State Portion of Stockholder Litigation Settlement

During the first quarter of 2001, the Company obtained final court approval of the settlements of outstanding consolidated federal and state class action and derivative stockholder lawsuits brought against the Company and certain of its former directors and executive officers. During 2001 the Company paid the settlement proceeds to the federal court plaintiffs and to plaintiffs’ counsel in the actions.

On May 16, 2003, approximately 0.3 million shares of the Company’s common stock were issued, along with a $2.9 million subordinated promissory note, in connection with the final settlement of the state court portion of the stockholder litigation settlement. Under the terms of the promissory note, the note and accrued interest were extinguished in June 2003 once the average closing price of the Company’s common stock exceeded a “termination price” equal to $16.30 per share for fifteen consecutive trading days following the note’s issuance. The extinguishment of the note in June 2003, will result in a $2.9 million non-cash gain during the second quarter of 2003.

$30 Million Convertible Subordinated Notes

Prior to the closing of the Company’s notes and common stock offerings, the Company’s $30.0 Million Convertible Subordinated Notes accrued interest at 8% per year and were scheduled to mature February 28, 2005, subject to extension of such maturity until February 28, 2006 or February 28, 2007 by the holder. Subsequent to year-end, the Company and the holder amended the terms of the notes, reducing the interest rate to 4% per year and extending the maturity date to February 28, 2007, effective contemporaneously with the closing of the Company’s common stock and notes offerings. The amendment also extended the date on which the Company could generally require the holder to convert all or a portion of the notes to February 28, 2005 from February 28, 2004. As a result of these modifications, the Company expects to report a charge of approximately $0.1 million during the second quarter of 2003 for the write-off of existing deferred loan costs associated with the notes.

Recent Accounting Pronouncements

On May 15, 2003, the FASB issued Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS 150”). This Statement establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. Instruments that are indexed to and potentially settled in an issuer’s own shares that are not within the scope of SFAS 150 remain subject to existing guidance. SFAS 150 is effective for all freestanding financial instruments of public companies entered into or modified after May 31, 2003. Otherwise SFAS 150 will become effective at the beginning of the first interim period beginning after June 15, 2003. Adoption of SFAS 150 is not expected to have a material impact on the Company’s financial statements.

Annual Meeting of Stockholders

At the Company’s 2002 annual meeting of stockholders held in May 2003, the Company’s stockholders approved an increase of 1.5 million shares in the number of shares of common stock available for issuance under the 2000 Equity Incentive Plan. In addition, the stockholders approved the adoption of the Company’s Non-Employee Directors’ Compensation Plan, authorizing the Company to issue up to 75,000 shares of common stock pursuant to the plan. These changes were made in order to provide the Company with adequate means to retain and attract quality directors, officers and key employees through the granting of equity incentives.

Stock Warrants

In connection with the Operating Company Merger, the Company issued warrants for approximately 213,000 shares of the Company’s common stock as partial consideration to acquire the voting common stock of Operating Company. The warrants issued allow the holder to purchase approximately 142,000 shares of the Company’s common stock at an exercise price of $0.01 per share and approximately 71,000 shares of the Company’s common stock at an exercise price of $14.10 per share. These warrants expire September 29, 2005. On May 27, 2003, the holder of the warrants exercised approximately 142,000 of these warrants at an exercise price of $0.01 per share.

ITEM 7(c). Exhibits.

The following exhibit is filed as part of this Current Report:

Exhibit Number	Description of Exhibit

23.1	Consent of Ernst & Young LLP.

SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the undersigned registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 24, 2003	CORRECTIONS CORPORTION OF AMERICA

	By: Its:	/s/ Irving E. Lingo, Jr. Executive Vice President, Chief Financial Officer,
Assistant Secretary and Principal Accounting
Officer